UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use By the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PSS World Medical, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: PSS World Medical, Inc. common stock, par value $0.01 per share

(2)

Aggregate number of securities to which transaction applies:

54,629,902 shares of common stock, which consists of (i) 50,319,583 shares of common stock issued and outstanding as of November 12, 2012 (including shares of restricted stock), (ii) 351,476 shares of common stock underlying options outstanding as of November 12, 2012, (iii) 609,767 shares of common stock underlying stock units outstanding as of November 12, 2012, and (iv) 3,349,076 shares of common stock subject to issuance upon conversion of the Company’s 3.125% Convertible Senior Notes due 2014.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$29.00 per share*

(4) Proposed maximum aggregate value of transaction: $1,577,211,976

(5) Total fee paid: $215,131.71

*       The filing fee was calculated as the sum of: (a) the product of 50,319,583 shares of outstanding common stock and the merger consideration of $29.00 per share, plus (b) $3,137,622, the amount expected to be paid to holders of outstanding stock options with an exercise price of less than the merger consideration of $29.00 per share, plus (c) $17,683,243, the amount expected to be paid to holders of outstanding stock units, plus (d) the product of 3,349,076 shares of common stock subject to issuance upon conversion of the Company’s 3.125% Convertible Senior Notes due 2014 and the merger consideration of $29.00 per share. The payment of the filing fee, calculated in accordance with Fee Rate Advisory #1 for Fiscal Year 2013, equals $136.40 per million of the aggregate merger consideration calculated pursuant to the preceding sentence.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Preliminary Copies

PSS WORLD MEDICAL, INC.

4345 Southpoint Blvd.

Jacksonville, Florida 32216

[            ], 2012

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of PSS World Medical, Inc., which we refer to as the Company, to be held on [            ], 2013, at 10:00 a.m., Eastern time, at the Enterprise Park Building located at 4190 Belfort Road, Jacksonville, Florida 32216, next to the Company’s corporate headquarters.

At the special meeting, you will be asked to consider and vote upon the approval of the Agreement and Plan of Merger, dated October 24, 2012, which we refer to as the merger agreement, by and among McKesson Corporation, which we refer to as Parent, Palm Merger Sub, Inc., which we refer to as Merger Sub, and the Company. Assuming that our shareholders approve the merger agreement and the merger is completed, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent. Upon completion of the merger, you will be entitled to receive $29.00 in cash, without interest and less any applicable withholding tax, for each share of Company common stock that you own. This price represents a premium of approximately 34.3% to the closing price of our common stock on October 24, 2012, the last trading day prior to the public announcement of the execution of the merger agreement.

Our Board of Directors has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interest of the Company and our shareholders. The Board of Directors unanimously recommends that you vote your shares “FOR” the approval of the merger agreement and “FOR” the approval of the two related proposals described in the accompanying Proxy Statement. In arriving at its recommendation, the Board of Directors carefully considered a number of factors described in the accompanying Proxy Statement.

The merger agreement and the merger are described in the accompanying Proxy Statement. A copy of the merger agreement is attached as Appendix A to the accompanying Proxy Statement. We urge you to read carefully the accompanying Proxy Statement, including the appendices. You may also obtain additional information about the Company from documents we file with the Securities and Exchange Commission.

Your vote is important. The completion of the merger requires the affirmative vote of a majority of all votes entitled to be cast on the merger agreement by holders of the Company’s common stock as of the record date. Accordingly, it is important that your shares be represented at the special meeting, regardless of the number of shares you hold. Even if you plan to attend the special meeting, we urge you to vote via the Internet, by telephone, or by returning the enclosed proxy card in the enclosed postage-paid envelope as soon as possible. Submitting your proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Georgeson Inc., toll-free at (888) 658-3624.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely yours,

Gary A. Corless	Delores P. Kesler
President and Chief Executive Officer	Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROXY STATEMENT IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT [        ], 2012.

PSS WORLD MEDICAL, INC.

4345 Southpoint Blvd.

Jacksonville, Florida 32216

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [            ], 2013

A special meeting of shareholders of PSS World Medical, Inc., a Florida corporation (the “Company”) will be held on [            ], 2013, at 10:00 a.m., Eastern time, at the Enterprise Park Building located at 4190 Belfort Road, Jacksonville, Florida 32216, next to the Company’s corporate headquarters, for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of October 24, 2012 (the “merger agreement”), by and among McKesson Corporation, Palm Merger Sub, Inc., and the Company. Pursuant to the merger agreement and in accordance with the applicable provisions of the Florida Business Corporation Act (the “FBCA”), upon completion of the merger, Palm Merger Sub, Inc. will merge with and into the Company and the holders of Company common stock will be entitled to receive $29.00 in cash, without interest and less any applicable withholding tax, per share of Company common stock held by them at the effective time of the merger;

2.	To consider and vote on a non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the merger; and

3.	To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in support of Proposal 1 if there are insufficient votes at the time of the meeting to approve the merger agreement.

Appraisal rights are not available to the Company’s shareholders in connection with the merger agreement, the merger or the other matters to be voted on at the special meeting.

The Board of Directors has fixed the close of business on November 21, 2012 as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

Please refer to the accompanying Proxy Statement with respect to the business to be transacted at the meeting. Our Board of Directors has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interest of the Company and our shareholders. The Board of Directors unanimously recommends that you vote your shares “FOR” the approval of the merger agreement and “FOR” the approval of the two related proposals described in the accompanying Proxy Statement.

Regardless of the number of shares you own, your vote is very important. The merger cannot be completed unless at least a majority of all votes entitled to be cast on the merger agreement by holders of our common stock as of the record date approve the merger agreement in accordance with the FBCA. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE YOUR SHARES AS SOON AS POSSIBLE USING ONE OF THE FOLLOWING METHODS: (I) VOTE BY TELEPHONE OR VIA THE INTERNET USING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD, OR (II) VOTE BY COMPLETING, SIGNING, AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Submitting your proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

By order of the Board of Directors,

Joshua H. DeRienzis

Vice President, General Counsel and Corporate Secretary

Jacksonville, Florida

[            ], 2012

Please do not send your Company stock certificates to us at this time. If the merger is completed, we will send you instructions regarding the surrender of your certificates.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING	69

MARKET PRICE AND DIVIDEND INFORMATION	70

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	71

SHAREHOLDER PROPOSALS	73

WHERE YOU CAN FIND MORE INFORMATION	73

PSS WORLD MEDICAL, INC.

4345 SOUTHPOINT BLVD.

JACKSONVILLE, FLORIDA 32216

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [            ], 2013

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of PSS World Medical, Inc. for a special meeting of shareholders to be held on [            ], 2013 and for any adjournment or postponement thereof. This Proxy Statement provides information that you should read before you vote on the proposals that will be presented to you at the special meeting. The special meeting will be held on [            ], 2013 at 10:00 a.m., Eastern Time, at the Enterprise Park Building located at 4190 Belfort Road, Jacksonville, Florida 32216, next to the Company’s corporate headquarters.

In this Proxy Statement, we refer to PSS World Medical, Inc. as “PSS,” the “Company,” “we” or “us.” We refer to McKesson Corporation as “Parent” or “McKesson” and Palm Merger Sub, Inc. as “Merger Sub.” We refer to the Agreement and Plan of Merger, dated October 24, 2012, by and among Parent, Merger Sub and the Company as the “merger agreement.” We refer to the merger of Merger Sub with and into the Company (with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent), in accordance with the applicable provisions of Florida law and the merger agreement, as the “merger.”

This Proxy Statement and a proxy card are first being mailed on or about [            ], 2012 to all shareholders of PSS common stock as of the close of business on November 21, 2012.

SUMMARY

This summary presents selected information from this Proxy Statement relating to the merger agreement and the merger and may not contain all of the information that is important to you. To understand the merger and the transactions contemplated by the merger agreement fully, you should carefully read this entire document as well as the additional documents to which it refers, including the merger agreement. The merger agreement is attached as Appendix A to this Proxy Statement. For instructions on obtaining more information without charge, see “Where You Can Find More Information” on page 73.

Parties to the Merger (Page 18)

•

PSS World Medical, Inc. markets and distributes medical products and services to front-line caregivers throughout the United States. With approximately 4,000 team members, PSS is a leader in the businesses it serves with innovative approaches to customer service and operational excellence. Its stated purpose is to strengthen the clinical success and financial health of caregivers by solving their biggest problems. The Company is focused in four industry segments—Physician, Laboratory, Dispensing, and Home Care & Hospice—with products and solutions that deliver high quality, cost effective, and convenient patient care.

•

McKesson Corporation, currently ranked 14th on the FORTUNE 500, is a healthcare services and information technology company dedicated to making the business of healthcare run better. McKesson partners with payers, hospitals, physician offices, pharmacies, pharmaceutical companies and others across the spectrum of care to build healthier organizations that deliver better care to patients in every setting. McKesson helps its customers improve their financial, operational, and clinical performance with solutions that include pharmaceutical and medical-surgical supply management, healthcare information technology, and business and clinical services.

•

Palm Merger Sub, Inc., a corporation organized under the laws of the State of Florida, was formed by Parent solely for the purposes of entering into the merger agreement and effecting the merger. Upon completion of the merger, Merger Sub will cease to exist.

The Special Meeting (Page 15)

•

Date, Time and Place. The special meeting of Company shareholders will be held on [            ], 2013, at 10:00 a.m., Eastern time, at the Enterprise Park Building located at 4190 Belfort Road, Jacksonville, Florida 32216, next to the Company’s corporate headquarters.

•

Matters to be Considered. At the special meeting, you will be asked to approve the merger agreement and the plan of merger included in the merger agreement and to approve a non-binding advisory proposal on the compensation that may become payable to the Company’s named executive officers in connection with the merger. You may also be asked to vote to adjourn the special meeting, if necessary, to solicit additional proxies in support of the proposal to approve the merger agreement.

•

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of Company common stock at the close of business on November 21, 2012, the record date for the special meeting. The presence, in person or by proxy, of the holders of at least a majority of the issued and outstanding shares of the Company’s common stock entitled to vote at the special meeting will constitute a quorum.

•

Required Vote to Approve the Merger Agreement. Approval of the merger agreement requires the affirmative vote of at least a majority of all votes entitled to be cast on the merger agreement by holders of the Company’s common stock as of the record date.

•

Voting. If you own shares of Company common stock registered directly with the Company’s transfer agent, you may vote via the Internet or by telephone using the instructions on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. Returning your proxy card will not affect your right to attend the special meeting and vote in person or your right to revoke your proxy. If your shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares.

The Merger (Page 18)

•	If the merger is completed, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

•	If the merger is completed, the following will occur:

•	your shares will be converted into the right to receive $29.00 in cash per share, which we refer to as the “merger consideration,” without interest and less any applicable withholding tax;

•	you will no longer be a shareholder of the Company and you will no longer have any interest in the Company’s future earnings or growth;

•	the Company will no longer be a public company and the Company’s common stock will no longer be traded on the NASDAQ Global Market; and

•	the Company will no longer be required to file periodic and other reports with the Securities and Exchange Commission.

Effects of the Merger on the Company’s Common Stock and Equity Awards (Page 18)

•

Common Stock. At the effective time of the merger, each share of Company common stock (including restricted stock) issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company, Parent or Merger Sub or any subsidiary of the Company) will be automatically cancelled and converted into the right to receive $29.00 in cash, without interest and less any applicable withholding tax. Shares of Company common stock held by the Company, Parent or Merger Sub will be cancelled without payment, and shares of Company common stock held by any subsidiary of the Company will remain outstanding without payment.

•

Stock Options. At the effective time of the merger, each outstanding Company stock option (whether vested or unvested) will be cancelled and converted into the right to receive an amount in cash, without interest and less any applicable withholding tax, equal to (i) the number of shares subject to such option, multiplied by (ii) the excess (if any) of $29.00 over the exercise price per share of such option. Each outstanding Company stock option with a per share exercise price equal to or greater than $29.00 will be cancelled without payment.

•

Stock Units. We will cause each outstanding Company restricted stock unit, deferred stock unit and common stock equivalent unit granted under a Company equity compensation plan to vest in full at the effective time of the merger, based on an assumed attainment of performance goals at “target” level in the case of performance-based awards. At the effective time of the merger, each such outstanding Company restricted stock unit, deferred stock unit and common stock equivalent unit will be cancelled and converted into the right to receive $29.00 in cash, without interest and less any applicable withholding tax.

Recommendation of our Board of Directors; Reasons for the Recommendation of our Board of Directors (Page 26)

•	Our Board of Directors unanimously recommends that you vote your shares:

•	“FOR” approval of the merger agreement and the plan of merger included in the merger agreement;

•	“FOR” approval of the non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the merger; and

•	“FOR” approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in support of the proposal to approve the merger agreement.

•

Our Board of Directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, in accordance with the requirements of the Florida Business Corporation Act, which we refer to as the “FBCA,” and determined that the merger is advisable, fair to and in the best interests of the Company and our shareholders. For a discussion of the factors considered by the Board of Directors in determining to recommend the approval of the merger agreement to our shareholders and in determining that the merger is advisable, fair to and in the best interests of the Company and our shareholders, see “The Merger—Reasons for Recommendation of our Board of Directors” beginning on page 26.

Opinions of the Company’s Financial Advisors (Page 29)

•

Credit Suisse Securities (USA) LLC. In connection with the merger, the Company’s financial advisor, Credit Suisse Securities (USA) LLC, which we refer to as “Credit Suisse,” delivered an opinion, dated October 24, 2012, to the Board of Directors as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of Company common stock. The full text of Credit Suisse’s written opinion, dated October 24, 2012, is attached to this Proxy Statement as Appendix B and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Credit Suisse in connection with such opinion. The description of Credit Suisse’s opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the Board of Directors (in its capacity as such) for its information in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the proposed merger, including the relative merits of the merger as compared to alternative transactions or strategies that might be available to the Company or the underlying business decision of the Company to proceed with the merger. The opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed merger or otherwise.

•

Goldman, Sachs & Co. Goldman, Sachs & Co., which we refer to as “Goldman Sachs,” delivered its opinion to our Board of Directors that, as of October 24, 2012 and based upon and subject to the factors and assumptions set forth therein, the $29.00 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated October 24, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. Goldman Sachs provided its opinion for the information and assistance of our Board of Directors of in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger or any other matter.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 42)

•

In considering the recommendation of our Board of Directors with respect to the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. Our Board of Directors was aware of these interests, and considered these interests, among other matters, in evaluating the merger agreement and the merger and in recommending that our shareholders approve the merger agreement. These interests include, among others:

•

the “cash-out” of vested and unvested options, the vesting and settlement of stock units in exchange for cash, and the removal of restrictions on restricted stock as provided under the merger agreement;

•

certain benefits that may be paid pursuant to employment agreements with those executive officers of the Company whose employment with the Company or the surviving corporation is terminated under certain circumstances;

•	the lapse, upon consummation of the merger, of all restrictive covenants contained in employment agreements with executive officers;

•	the vesting at the target level and prorated payment of performance-based annual bonuses and other annual cash incentive awards to our executive officers;

•	the vesting of deferred compensation under the Company’s deferred compensation plans; and

•	the right to continued indemnification and directors’ and officers’ liability insurance coverage by the Company after the merger.

Regulatory Approvals (Page 50)

•

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission, or the “FTC,” the merger cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice, or the “Antitrust Division,” and specified waiting period requirements have been satisfied. On November 7, 2012, each of the Company and Parent filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. The waiting period under the HSR Act is scheduled to expire at 11:59 p.m. Eastern Time on December 7, 2012.

•

Pursuant to the merger agreement, the parties have agreed to use commercially reasonable efforts to assist each other in making all filings with governmental authorities and obtaining all governmental approvals and consents necessary to consummate the merger, subject to specified exceptions and limitations.

Restrictions on Solicitations of Acquisition Proposals (Page 58)

•

Subject to specified exceptions, we have agreed not to (i) solicit, initiate, knowingly encourage, cooperate in any way with, assist or take any other action designed to result in or facilitate third party proposals relating to an acquisition of the Company or our subsidiaries, or (ii) approve, recommend, declare advisable or enter into an agreement relating to a third party acquisition proposal. Notwithstanding these restrictions, prior to shareholder approval of the merger agreement, we may, under specified circumstances, provide non-public information to a third party in response to a written unsolicited, bona fide acquisition proposal and engage in discussions and negotiations with such third party if, among other things, our Board of Directors determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under Florida law and that the acquisition proposal is, or is reasonably likely to lead to, a superior proposal.

Changes in Board Recommendation (Page 58)

•

Prior to shareholder approval of the merger agreement, our Board of Directors may change its recommendation that our shareholders approve the merger agreement or may terminate the merger agreement and abandon the merger, if (i) the Company receives an unsolicited acquisition proposal that our Board of Directors determines in good faith constitutes a superior proposal or certain other specified events occur, (ii) our Board of Directors determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under Florida law, and (iii) we notify Parent of such change of recommendation or termination and negotiate in good faith with Parent for a specified period of time to amend the merger agreement to eliminate the need for such change of recommendation or termination.

Conditions to the Merger (Page 62)

•	Completion of the merger is subject to, among other things, the following conditions:

•	approval of the merger agreement at the special meeting by at least a majority of all votes entitled to be cast on the merger agreement by holders of the Company’s common stock as of the record date;

•	the expiration or termination of the applicable waiting period under the HSR Act;

•	the absence of any order, injunction or other legal restraint or prohibition by any governmental authority or any law that, in any case, prohibits or makes illegal the consummation of the merger;

•	the accuracy of the parties’ representations and warranties, except in certain circumstances where the inaccuracy has not had and would not reasonably be expected to have a material adverse effect;

•	the parties’ material compliance with the covenants and agreements set forth in the merger agreement;

•

the absence of any pending suit, action or proceeding under antitrust law by any governmental authority that would reasonably be expected to restrain, enjoin, or otherwise prevent or make illegal the consummation of the merger or impose a substantial detriment, as that term is defined in the merger agreement; and

•

the absence of any order, injunction or other legal restraint or prohibition by any governmental authority under any antitrust law or any antitrust law that, in any case, imposes or would reasonably be expected to impose a substantial detriment, as that term is defined in the merger agreement; and

•	the absence of a material adverse effect on the Company, as that term is defined in the merger agreement.

Termination of the Merger Agreement (Page 63)

•

The Company and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by our shareholders.

•	Either the Company or Parent may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, if, subject to specified exceptions:

•	the merger has not been consummated by July 24, 2013, which date may be extended to October 24, 2013 if specified antitrust conditions have not been satisfied or waived by that date;

•

a final, non-appealable governmental order, injunction, or decree is issued or a governmental entity takes any other action that, in any case, prohibits or makes illegal the consummation of the merger; or

•	the merger agreement is not approved at the special meeting (or any adjournment or postponement thereof) by the required vote of the Company’s shareholders.

•	In addition, Parent may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, if, subject to specified exceptions:

•

the Company breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition of Parent’s or Merger Sub’s obligation to consummate the merger;

•	our Board of Directors changes its recommendation that our shareholders approve the merger agreement or we fail to include such recommendation in this Proxy Statement;

•

an acquisition proposal is publicly announced and our Board of Directors fails to publicly reaffirm its recommendation that our shareholders approve the merger agreement within ten business days after Parent requests such reaffirmation;

•	we materially breach the restrictions in the merger agreement with respect to our solicitation of other acquisition proposals;

•	we approve, publicly recommend, or enter into a definitive agreement with respect to another acquisition proposal; or

•	a final, non-appealable governmental order, injunction, or decree is issued under any antitrust law that imposes a substantial detriment, as that term is defined in the merger agreement.

•	In addition, the Company may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, if, subject to specified exceptions:

•

Parent breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition of the Company’s obligation to consummate the merger; or

•

prior to shareholder approval of the merger agreement and without breaching our obligations under the merger agreement with respect to other acquisition proposals, our Board of Directors determines to enter into a definitive agreement with respect to a superior proposal, provided that we promptly enter into such definitive agreement following the termination and pay the termination fee described below.

Termination Fees (Page 64)

•

Upon termination of the merger agreement under specified circumstances, including, among others, those involving a third party acquisition proposal or a change in our Board of Directors’ recommendation of the merger agreement, the Company will be required to pay Parent a termination fee of $50 million. Upon termination of the merger agreement in connection with the failure to satisfy specified antitrust conditions, Parent will be required to pay the Company a termination fee of $100 million.

No Appraisal Rights (Page 50)

•	Under Florida law, appraisal rights are not available to the Company’s shareholders in connection with the merger agreement, the merger or the other matters to be voted on at the special meeting.

Material U.S. Federal Income Tax Consequences (Page 48)

•

The receipt of $29.00 in cash by our shareholders for each outstanding share of Company common stock will be a taxable transaction for U.S. federal income tax purposes. Each of our shareholders generally will recognize taxable gain or loss, measured by the difference, if any, between the shareholder’s amount realized in the merger of $29.00 per share, and the tax basis of each share of Company common stock owned by such shareholder.

Market Price (Page 70)

•

The Company’s common stock is listed on the NASDAQ Global Market under the symbol “PSSI.” The closing price of the Company’s common stock on October 24, 2012, the last trading day before the public announcement of the execution of the merger agreement, was $21.60. The merger consideration of $29.00 per share represents a premium of approximately 34.3% to the closing price of our common stock on October 24, 2012. The closing price of the Company’s common stock on November [            ], 2012 was $[            ] per share. We encourage you to obtain current market prices of the Company’s common stock in connection with voting your shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the merger, and other matters to be considered by the Company’s shareholders in connection with the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the appendices to this Proxy Statement and the documents referred to in this Proxy Statement.

Q:	Why am I receiving this Proxy Statement and proxy card?

A:	You are receiving this Proxy Statement and proxy card because you owned shares of PSS World Medical, Inc. common stock on November 21, 2012, the record date for the special meeting. This Proxy Statement describes matters on which we urge you to vote at the special meeting and is intended to assist you in deciding how to vote your shares. If your shares are held by a bank or brokerage firm, you are considered the beneficial owner of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of stock. The written document describing the matters to be considered and voted on at the meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our Board of Directors has designated two of our officers, Gary A. Corless and Joshua H. DeRienzis, as proxies for the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting is scheduled to take place on [ ], 2013 at 10:00 a.m., Eastern time, at the Enterprise Park Building located at 4190 Belfort Road, Jacksonville, Florida 32216, next to the Company’s corporate headquarters.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, our shareholders will be asked to vote on the following proposals:

•	approval of the Agreement and Plan of Merger, dated as of October 24, 2012, by and among Parent, Merger Sub, and the Company;

•	approval of a non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the merger; and

•

approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in support of the proposal to approve the merger agreement if there are not sufficient votes at the special meeting to approve the merger agreement.

Shareholders will also transact any other business that may properly be brought before the special meeting.

Q:	What is the proposed merger and what will its effects be?

A:	The proposed merger is the acquisition of PSS by Parent pursuant to the merger agreement. If the merger is completed, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent. After the effective time of the merger, you will no longer own any shares of Company common stock and the Company’s common stock will no longer be traded on the NASDAQ Global Market.

Q:	If the merger is completed, what will I receive for the shares of Company common stock I hold?

A:	If the merger is completed, each share of Company common stock that you own at the effective time of the merger will be automatically cancelled and converted into the right to receive $29.00 in cash, without interest and less any applicable withholding tax.

Q:	What are the Board of Directors’ recommendations on the proposals?

A:	The Board of Directors unanimously recommends that you vote:

•	“FOR” approval of the merger agreement and the plan of merger included in the merger agreement;

•	“FOR” approval of the non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the merger; and

•	“FOR” approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in support of the proposal to approve the merger agreement.

Q:	Who is entitled to attend the special meeting?

A:	All holders of shares of Company common stock, or their duly appointed proxies, may attend the special meeting. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the special meeting and to vote in person. If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” Please note that if you hold your shares in “street name”, you will need to bring a copy of your bank or brokerage statement reflecting your stock ownership as of the record date to gain admittance to the special meeting. Shareholders also must present a form of personal photo identification to be admitted to the special meeting.

Q:	Who is entitled to vote?

A:	You are entitled to vote on the proposals to be considered at the special meeting if you owned shares of Company common stock at the close of business on November 21, 2012, the record date for the special meeting. For each share of Company common stock you owned at the close of business on the record date, you will have one vote on each proposal presented at the special meeting.

If your shares are held in “street name,” your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you. As the beneficial owner, you have the right to direct your bank or broker how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal. All of the proposals to be considered at the special meeting are non-routine matters.

Q:	How many shares must be present to hold the meeting?

A:	A quorum of shareholders must be present at the special meeting for any business to be conducted. The presence, in person or by proxy, of holders of at least a majority of the [ ] shares of the Company’s common stock issued and outstanding on the record date and entitled to vote at the special meeting will constitute a quorum. If you vote, your shares will be included in the number of shares to establish the quorum. Shares represented by signed proxy cards either marked “ABSTAIN” or returned without voting instructions, as well as broker non-votes, will be counted as present for the purpose of determining whether the quorum requirement is satisfied.

If a quorum is not present at the scheduled time of the special meeting, the holders of a majority of the shares represented, who would be entitled to vote at the meeting if a quorum were present, may adjourn the meeting until a quorum is present or represented. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be required or given.

Q:	What happens if I sell my shares before the special meeting?

A:

The record date for the special meeting, November 21, 2012, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them prior to the special meeting, you will retain your right to vote at the special meeting, but you will lose the right to receive the merger consideration for your shares.

The right to receive the merger consideration will pass to the person who owns your shares when the merger becomes effective.

Q:	How do I vote?

A:	If you are a registered shareholder, meaning that you hold your shares in certificate form or through an account with the Company’s transfer agent, you may vote:

•	over the Internet, through the website shown on your proxy card;

•	by telephone, by calling the number shown on your proxy card; or

•	by mail, by mailing your signed proxy card in the enclosed postage-paid envelope.

If your shares are held in street name, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares. Your bank or brokerage firm may also allow you to vote by telephone or the Internet.

If you are a registered shareholder and you attend the special meeting, you may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered shareholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the special meeting will need to obtain a power of attorney or proxy from their record holder to vote at the special meeting. HOWEVER, EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO VOTE VIA THE INTERNET, BY TELEPHONE, OR BY RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

Q:	What if I do not specify how my shares are to be voted?

A:	If you are a registered shareholder and you submit a signed proxy card but do not provide any voting instructions, your shares will be voted:

•	“FOR” the approval of the merger agreement and the plan of merger included in the merger agreement;

•	“FOR” the non-binding advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the merger; and

•	“FOR” the approval of the adjournment of the special meeting to solicit additional proxies in favor of the proposal to approve the merger agreement.

If you are a registered shareholder and you do not submit a proxy card or vote via the Internet or by telephone, your un-voted shares will not count toward the quorum requirement for the special meeting. If a quorum is obtained, your un-voted shares will have the same effect as a vote “AGAINST” the approval of the merger agreement but will not affect the outcome of any other proposals considered at the special meeting.

If you hold your shares in “street name” and do not instruct your bank or brokerage firm how to vote your shares, your bank, broker, or other holder of record may not vote your shares on non-routine matters and your shares will be considered broker non-votes on those proposals. All of the proposals to be considered at the special meeting are non-routine matters.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval of the merger agreement but will not affect the outcome of the other proposals considered at the special meeting.

Q:	Can I change my vote after I return my proxy card or vote by telephone or the Internet?

A:	Yes. Even after you have submitted your signed proxy card or have voted via the Internet or by telephone, you can change your vote:

•	by properly completing and signing another proxy card with a later date and returning the proxy card prior to commencement of the special meeting;

•	by voting again by telephone or the Internet until 11:59 pm, Eastern time, on [ ], 2013;

•

if you are a registered shareholder, by giving written notice of your revocation to the Company at 4345 Southpoint Blvd., Jacksonville, Florida 32216, Attention: Secretary, prior to or at the commencement of special meeting; or

•	by voting in person at the special meeting.

Your presence at the special meeting will not in itself revoke your proxy; you must obtain a ballot and vote at the special meeting to revoke your proxy. Unless properly changed or revoked, the shares represented by proxies received prior to the special meeting will be voted at the special meeting.

Please note that if you hold your shares in “street name,” the above options for changing your vote do not apply, and you must instead follow the instructions received from your bank or broker to change your vote.

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote of at least a majority of all votes entitled to be cast on the merger agreement by holders of the Company’s common stock as of the record date. The directors and executive officers of the Company, who beneficially own approximately [ ]% of the outstanding shares of Company common stock, have informed us that they intend to vote all of their shares of Company common stock “FOR” the approval of the merger agreement.

Q:	What vote is required to approve the non-binding advisory proposal on the compensation of Company’s named executive officers in connection with the merger?

A:	Approval of the non-binding advisory proposal requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal by holders of the Company’s common stock as of the record date.

Q:	What vote is required to approve the adjournment of the special meeting?

A:	Adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal by holders of the Company’s common stock as of the record date.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	The Company will bear the cost of soliciting proxies. Upon request, the Company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of Company shares. The Company’s directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, email or otherwise, but they will not receive additional compensation for their services. In addition, the Company will pay approximately $8,500 (plus per call fees and reimbursement of out-of-pocket expenses) to Georgeson Inc., the Company’s proxy solicitor.

Q:	What does it mean if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one set of voting materials. Please grant your proxy with respect to all of your shares by completing, signing, dating and returning each proxy card and voting instruction card that you receive or by granting your proxy via the Internet or by telephone.

Q:	What should I do now?

A:	After you read and consider carefully the information contained in this Proxy Statement, please vote via the Internet, by telephone, or by returning the enclosed proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at the special meeting. If your shares are held in “street name,” please follow the instructions provided by your broker or bank.

Q:	Should I send in my stock certificates now?

A:	No. If the merger agreement is approved by the required vote of the Company’s shareholders and the other conditions to the merger are satisfied, shortly after the merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates or submit your book-entry shares to the paying agent. YOU SHOULD NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY CARD.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as soon as possible. In order to complete the merger, the shareholders of the Company must approve the merger agreement and the other closing conditions under the merger agreement must be satisfied or waived. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q:	When will I receive the cash payment for my shares?

A:	Shortly after the effective time of the merger, the paying agent will send to you a letter of transmittal with instructions regarding the surrender of your shares in exchange for the merger consideration. Once you have delivered an executed copy of the letter of transmittal, together with any share certificates, to the paying agent, it will promptly pay the merger consideration owing to you, less any applicable withholding tax.

Q:	Where can I find more information about the Company?

A:	We file reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the “SEC,” under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 73.

Q:	Am I entitled to appraisal rights in connection with the merger agreement or the merger?

A:	No. Pursuant to Section 607.1302 of the FBCA, as long as the Company’s common stock continues to be listed on the NASDAQ Global Market as of the record date for the special meeting, appraisal rights are not available to the Company’s shareholders (including those who give timely written notice of intent to demand payment and do not vote any shares in favor of the merger agreement) in connection with the merger agreement, the merger or the other matters to be voted on at the special meeting.

Q:	Who can help answer my other questions?

A:	If you have further questions about the merger, you should contact our proxy solicitor at the following address and telephone number:

If you have questions or need assistance in voting your shares, please call:

199 Water Street, 26th Floor

New York, NY 10038

(888) 658-3624 (Toll Free)

Banks and Brokerage Firms please call:

(212) 440-9800

RISK FACTORS AND SPECIAL CAUTIONARY NOTICE REGARDING

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 in this Proxy Statement. Statements that are not historical facts or that describe our plans, beliefs, goals, intentions, objectives, projections, expectations, or future events are forward-looking statements. In addition, words such as “anticipates,” “expects,” “intends,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “may,” “could,” and similar expressions identify forward-looking statements. Specifically, this Proxy Statement contains, among others, forward-looking statements regarding:

•

the financial projections described under the heading “The Merger—Certain Projected Financial Information,” the assumptions underlying the financial projections, and other prospective financial information;

•	the timing or likelihood of completion of the merger;

•	our plans for future growth; and

•	the expected benefits and costs of the merger.

Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, we caution you not to place undue reliance on any of these forward-looking statements. We have no obligation and we do not intend to update, revise or correct any of the forward-looking statements made in this Proxy Statement, whether as a result of new information, future developments or otherwise, unless otherwise required by law.

Important factors that could cause actual events to differ materially from those contemplated by the forward-looking statement include, among others, the various risks set forth below related to the merger. The following is not intended to be an exhaustive list of the risks related to the merger and should be read in conjunction with the other information in this Proxy Statement. In addition, you should review the risks and uncertainties discussed in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended March 30, 2012, which is incorporated by reference into this Proxy Statement, for a description of the risk factors associated with the continued operation of the Company’s business.

Completion of the merger is subject to various conditions, and the merger may not occur even if we obtain the required vote of the Company’s shareholders.

Completion of the merger is subject to various risks, including, but not limited to:

•	the failure of holders of the Company’s common stock to approve the merger agreement by a majority of all votes entitled to be cast on the merger agreement;

•	Parent’s and Merger Sub’s right to terminate the merger agreement if a material adverse effect, as that term is defined in the merger agreement, has occurred with respect to the Company;

•	the failure to obtain the expiration or termination of the applicable waiting period under the HSR Act;

•

the enactment or enforcement of a law or issuance of an order, injunction or other legal restraint or prohibition by a governmental authority that, in any case, prohibits or makes illegal the consummation of the merger;

•

the existence of a pending suit, action or proceeding under antitrust law by any governmental authority that would reasonably be expected to restrain, enjoin, or otherwise prevent or make illegal the consummation of the merger or impose a substantial detriment, as that term is defined in the merger agreement;

•

the enactment or enforcement of an antitrust law or issuance of an order, injunction or other legal restraint or prohibition by a governmental authority under antitrust law that, in any case, imposes or would reasonably be expected to impose a substantial detriment, as that term is defined in the merger agreement; and

•	the failure of any other conditions in the merger agreement.

See “The Merger and the Merger Agreement—Conditions to the Consummation of the Merger” beginning on page 62. As a result of these risks, we can provide no assurance that the merger will be completed even if we obtain the required shareholder approval. If our shareholders do not approve the merger agreement by the required vote or if the merger is not completed for any other reason, we expect that our current management, under the direction of our Board of Directors, will continue to manage the Company.

Failure to complete the merger could negatively impact the market price of Company common stock.

If the merger is not completed for any reason, we will be subject to a number of material risks, including the following:

•	the market price of Company common stock will likely decline to the extent that the current market price of the stock reflects a market assumption that the merger will be completed;

•

we must pay certain costs related to the merger even if the merger is not completed, such as legal fees and certain investment banking fees, and, in specified circumstances, termination fees and expense reimbursements; and

•

the diversion of management’s attention from the day-to-day business of the Company and the unavoidable disruption to our employees and our relationships with customers and suppliers during the period before completion of the merger may make it difficult for us to regain our financial and market position if the merger does not occur.

If the merger agreement is terminated and our Board of Directors seeks another merger or business combination, we cannot offer any assurance that we will be able to find an acquirer willing to pay an equivalent or better price than the price to be paid under the merger agreement.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for a special meeting of the holders of Company common stock to be held on [            ], 2013 at 10:00 a.m., Eastern time, at the Enterprise Park Building located at 4190 Belfort Road, Jacksonville, Florida 32216, next to the Company’s corporate headquarters, or at any postponement or adjournment of the special meeting.

Matters To Be Considered at the Special Meeting

The purpose of the special meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 24, 2012, by and between Parent, Merger Sub and the Company, pursuant to which, among other things, the Company will become a wholly owned subsidiary of Parent. If our shareholders approve the merger agreement (and the plan of merger included therein) by the required vote in accordance with the FBCA, the other closing conditions are satisfied or waived, and the merger is completed in accordance with the FBCA, the holders of Company common stock will be entitled to receive $29.00 in cash, without interest and less any applicable withholding tax, per share held by them at the effective time of the merger. If our shareholders fail to approve the merger agreement by the required vote, the merger will not occur. A copy of the merger agreement is attached to this Proxy Statement as Appendix A.

Our shareholders will also be asked to approve of a non-binding advisory proposal on the compensation that may become payable to the Company’s named executive officers in connection with the merger, and may be asked, if necessary or appropriate, to approve the adjournment of the special meeting to solicit additional proxies in favor of the proposal to approve the merger agreement.

The Company does not expect that a vote will be taken on any other matters at the special meeting. However, if any other matters are properly brought before the special meeting, the holders of the proxies will have discretion to vote on those matters in accordance with their best judgment.

Record Date, Voting Rights and Quorum

Our Board of Directors has set the close of business on November 21, 2012, as the record date for determining the shareholders of the Company entitled to notice of, and the right to vote at, the special meeting. As of the record date, there were [            ] holders of record of Company common stock and [            ] shares of Company common stock outstanding.

Each holder of Company common stock at the close of business on the record date is entitled to attend and vote at the special meeting. Each outstanding share of Company common stock entitles its holder to one vote on each matter properly presented at the special meeting.

The presence, in person or by proxy, of holders of at least a majority of the shares of the Company’s common stock issued and outstanding on the record date and entitled to vote at the special meeting will constitute a quorum. Shares represented by signed proxy cards either marked “ABSTAIN” or returned without voting instructions, as well as broker non-votes, will be counted as present for the purpose of determining whether the quorum requirement is satisfied. Shares held by registered shareholders who do not submit a proxy card or vote via the Internet or by telephone will not count toward the quorum requirement for the special meeting.

If a quorum is not present at the scheduled time of the special meeting, the holders of a majority of the shares represented, who would be entitled to vote at the meeting if a quorum were present, may adjourn the meeting until a quorum is present or represented. If a quorum is not present at the special meeting, we currently expect that we will adjourn the special meeting, as permitted by applicable law, to solicit additional proxies. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be required or given.

Required Votes

Approval of the merger agreement requires the affirmative vote of at least a majority of all votes entitled to be cast on the merger agreement by the holders of the Company’s common stock as of the record date. Approval of the non-binding advisory proposal to approve the compensation of the Company’s named executive officers in connection with the merger requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal by holders of the Company’s common stock as of the record date. Approval of the proposal to adjourn the special meeting also requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal by holders of the Company’s common stock as of the record date.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes and abstentions.

As of the record date for the special meeting, the directors and executive officers of the Company beneficially owned an aggregate of [            ] shares of Company common stock, representing an aggregate of approximately [            ]% of our outstanding common stock. Those directors and executive officers have informed us that they intend to vote all of their shares of Company common stock “FOR” the approval of the merger agreement.

Voting

Registered holders of Company common stock may vote over the Internet, by telephone or by mailing a signed proxy card in the enclosed postage-paid envelope. If your shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm forwarded these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the voting instruction card to vote your shares. Your bank or brokerage firm may also allow you to vote by telephone or the Internet.

To vote in person at the special meeting, a shareholder must attend the meeting and obtain and submit a ballot. Ballots for voting in person will be available at the special meeting. Beneficial owners of shares held in street name who wish to vote at the special meeting will need to bring a copy of their bank or brokerage statement reflecting their stock ownership as of the record date to gain admittance to the special meeting and will need to obtain a power of attorney or proxy from their record holder to vote at the special meeting. Shareholders also must present a form of personal photo identification to be admitted to the special meeting.

If a proxy card is properly completed, signed, returned to us and not revoked, the shares represented by the proxy will be voted in accordance with the instructions set forth on the proxy card. Registered shareholders who submit a signed proxy card but do not provide voting instructions will have their shares voted “FOR” the approval of the merger agreement, “FOR” the non-binding advisory proposal to approve the compensation of the Company’s named executive officers in connection with the merger, and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies. If you hold your shares in “street name,” you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you hold your shares in “street name” and do not instruct your bank or brokerage firm how to vote your shares, your shares will be considered broker non-votes.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval of the merger agreement but will not affect the outcome of the other proposals considered at the special meeting. If you are a registered shareholder and you do not submit a proxy card or vote via the Internet or by telephone, your un-voted shares will also have the same effect as a vote “AGAINST” the approval of the merger agreement but will not affect the outcome of any other proposal.

Each participant in the PSS World Medical, Inc. Savings Plan (the “Savings Plan”) may exercise voting rights with respect to the shares of Company common stock allocated to his or her account in the PSS World Medical, Inc. unitized stock fund. Each participant will be notified about his or her voting rights under the Savings Plan and will be provided detailed information about the Merger and how it affects the Savings Plan. The trustee of the Savings Plan will vote any shares held in a participant’s plan account according to the instructions given by the participant.

Revocation of Proxies

Even after you have submitted your proxy, you can change your vote:

•	by properly completing and signing another proxy card with a later date and returning the proxy card prior to the commencement of the special meeting;

•	by voting again by telephone or the Internet until 11:59 pm, Eastern time, on [ ], 2013;

•

if you are a registered shareholder, by giving written notice of your revocation to the Company at 4345 Southpoint Blvd., Jacksonville, Florida 32216, Attention: Secretary, prior to or at the commencement of the special meeting; or

•	by voting in person at the special meeting.

Your presence at the special meeting will not in itself revoke your proxy; you must obtain a ballot and vote at the special meeting to revoke your proxy. Unless properly changed or revoked, the shares represented by proxies received prior to the special meeting will be voted at the special meeting.

If you hold your shares in street name, please follow the directions received from your bank or broker to change your vote.

Expenses of Proxy Solicitation

The Company will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding copies of these proxy materials to the beneficial owners of Company shares. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person or by telephone, facsimile, or email by the Company’s directors, officers and employees. Such persons will receive no additional compensation for these services. We have engaged Georgeson Inc. as our proxy solicitor to assist in the dissemination of proxy materials and in obtaining proxies and to answer your questions. We will pay them a fee of $8,500 plus a fee for each phone call made to our shareholders and reimburse them for their expenses.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT AND THE PLAN OF MERGER

PARTIES INVOLVED IN THE MERGER

PSS World Medical, Inc.

PSS World Medical, Inc. markets and distributes medical products and services to front-line caregivers throughout the United States. With approximately 4,000 team members, PSS is a leader in the businesses it serves with innovative approaches to customer service and operational excellence. Its stated purpose is to strengthen the clinical success and financial health of caregivers by solving their biggest problems. The Company is focused in four industry segments—Physician, Laboratory, Dispensing, and Home Care & Hospice—with products and solutions that deliver high quality, cost effective, and convenient patient care.

The Company’s principal executive offices are located at 4345 Southpoint Blvd., Jacksonville, Florida 32216, and its telephone number is (904) 332-3000.

McKesson Corporation

McKesson Corporation, currently ranked 14th on the FORTUNE 500, is a healthcare services and information technology company dedicated to making the business of healthcare run better. McKesson partners with payers, hospitals, physician offices, pharmacies, pharmaceutical companies and others across the spectrum of care to build healthier organizations that deliver better care to patients in every setting. McKesson helps its customers improve their financial, operational, and clinical performance with solutions that include pharmaceutical and medical-surgical supply management, healthcare information technology, and business and clinical services.

Parent’s principal executive offices are located at One Post Street, San Francisco, California 94104, and its telephone number is (415) 983-8300.

Palm Merger Sub, Inc.

Palm Merger Sub, Inc. is a Florida corporation formed by Parent solely for purposes of entering into the merger agreement and effecting the merger. Subject to the terms and conditions of the merger agreement and in accordance with Florida law, at the effective time of the merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

Merger Sub’s principal executive offices are located at One Post Street, San Francisco, California 94104, and its telephone number is (415) 983-8300.

THE MERGER

Effects of the Merger

If the merger is consummated, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the merger, the following will occur:

•

Each share of Company common stock (including restricted stock) issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company, Parent or Merger Sub or any subsidiary of the Company) will be automatically cancelled and converted into the right to receive $29.00 in cash, without interest and less any applicable withholding tax. Shares of Company common stock held by the Company, Parent or Merger Sub will be cancelled without payment, and shares of Company common stock held by any subsidiary of the Company will remain outstanding without payment.

•

Each outstanding Company stock option (whether vested or unvested) will be cancelled and converted into the right to receive an amount in cash, without interest and less any applicable withholding tax, equal to (i) the number of shares subject to such option, multiplied by (ii) the excess (if any) of $29.00 over the exercise price per share of such option. Each outstanding Company stock option with a per share exercise price equal to or greater than $29.00 will be canceled without payment.

•

Each outstanding Company restricted stock unit, deferred stock unit and common stock equivalent unit granted under a Company equity compensation plan will vest in full, based, in the case of performance-based awards, on an assumed attainment of performance goals at “target” level, and will be cancelled and converted into the right to receive $29.00 in cash, without interest and less any applicable withholding tax.

If the merger is completed, all of the equity interests in the Company will be owned by Parent. No current shareholder of the Company will have any ownership interest in, and will no longer be a shareholder of, the Company immediately following the completion of the merger. As a result, the Company’s shareholders will no longer benefit from any increase in the Company’s value, nor will they bear the risk of any decrease in the Company’s value.

The Company’s common stock is currently registered under the Exchange Act and is listed on the NASDAQ Global Market under the symbol “PSSI.” As a result of the merger, the Company will become a privately held corporation without a public market for its common stock, Company common stock will no longer be listed or traded on any exchange, including the NASDAQ Global Market, and price quotations for Company common stock will no longer be available. In addition, the registration of Company common stock under the Exchange Act will be terminated following the merger. Therefore, the provisions of the Exchange Act will no longer apply to the Company, including the requirement that the Company furnish a proxy or information statement to its shareholders in connection with meetings of its shareholders. The Company will also no longer be required to file periodic reports with the SEC.

At the effective time of the merger, the articles of incorporation and bylaws of the Company will be amended and restated to be the same as the articles of incorporation and bylaws of Merger Sub in effect immediately prior to the effective time of the merger and will become the articles of incorporation and bylaws of the Company as the surviving corporation, except to reflect that the name of the surviving corporation will remain as “PSS World Medical, Inc.”

Upon the completion of the merger, unless otherwise determined by Parent prior to the effective time of the merger, the directors of Merger Sub immediately prior to the merger will become the directors of the Company and the officers of the Company immediately prior to the merger will continue to serve as the officers of the Company.

Background of the Merger

As part of the ongoing strategic evaluation of the Company’s business, the Company’s senior management and Board of Directors periodically review and assess the Company’s operations, financial performance, and industry conditions and related regulatory developments as they may impact the Company’s long-term strategic goals and plans, including potential opportunities to enhance shareholder value through business combinations, acquisitions, and other financial and strategic alternatives.

On March 13, 2012, as a result of this process, the Strategic Planning Committee of the Board of Directors held a meeting with members of senior management of the Company to discuss a potential restructuring of the Company, including, among other things, a sale of the Company’s skilled nursing facility and assisted living business, which we refer to as the “Gulf South SNF business,” and a sale of the Company’s specialty dental business.

On March 27 and 28, 2012, at a meeting of the Board of Directors, the Strategic Planning Committee summarized its recent discussions with the Company’s senior management regarding a potential restructuring of the Company. The Board of Directors then discussed the various options, and related opportunities and risks, for a potential restructuring to better align the Company’s strategies with recent changes in the healthcare industry and the Company’s customers. Following these discussions, the Board of Directors determined to explore a potential restructuring of the Company.

On April 18, 2012, the Company selected, subject to our Board of Directors’ approval, Goldman Sachs to serve as its exclusive financial advisor with respect to a potential sale of the Gulf South SNF business as a result of Goldman Sachs’ previous experience with the Company and in the healthcare sector.

On May 2, 2012, during a special meeting of the Board of Directors, the Board of Directors again reviewed the potential restructuring of the Company and, following discussion, approved a strategic restructuring plan, which we refer to as “Healthcare 2.0,” that was designed to enhance shareholder value by focusing the Company’s efforts on areas of core competency in growing areas of the industry—physician, laboratory, in-office dispensing and home care and hospice. Healthcare 2.0 also included plans to divest the Gulf South SNF business and the Company’s specialty dental business, as well as a plan to integrate the Company’s warehouse operations into one common distribution infrastructure and redesign the Company’s shared service and field support functions. In connection with its discussion and approval of Healthcare 2.0 at the meeting, the Board of Directors discussed the possibility that the public announcement of Healthcare 2.0 could lead to the receipt of third party proposals to acquire the Company. At this meeting, the Board of Directors also approved the engagement of Goldman Sachs for the Gulf South SNF sale and to assist the Board of Directors in preparing for potential acquisition proposals it might receive in connection with the announcement of Healthcare 2.0 or other potential attempts to acquire or influence control of the Company.

On May 10, 2012, the Company publicly announced the launch of Healthcare 2.0, as well as three strategic acquisitions, two laboratory service companies and one physician office dispensing company, which were consistent with the Healthcare 2.0 initiative, as well as fourth quarter and full year fiscal 2012 results.

On May 24, 2012, the Company conducted its annual investor day presentation, at which it provided additional information about Healthcare 2.0.

From June through early August 2012, the Company entered into confidentiality agreements with 48 potential buyers, including McKesson, with respect to the potential sale of the Gulf South SNF business. Between August 3 and August 7, 2012, the Company received initial indications of interest for the sale of the Gulf South SNF business from seven financial buyers and two strategic buyers, including McKesson.

On August 7, 2012, at a special telephonic meeting of the Board of Directors, Gary A. Corless, President and Chief Executive Officer, provided an update on the Company’s implementation of Healthcare 2.0 and discussed environmental trends affecting the Company’s business model of servicing independent caregivers, including the consolidation of independent caregivers into integrated health systems. The Board of Directors then engaged in a lengthy discussion of the healthcare market and the Company’s business strategy, including the ongoing consolidation of independent caregivers and the potentially negative implications of such consolidation on its ability to successfully implement its Healthcare 2.0 initiative, as well as potential opportunities to enhance shareholder value, including a potential sale of the entire Company, in light of the risks and strategic opportunities for the Company in the present healthcare market. As a result of these discussions, the Board of Directors determined to further discuss these matters in depth at a regularly scheduled meeting to be held the following week and instructed the Executive Committee of the Board of Directors, consisting of Charles E. Adair, Chairman, Alvin R. Carpenter, Mr. Corless, and Delores M. Kesler, to coordinate with management in connection with the preparations for the Board meeting, including obtaining advice from Goldman Sachs.

During August and September, 2012, the six parties that had submitted preliminary proposals for the Gulf South SNF business with the highest offers, including McKesson, were allowed to conduct further due diligence on the Gulf South SNF business, including access to an extensive online data room and due diligence conference calls with Company representatives on topics including operations, finance, and legal.

On August 9, 2012, the Executive Committee held a meeting to discuss Goldman Sachs’ initial views with respect to the Company’s exploration of additional strategic alternatives, which could include a sale of the Company, including Goldman Sachs’ preliminary views regarding potentially interested parties and process considerations in light of the pending divestiture process.

On August 15 and 16, 2012, in connection with our annual shareholders meeting, the Board of Directors held its regularly scheduled meeting, during which it continued its discussions regarding the current environment in which the Company operates and the implications of that environment for the Company’s business, as well as whether to explore a sale of the entire Company. A representative of the Company’s outside legal counsel, Alston & Bird LLP, which we refer to as “Alston & Bird,” advised the members of the Board of Directors regarding their fiduciary duties under Florida law when considering a possible sale of the Company. A representative of Goldman Sachs gave a presentation to the Board of Directors regarding the current market environment, strategic landscape and a potential sale of the entire Company, including a preliminary financial analysis. The Board of Directors engaged in a lengthy discussion of the Company’s future prospects if it remained independent, the preliminary information provided by Goldman Sachs, and the potential process for exploring a sale of the Company. Following extensive discussion, the Board of Directors authorized the Executive Committee to work with management, Alston & Bird, and Goldman Sachs to proceed with contacting two parties—McKesson and another industry participant that we refer to as Company A—to discuss a potential sale of the entire Company. These two companies were selected by the Board of Directors based on several factors, including strategic fit with the Company’s businesses, their familiarity with the Company’s business, their perceived capacity to pay a higher value, including by virtue of their potential ability to achieve synergies from a combination with the Company, and their ability to evaluate and consummate a transaction in a timely manner, which was important given the process for the sale of the Gulf South SNF business that was already in progress. The Board of Directors concluded, after consultation with Goldman Sachs, that there was a low likelihood that other parties might be interested in acquiring, or would be able to acquire, the Company on terms more attractive than those that could be offered by McKesson or Company A or on a timeframe that would not require significant delays in the ongoing Gulf South SNF business divestiture process, and without a material increase in the risk of a premature public disclosure of the process, and, therefore, that it was preferable to contact only these two companies on a confidential basis, rather than conduct a broader solicitation process.

Also at the August 15 and 16, 2012 meeting, following earlier discussions between Goldman Sachs, David M. Bronson, Executive Vice President and Chief Financial Officer of the Company, and a representative of Alston & Bird, Goldman Sachs disclosed to the Board of Directors an actual or potential conflict of interest that might arise if Goldman Sachs were to be engaged to advise the Company in the evaluation of strategic alternatives, including the consideration of a potential sale of the Company. The actual or potential conflict arises out of the convertible bond hedge transaction between the Company and Goldman Sachs, which we refer to as the “Convertible Bond Hedge Transaction,” and the issuer warrant transaction between the Company and Goldman Sachs, which we refer to as the “Issuer Warrant Transaction” and collectively with the Convertible Bond Hedge Transaction, as the “Call Spread Transactions.” The Company entered into the Call Spread Transactions in connection with the Company’s issuance in 2008 of $230.0 million aggregate principal of 3.125% senior convertible notes due 2014, which we refer to as the “3.125% Convertible Notes,” to reduce the potential dilution to the Company’s shareholders upon the conversion of the 3.125% Convertible Notes, as described below under the heading “—Opinions of the Company’s Financial Advisors—Goldman, Sachs & Co.” At the Board meeting, Goldman Sachs also disclosed to the Board of Directors its publicly disclosed existing and prior investment banking relationships with McKesson during the past two years. A representative of Alston & Bird then reviewed legal matters relating to the Call Spread Transactions in the event Goldman Sachs were engaged in connection with a potential sale of the Company and the Board of Directors’ fiduciary duties in a change in control context. The Board of Directors and management discussed various factors to consider in determining which financial advisor or advisors to engage, including, among others, the nature of any actual or potential conflicts and whether such actual or potential conflicts could be addressed, the Board of Directors’ and management’s view as to the importance of having Goldman Sachs serve as a financial advisor in light of its experience with the Company and in the healthcare sector (including the fact that it was already engaged for the Gulf South SNF business transaction), the advantages and disadvantages involved with engaging multiple financial advisors, including the cost, and alternative methods to compensate such financial advisors. The Board of Directors also discussed possible ways in which to address this issue, including engaging a financial advisor other than Goldman Sachs or engaging another investment banking firm to serve as a co-financial advisor with Goldman Sachs. Following these extensive discussions, the Board of Directors authorized the Executive Committee to work with management to engage Credit Suisse as the Company’s co-financial advisor in connection with a potential sale of the Company, given Credit Suisse’s familiarity with the Company, experience and reputation, and the absence of actual or potential conflicts of interest with respect the potential sale of the Company (subject to confirmation of the absence of such conflicts of interest), or otherwise to identify and retain on behalf of the Company another appropriate investment banking firm. Subsequently, and following discussions between Mr. Adair, as Chair of the Executive Committee, and Credit Suisse to confirm the absence of actual or potential conflicts of interest with Credit Suisse, Credit Suisse was selected as co-financial advisor in connection with a potential sale of the Company.

On August 15, 2012, at the request of the Company and Alston & Bird, Goldman Sachs provided Mr. Bronson and Alston & Bird with a preliminary analysis of the financial implications of the Call Spread Transactions. Goldman Sachs provided the Company with the preliminary analysis to allow the Company to be fully informed regarding any actual or potential conflict that might arise from the Call Spread Transactions if Goldman Sachs were to be engaged to advise the Company with respect to the evaluation of strategic alternatives, including a potential sale of the Company. The analysis noted that, in connection with certain strategic alternatives including a sale of the Company for cash, (a) pursuant to the terms of the respective Call Spread Transactions, (i) the Convertible Bond Hedge Transaction would likely be exercised in full and the Issuer Warrant Transaction would be cancelled; and (ii) upon exercise of the Convertible Bond Hedge Transaction, Goldman Sachs would be required to pay to the Company only the intrinsic value of the Convertible Bond Hedge Transaction, whereas upon cancellation of the Issuer Warrant Transaction, Goldman Sachs would be entitled to receive a cash payment from the Company reflecting both the intrinsic value of the warrants and the time value of the warrants lost in connection with the proposed merger; and (b) Goldman Sachs and its affiliates, in accordance with Goldman Sachs’ ordinary practices with respect to issuer private derivatives like the Call Spread Transactions (as described below), had hedged, and would continue to hedge, Goldman Sachs’ exposure under the Call Spread Transactions to substantially neutralize its exposure to fluctuations in the market price of the Company’s common stock. In addition, the analysis included preliminary estimates of Goldman Sachs’ Investment Banking Division (without consultation with personnel in Goldman Sachs’ Securities Division because of institutional information barriers), based on a range of specified assumptions disclosed to the Company, including an assumed closing date of September 1, 2012 and assumed transaction prices ranging from $22.00 per share to $40.00 per share, of (i) the amount payable by Goldman Sachs to the Company upon the exercise of the Convertible Bond Hedge Transaction, which ranged from $8.5 million to $203.6 million; (ii) the amount payable by the Company to Goldman Sachs upon the cancellation of the Issuer Warrant Transaction, which ranged from $38.4 million to $169.1 million; and (iii) the net gain that Goldman Sachs might realize with respect to the Call Spread Transactions as a result of a potential acquisition of the Company for cash, after taking into account any estimated hedging gains or losses, which ranged from $47.9 million to $16.5 million.

Also on August 16, 2012, the Company and Company A entered into a confidentiality agreement with respect to the potential sale of the Gulf South SNF business and the Company proceeded to provide confidential information to Company A regarding the Gulf South SNF business.

Between August 16 and September 5, 2012, management conducted presentations on the Gulf South SNF business to the potential buyers of the Gulf South SNF business, including McKesson and Company A.

On or about August 20, 2012, Mr. Corless, in accordance with the Board of Directors’ directive, contacted the Chief Executive Officers of both McKesson and Company A to notify them that the Company was interested in discussing a possible sale of the entire Company. In response, representatives from both McKesson and Company A expressed interest in participating in a process to potentially acquire the Company. On August 21, 2012, at the request of the Company, representatives from Goldman Sachs then contacted representatives from McKesson and Company A to inform them that the Company was interested in exploring opportunities with respect to the sale of the Company.

The Company and its representatives then engaged in discussions with each of McKesson and Company A regarding their interest in submitting an indication of interest to potentially acquire the Company. In connection with these discussions, the parties amended their confidentiality agreements, which were previously executed with respect to the possible sale of the Gulf South SNF business, to also apply with respect to a potential acquisition of the Company.

On August 27, 2012, the Executive Committee held a meeting, with representatives of Goldman Sachs and Alston & Bird present, during which it discussed, among other things, the conversations between Mr. Corless and Goldman Sachs and representatives of each of McKesson and Company A.

On August 29, 2012, at the request of the Company, representatives of Goldman Sachs provided McKesson and Company A with certain historical and projected financial information regarding the Company, as described below under the heading “—Certain Projected Financial Information.” Between August 24 and September 3, 2012, the Company provided McKesson and Company A with certain additional information about the Company in response to their requests. On August 30 and September 4, 2012, senior management of the Company held separate teleconferences with representatives from McKesson and Company A to discuss the Company financial projections provided to them on August 29, 2012 and to respond to certain additional due diligence inquiries from each.

On September 4, 2012, the Board of Directors received an update on the status of the strategic process. On September 5, 2012, the Executive Committee conducted a conference call to discuss the update made to the Board of Directors the prior day and to provide further direction to the Company’s co-financial advisors, Credit Suisse and Goldman Sachs, in connection with the Company’s sale process.

On September 5, 2012, in accordance with the Board of Directors’ and Executive Committee’s directives, representatives from the Company’s financial advisors contacted representatives from McKesson and Company A to communicate that preliminary indications of interest for a potential acquisition of the Company would be due on September 10, 2012.

On September 6, 2012, the Executive Committee met with representatives of Alston & Bird, Credit Suisse and Goldman Sachs to discuss the respective roles of Credit Suisse and Goldman Sachs as co-financial advisors to the Company in connection with the potential sale of the Company.

On September 10, 2012, the date on which preliminary indications of interest for a sale of the entire Company were due, Company A declined to submit a bid for the purchase of the entire Company and withdrew from the process based on a perceived lack of synergies in a transaction and other strategic priorities. On the same day, Company A submitted a preliminary indication of interest to acquire the Gulf South SNF business. The Executive Committee held a conference call to discuss Company A’s withdrawal from the process with respect to the potential acquisition of the entire Company.

On September 11, 2012, McKesson submitted a written, non-binding preliminary indication of interest to acquire 100% of the outstanding capital stock of the Company for $25.50 to $27.00 in cash. McKesson’s indication of interest also noted that it was prepared to move forward promptly. McKesson subsequently indicated that its proposal did not include any assumed net cash proceeds from the sale of the Company’s specialty dental business.

Also on September 11, 2012, the Board of Directors held a special meeting, with representatives of the Company’s management and legal and financial advisors present, to discuss the ongoing process to divest the Company’s specialty dental business, McKesson’s proposal to acquire the entire Company, and Company A’s decision to submit a proposal to acquire the Gulf South SNF business but not the entire Company. Prior to the meeting, the Company’s directors were informed of Company A’s decision and received copies of McKesson’s initial indication of interest. A representative of Alston & Bird advised the members of the Board of Directors regarding their fiduciary duties under Florida law when considering a possible sale of the Company. The directors then engaged in a discussion with the Company’s management and legal and financial advisors regarding McKesson’s proposal and the sale exploration process, including Company A’s withdrawal from the process, whether to engage other potential bidders in the process, the potential strategic benefits of an acquisition of the Company that other third parties could realize relative to McKesson, and whether other third parties would be able to acquire the Company in a timely manner on terms more attractive than those offered by McKesson. The directors also discussed the Company’s ability to continue on an independent basis and the challenges associated with execution of the Company’s implementation of Healthcare 2.0. Following its discussion, the directors determined that it would not be in the best interests of the Company or its shareholders to contact additional potential acquirors because of the directors’ belief, among other things, that timeliness was important given the status of the potential sale of the Gulf South SNF business and the challenges associated with the implementation of Healthcare 2.0 and that McKesson was more likely than other third parties to be able to acquire the Company in a timely manner on attractive terms given McKesson’s familiarity with the Company’s business and perceived capacity to pay, including by virtue of the potential synergies in may be able to achieve. The Board of Directors then determined to allow McKesson to move forward in the process to potentially sell the entire Company. In addition, in light of the Board of Director’s determination to continue to explore a potential sale of the Company, the Board of Directors again discussed the actual or potential conflict of interest with respect to Goldman Sachs. A representative of Alston & Bird reminded the directors of their fiduciary duties to be fully informed of the scope and impact of the actual or potential conflict and, following discussion, the Board of Directors determined that Goldman Sachs should again discuss the implications of its role as both financial advisor to the Company and counterparty to the Call Spread Transactions at the next meeting of the Board of Directors.

Following the September 11, 2012 meeting of the Board of Directors, McKesson was allowed to conduct further due diligence on the Company, including access to an extensive online data room; follow-up diligence conference calls on topics including operations, technology, human resources, finance, tax, legal, real estate and sales and supplier relations; detailed information requests; and audit workpaper review.

On September 14, 2012, John H. Hammergren, Chairman, President and Chief Executive Officer of McKesson, called Mr. Corless to reaffirm McKesson’s interest in participating in the process to potentially acquire the Company.

On September 24, 2012, the Executive Committee conducted a meeting during which it further discussed Goldman Sachs’ role as both financial advisor to the Company and counterparty to the Call Spread Transactions. A representative of Alston & Bird again advised the members of the Executive Committee of their fiduciary duties in a change in control context.

On September 26, 2012, senior management of the Company, with representatives of Credit Suisse and Goldman Sachs present, held an in-person meeting to discuss the Company’s business with representatives of McKesson and its financial advisor at Goldman Sachs’ offices in Chicago, Illinois. From late September through mid-October 2012, senior management of the Company, with the assistance of the Company’s advisors, held numerous additional telephonic discussions with representatives of McKesson and its advisors to discuss the Company’s business as part of McKesson’s due diligence process.

On September 27, 2012, the Company announced a definitive agreement for the sale of its specialty dental business to Beecken Petty O’Keefe & Company for $68 million in cash.

On September 28, 2012, the Board of Directors, with representatives of the Company’s management and legal and financial advisors present, conducted a special telephonic meeting, at which it discussed Goldman Sachs’ actual or potential conflict of interest. In advance of the meeting, directors were provided with copies of presentation materials prepared by Goldman Sachs with respect to its actual or potential conflict of interest, which updated the analysis previously provided to Mr. Bronson and Alston & Bird in mid-August. During the special meeting, Goldman Sachs presented its prepared materials to the Board of Directors and responded to questions from the Board of Directors regarding the implications of its actual or potential conflict of interest. Representatives of Goldman Sachs were then excused from the special meeting. The Board of Directors then discussed with Credit Suisse the Call Spread Transactions. The representatives of Credit Suisse were then excused from the special meeting. A representative of Alston & Bird again reviewed legal matters relating to the Call Spread Transactions and the Board of Directors’ fiduciary duties in a change in control context. After extended discussion, the Board of Directors confirmed the engagement of both Credit Suisse and Goldman Sachs as co-financial advisors with respect to a sale of the Company.

On October 3, 2012, in accordance with the Board of Directors’ directives, the Company’s financial advisors delivered a letter to McKesson confirming the timing and bidding procedures for the final phase of the process to potentially sell the entire Company. The letter invited McKesson to submit, by October 16, 2012, a written, binding proposal for the acquisition of 100% of the issued and outstanding shares of common stock of the Company and included a proposed form of merger agreement prepared by the Company’s legal counsel.

On October 8, 2012, the Company distributed letters to the potential buyers of the Gulf South SNF business, including both McKesson and Company A, describing the process to submit a final bid for the Gulf South SNF business.

On October 11, 2012, Company management called McKesson to discuss the Company’s preliminary second quarter fiscal 2013 results, which were materially consistent with the Company’s subsequently publicly reported second quarter fiscal 2013 results.

On October 16, 2012, McKesson submitted a written proposal to acquire 100% of the outstanding capital stock of the Company for $27.80 per share in cash, which price included the incremental value that McKesson ascribed to the Company’s sale of its specialty dental business, as well as a marked merger agreement that proposed, among other things, a termination fee payable by the Company under certain circumstances and a reverse termination fee payable by McKesson under other circumstances, in each case equal to 4% of the equity value of the transaction. McKesson’s proposal did not include a financing contingency and stated that McKesson anticipated no difficulty in accessing or arranging for the required funds to consummate the proposed transaction. McKesson also stated in its proposal that it believed that a definitive agreement could be executed in advance of the market opening on October 25, 2012, the date of the Company’s planned earnings release.

On October 16, 2012, the Executive Committee, with representatives of the Company’s management and legal and financial advisors present, met to discuss McKesson’s proposal to acquire the entire Company.

On October 17, 2012, the Board of Directors held a special telephonic meeting, with representatives of the Company’s management and legal and financial advisors present, to discuss McKesson’s proposal. Prior to the special meeting, the directors had received, among other things, copies of McKesson’s proposal letter and McKesson’s proposed revisions to the draft merger agreement. A representative of Alston & Bird advised the members of the Board of Directors regarding their fiduciary duties under Florida law when considering a possible sale of the Company and highlighted the key non-financial issues raised by McKesson’s revisions to the merger agreement. During the meeting, Credit Suisse and Goldman Sachs each reviewed with the Board of Directors financial terms of McKesson’s proposal and financial aspects of a potential sale of the Company, including an overview of the process, public market perspectives on the Company, and the Company’s financial projections prepared by Company management, as described below under the heading “—Certain Projected Financial Information.” After extensive discussion, the Board of Directors determined to continue discussions with McKesson and to seek a higher price for the Company pending receipt of bids for its Gulf South SNF business, with the objective of seeking to reach a conclusion with respect to either a sale of the Gulf South SNF business or a sale of the Company and, if proceeding with a sale of the Company, publicly announcing such transaction before or simultaneously with announcement of the Company’s second fiscal quarter financial results.

On October 18, 2012, the date on which final bids for the Gulf South SNF business were due, the Company received proposals to acquire the Gulf South SNF business from three potential buyers, including McKesson and Company A. The highest proposal received for the Gulf South SNF business was materially consistent with the proceeds assumed by Company management in the development of the final projections reviewed at the October 17, 2012 Board meeting, as described below under the heading “—Certain Projected Financial Information.”

On October 18, 2012, the Executive Committee met with Company management and the Company’s legal and financial advisors to discuss McKesson’s proposal and the recently received proposals for the Gulf South SNF business. The Executive Committee discussed a strategy for responding to McKesson’s bid and, consistent with the discussions at the October 17 Board meeting, directed the Company’s financial advisors to contact McKesson to request a higher price and certain changes to the proposed form of merger agreement, including changes to the proposed termination fees.

On October 19, 2012, in accordance with the Board of Directors’ directives, the Company’s financial advisors contacted Brian Tyler, Executive Vice President of McKesson, to request that McKesson increase its proposed purchase price for the Company to at least $30.00 per share and to consider certain changes to the proposed form of merger agreement. Later that day, Mr. Tyler contacted Goldman Sachs and responded that McKesson was willing to increase its proposal to $29.00 per share in cash.

Also on October 19, 2012, the Executive Committee held a meeting via teleconference, at which it discussed the revised proposal from McKesson of $29.00 per share. After thorough discussion, the Executive Committee determined that the appropriate response was for Mr. Corless to call Mr. Hammergren to reiterate the request that McKesson increase its proposed purchase price to at least $30.00 per share.

Later on October 19, 2012, Mr. Corless called Mr. Hammergren to again request that McKesson increase its proposed purchase price. Mr. Corless also indicated that the Board of Directors was concerned with certain terms of McKesson’s revised draft merger agreement, specifically the proposed termination and reverse termination fees. Mr. Hammergren indicated that McKesson was unwilling to increase its purchase price above $29.00 per share but that there was potential flexibility on the termination fees and proposed that the Company’s representatives contact Mr. Tyler to discuss potential revisions.

On October 19, 2012, the Executive Committee reconvened to discuss McKesson’s response to the Company’s request for the increased price per share and changes to the proposed termination and reverse termination fees. After lengthy discussion, the Executive Committee directed the Company’s senior management, with the assistance of the Company’s advisors, to work with McKesson and its advisors to attempt to reach a definitive merger agreement and complete confirmatory due diligence.

On October 19 and 20, 2012, the Company and McKesson, together with their respective legal and financial advisors, discussed various terms of the merger agreement, including the termination and reverse termination fees.

On October 20, 2012, the Board of Directors held a meeting to discuss the status of negotiations with McKesson and provide direction to the Company’s management and legal and financial advisors. Subsequently, at the request of the Company, Goldman Sachs contacted Mr. Tyler to discuss the amounts of the termination and reverse termination fees. Mr. Tyler indicated that McKesson was willing to accept a termination fee payable by the Company of $50 million and a reverse termination fee payable by McKesson of $100 million. Following those conversations, Alston & Bird delivered a revised draft of the merger agreement to McKesson.

From October 20 to October 24, 2012, McKesson and its outside legal counsel, Simpson Thacher & Bartlett LLP, which we refer to as “Simpson Thacher,” negotiated the terms of a definitive merger agreement with the Company and Alston & Bird. During this time, McKesson also engaged in confirmatory due diligence and had numerous telephonic conversations with members of Company management regarding the Company’s business.

On October 23, 2012, the Board of Directors held a special meeting, with representatives of the Company’s management and legal and financial advisors present, to discuss the proposed transaction with McKesson. Prior to the special meeting, the directors received copies of the then current draft merger agreement. At the meeting, the Board of Directors reviewed the proposed terms of the transaction, including the termination fee of $50 million, the reverse termination fee of $100 million, and the ability for a third party to submit an unsolicited proposal to acquire the Company following the signing of a definitive merger agreement with McKesson, and discussed the resolution of the remaining open points in the merger agreement. A representative of Alston & Bird advised the members of the Board of Directors regarding their fiduciary duties under Florida law when considering a possible sale of the Company. Credit Suisse and Goldman Sachs each reviewed with the Board of Directors financial matters relating to the proposed transaction. In addition, Goldman Sachs delivered an updated analysis of the financial implications of the Call Spread Transactions, including updated estimates of Goldman Sachs’ Investment Banking Division (without consultation with personnel in Goldman Sachs’ Securities Division because of institutional information barriers). These updated estimates were based on assumptions disclosed to the Board of Directors and consistent with those described above with respect to hedging, including an assumed closing date of December 1, 2012 and an assumed transaction price equal to the proposed transaction price of $29.00 per share. These updated estimates, based on these assumptions, included: (i) the estimated amount payable by Goldman Sachs to the Company upon the exercise of the Convertible Bond Hedge Transaction, which was $84.4 million; (ii) the estimated amount payable by the Company to Goldman Sachs upon the cancellation of the Issuer Warrant Transaction, which was $89.1 million; and (iii) the estimated net gain that Goldman Sachs might realize with respect to the Call Spread Transactions as a result of the proposed transaction, after taking into account any hedging gains or losses, which was estimated to be $37.1 million (which amount was within the preliminary range of estimated net gains disclosed by Goldman Sachs on August 15, 2012).

In the morning on October 24, 2012, Simpson Thacher delivered to the Company and Alston & Bird a revised draft of the merger agreement. Later that afternoon, following further discussions with Simpson Thacher, Alston & Bird delivered a substantially final draft of the merger agreement to McKesson and Simpson Thacher.

On October 24, 2012, the Board of Directors reconvened its meeting, with representatives of the Company’s management and legal and financial advisors present. Representatives from Alston & Bird described the resolution of the remaining open items in the merger agreement. The directors also received an update on any events that had occurred since the prior call on October 23, 2012. Credit Suisse reviewed with the Board of Directors its financial analysis of the $29.00 per share merger consideration and rendered to the Board of Directors an oral opinion, confirmed by delivery of a written opinion dated October 24, 2012, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken as more fully described in its opinion the merger consideration to be received by holders of Company common stock was fair, from a financial point of view, to such holders. Also at this meeting, representatives of Goldman Sachs orally delivered to the Board of Directors the opinion of Goldman Sachs, which was subsequently confirmed in writing, that, as of October 24, 2012, and based upon and subject to the factors, assumptions and limitations set forth in in its opinion, as more fully described below under the heading “—Opinions of the Company’s Financial Advisors—Goldman, Sachs & Co.”, the $29.00 per share in cash to be paid to the holders of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The Board of Directors then considered and discussed various factors regarding the proposed merger, including the factors summarized below under the heading “Reasons for the Recommendation of our Board of Directors.” After thorough review and consideration, the Board of Directors unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are fair to, advisable and in the best interests of the Company and its shareholders. The Board of Directors then unanimously approved and adopted the merger agreement and the transactions contemplated thereby, directed that the merger agreement be submitted to the shareholders of the Company for approval, and recommended that the Company’s shareholders vote in favor of the approval of the merger agreement.

On October 24, 2012, following the adoption of the merger agreement by the Board of Directors, the Company, McKesson, and Merger Sub executed and delivered the merger agreement. On the morning of October 25, 2012, the Company and McKesson issued a joint press release announcing the execution of the merger agreement.

Required Vote and Recommendation of our Board of Directors

Approval of the merger agreement requires the affirmative vote of at least a majority of all votes entitled to be cast on the on the merger agreement by the holders of the Company’s common stock as of the record date. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval of the merger agreement.

Our Board of Directors has unanimously determined that the merger agreement and the plan of merger included therein are advisable, fair to and in the best interests of the Company and our shareholders, and has unanimously approved and adopted the merger agreement, including the plan of merger, and the transactions contemplated thereby. In addition, the Board of Directors has unanimously recommended that our shareholders vote in favor of approval of the merger agreement, including the plan of merger, and has directed that the merger agreement, including the plan of merger, be submitted to our shareholders for approval in accordance with the FBCA.

Our Board of Directors considered a number of factors in determining to approve the merger agreement, the plan of merger included therein and the transactions contemplated thereby and to recommend that our shareholders approve the merger agreement, including the plan of merger, as more fully described above under “—Background of the Merger” and below under “—Reasons for the Recommendation of our Board of Directors.”

Our Board of Directors unanimously recommends that you vote “FOR” the approval of the merger agreement, including the plan of merger included in the merger agreement.

Reasons for the Recommendation of our Board of Directors

In the course of reaching its determination that the merger agreement and the merger are advisable, fair to and in the best interests of the Company and our shareholders, our Board of Directors considered a number of factors, including the following material factors:

•

the Board of Directors’ belief that the merger will result in greater value to our shareholders than the value that could be expected to be generated from the various other strategic alternatives available to the Company, including the alternatives of remaining independent and pursuing our current strategic plan, making additional strategic acquisitions, and various recapitalization and restructuring strategies, particularly in light of the potential risks and uncertainties associated with those alternatives including the challenges of successfully implementing our current strategic plan given the ongoing consolidation of independent caregivers into integrated health systems;

•	the fact that the merger consideration is all cash, which provides certainty of value and complete liquidity to our shareholders;

•	recent and historical market prices for the Company’s common stock and the fact that the merger consideration of $29.00 per share constituted a premium of:

•	approximately 33.0% over the closing price of the Company common stock on October 23, 2012, the last trading day before the Board of Directors approved the merger agreement, and

•

approximately 27.6% over the weighted average trading price of the Company common stock for the one month prior to announcement of the merger and approximately 32.3% over the weighted average trading price of the Company common stock for the three months prior to announcement of the merger;

•

the Board of Directors’ belief, based on the Company’s current business and strategic business plan, current and projected financial condition, and current earnings and earnings prospects, that the trading price of Company common stock was not likely to trade at or above the merger consideration of $29.00 per share in the foreseeable future;

•

the Board of Directors’ belief that the value of the Company to McKesson was higher than to any other potential acquirer because of strategic fit with the Company’s businesses and the potential synergies it may be able to achieve;

•

the fact that our Board of Directors was able to obtain an increase in the merger consideration to $29.00 per share from McKesson’s initial indication of interest of between $25.50 and $27.00 per share and its later proposal of $27.80 per share;

•

the Board of Directors’ belief, based on the Company’s conversations regarding possible transactions held with other industry participants and after considering discussions with the Company’s management and financial advisors, that McKesson was more likely than other third parties to be able to acquire the Company in a timely manner on attractive terms given, among other factors, McKesson’s familiarity with the Company’s business, perceived capacity to pay, including by virtue of the potential synergies it may be able to achieve, and ability to evaluate and consummate a transaction in a timely manner;

•

the fact that, subject to compliance with the terms and conditions of the merger agreement, the terms of the merger agreement permit the Company to furnish information to and conduct negotiations with third parties that make unsolicited acquisition proposals and, upon payment of a $50 million termination fee, to terminate the merger agreement if necessary to accept a superior proposal;

•	the Board of Directors’ belief that the process conducted by the Company resulted in the highest price reasonably available for the Company;

•

the opinion, dated October 24, 2012, of Credit Suisse to the Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Company common stock, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Credit Suisse as more fully described below under the caption “Opinions of the Company’s Financial Advisors—Credit Suisse Securities (USA) LLC;”

•

the opinion of Goldman Sachs to our Board of Directors that, as of October 24, 2012, and based upon and subject to the factors, assumptions and limitations set forth in Goldman Sachs’ written opinion, the $29.00 per share in cash to be paid to the holders of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders, which is more fully described below under the caption “Opinions of the Company’s Financial Advisors—Goldman, Sachs & Co.;”

•	the Board of Directors’ belief that McKesson’s financial resources and the absence of a financing contingency in connection with the merger would increase the certainty of closing;

•

the Board of Directors’ belief that the $50 million termination fee payable by the Company in the event of the Company’s termination of the merger agreement to accept a superior proposal (i) is reasonable in light of the overall terms of the merger agreement and the benefits of the merger, (ii) is within the range of termination fees in other transactions of this size and nature and (iii) would not preclude another party from making a competing proposal;

•

the fact that McKesson is obligated to pay the Company a reverse termination fee of $100 million if it fails to complete the merger under the circumstances described in the merger agreement relating to the failure to meet specified antitrust conditions;

•

with the exception of Mr. Corless, the members of our Board of Directors are not employees of the Company or any of its subsidiaries and have no financial interest in the merger or the other transactions contemplated by the merger agreement that is different from that of the shareholders of the Company generally, other than as described in “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 42; and

•

the fact that the merger is subject to the approval of the merger agreement by the holders of at least a majority of all votes entitled to be cast on the merger agreement by holders of the Company’s common stock.

Our Board of Directors also considered a variety of uncertainties, risks and other countervailing factors concerning the merger agreement and the merger, including the following:

•	the fact that the Company engaged in negotiations with limited parties regarding a potential transaction;

•	the fact that, following the merger, our shareholders will no longer participate in any future earnings or benefit from any increase in the value the Company;

•	the fact that all conditions to the parties’ obligations to complete the merger agreement may not be satisfied and, as a result, the merger may not be consummated;

•

the fact that McKesson is not required to consummate the merger agreement if a pending suit or proceeding would reasonably be expected to prevent or make illegal the consummation of the merger or impose a substantial detriment, as that term is defined in the merger agreement, or if any antitrust law or governmental order is issued under any antitrust law that imposes or would reasonably be expected to impose a substantial detriment;

•

the fact that the merger consideration consists of all cash and, as a result, any gains from receipt of the merger consideration will generally be taxable to our shareholders for U.S. federal income tax purposes as described below in “—Material U.S. Federal Income Tax Consequences;”

•

the fact that the merger agreement contains restrictions on the conduct of our business prior to the completion of the merger, including generally requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the risk that the public announcement of the merger, and/or the failure to complete the merger, would disrupt the operations of the Company and our relationships with employees and customers; and

•

that the interests certain executive officers and directors of the Company may have in the merger differ from those of the Company’s other shareholders, as described below in “—Interests of the Company’s Directors and Executive Officers in the Merger.”

After considering the foregoing potentially negative and potentially positive factors, our Board of Directors concluded that the potentially positive factors relating to the merger agreement and the merger substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive, but includes the material factors considered by the Board of Directors. In view of the wide variety of factors considered by the Board of Directors in evaluating the merger agreement and the merger, the Board of Directors did not find it practicable, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its conclusion. In addition, individual members of the Board of Directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Board of Directors approved the merger agreement and the merger based upon the totality of the information it considered.

Opinions of the Company’s Financial Advisors

Credit Suisse Securities (USA) LLC

The Company retained Credit Suisse to act as its financial advisor in connection with the merger. In connection with Credit Suisse’s engagement, the Board of Directors requested that Credit Suisse evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of Company common stock. On October 24, 2012, at a meeting of the Board of Directors held to evaluate the proposed merger, Credit Suisse rendered to the Board of Directors an oral opinion, confirmed by delivery of a written opinion dated October 24, 2012, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken, the merger consideration to be received by holders of Company common stock was fair, from a financial point of view, to such holders.

The full text of Credit Suisse’s written opinion, dated October 24, 2012, to the Board of Directors, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Credit Suisse in connection with such opinion, is attached to this Proxy Statement as Appendix B and is incorporated into this Proxy Statement by reference in its entirety. The description of Credit Suisse’s opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the Board of Directors (in its capacity as such) for its information in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the proposed merger, including the relative merits of the merger as compared to alternative transactions or strategies that might be available to the Company or the underlying business decision of the Company to proceed with the merger. The opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed merger or otherwise.

In arriving at its opinion, Credit Suisse reviewed a draft, dated October 24, 2012, of the merger agreement and certain publicly available business and financial information relating to the Company. Credit Suisse also reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with Credit Suisse by the Company, and met with Company management to discuss the business and prospects of the Company. Credit Suisse also considered certain financial and stock market data of the Company, and compared that data with similar data for other publicly held companies in businesses it deemed similar to that of the Company, and Credit Suisse considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that Credit Suisse was directed to utilize for purposes of its analyses, Company management advised Credit Suisse, and Credit Suisse assumed, with the Company’s consent, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Company management as to the future financial performance of the Company. Credit Suisse also relied upon, with the Company’s consent and without independent verification, the assessments of Company management as to the Company’s proposed strategic restructuring, including, without limitation, the pending sale of its specialty dental business and a planned divestiture of its skilled nursing business (which businesses such management indicated currently were classified as discontinued operations), the estimated proceeds to be received and the proposed redeployment of capital by the Company for future acquisitions, in each case as reflected in such financial forecasts. Credit Suisse assumed, with the Company’s consent, that there would be no developments with respect to any such matters that would be meaningful to Credit Suisse’s analyses or opinion.

Credit Suisse assumed, with the Company’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement. Representatives of the Company advised Credit Suisse, and Credit Suisse also assumed, that the terms of the merger agreement, when executed, would conform in all material respects to the terms reflected in the draft reviewed by Credit Suisse. In addition, Credit Suisse was not requested to make, and it did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Credit Suisse furnished with any such evaluations or appraisals.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, of the merger consideration to be received by holders of Company common stock and did not address any other aspect or implication of the merger or any other securities of the Company, including, without limitation, the form or structure of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or in respect of certain debt securities, hedging arrangements and other instruments as a result of the merger or otherwise. Credit Suisse’s opinion also did not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based on information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on that date. Credit Suisse did not express any opinion as to the prices at which shares of Company common stock would trade at any time. Except as described in this summary, the Company imposed no other limitations on Credit Suisse with respect to the investigations made or procedures followed in rendering its opinion.

In preparing its opinion to the Board of Directors, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion, but rather a summary of the material analyses provided the Board of Directors in connection with such opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. No company, transaction or business used in Credit Suisse’s analyses is identical to the Company or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the proposed merger, which merger consideration was determined through negotiations between the Company and McKesson, and the decision to enter into the merger agreement was solely that of the Board of Directors. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the Board of Directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board of Directors or Company management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with the Board of Directors on October 24, 2012 in connection with Credit Suisse’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses. As directed by Company management, Credit Suisse’s financial analyses relating to the Company as summarized below reflect the pending divestiture of the Company’s specialty dental business, a hypothetical divestiture of the Company’s skilled nursing business (which the Company was pursuing prior to signing the merger agreement) and proposed capital redeployment from such divestitures for future acquisitions.

Selected Companies Analysis. Credit Suisse reviewed financial and stock market information of the Company and the following six selected publicly traded companies, referred to as the selected companies, three of which operate in the alternate site healthcare product distribution industry, referred to as the selected alternate site distribution companies, and three of which operate in the healthcare drug distribution industry, referred to as the selected drug distribution companies:

Selected Alternate Site Distribution Companies	Selected Drug Distribution Companies
• Henry Schein, Inc. • Patterson Companies, Inc. • Owens & Minor, Inc.	• McKesson Corporation • Cardinal Health, Inc. • AmerisourceBergen Corporation

Credit Suisse reviewed, among other things, enterprise values of the selected companies, calculated as equity values based on closing stock prices on October 23, 2012, plus debt, less cash and cash equivalents, as a multiple of calendar years 2012 and 2013 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. Credit Suisse also reviewed equity values of the selected companies, based on closing stock prices on October 23, 2012, as a multiple of calendar year 2013 estimated earnings per share, referred to as EPS. The overall low, mean, median and high estimated EBITDA multiples observed for the selected alternate site distribution companies were 7.7x, 9.1x, 9.5x and 10.2x, respectively, for calendar year 2012 and 7.2x, 8.5x, 8.9x and 9.6x, respectively, for calendar year 2013. The overall low, mean, median and high estimated EBITDA multiples observed for the selected drug distribution companies were 6.6x, 7.2x, 7.4x and 7.6x, respectively, for calendar year 2012 and 6.3x, 6.9x, 7.0x and 7.3x, respectively, for calendar year 2013. The overall low, mean, median and high calendar year 2013 estimated EPS multiples observed for the selected alternate site distribution companies were 13.3x, 14.5x, 14.7x and 15.4x, respectively, and for the selected drug distribution companies were 11.3x, 11.7x, 11.4x and 12.4x, respectively. Credit Suisse then applied selected ranges of calendar years 2012 and 2013 estimated EBITDA multiples of 7.5x to 9.5x and 7.0x to 9.0x, respectively, and calendar year 2013 estimated EPS multiples of 14.0x to 17.0x derived from the selected companies to corresponding data of the Company. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company were based on internal estimates of Company management. This analysis indicated the following approximate implied equity value per share reference range for the Company, as compared to the merger consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$18.00 – $30.00	$29.00

Selected Precedent Transactions Analysis. Credit Suisse reviewed publicly available financial information of the following 17 selected transactions involving companies with operations in the healthcare product distribution industry:

Announcement Date	Acquiror	Target
08/23/11	• Omnicare, Inc.	• PharMerica Corporation (withdrawn)
11/18/10	• Cardinal Health, Inc.	• Kinray, Inc.
11/01/10	• McKesson Corporation	• US Oncology, Inc.
10/14/10	• Henry Schein, Inc.	• Provet Holdings Limited
11/30/09	• Henry Schein, Inc.	• Butler Animal Health Supply, LLC
08/28/07	• Medco Health Solutions, Inc.	• PolyMedica Corporation
05/02/07	• Madison Dearborn Partners, LLC	• VWR International, Inc.
07/11/05	• McKesson Corporation	• D&K Healthcare Resources, Inc.
07/07/05	• Omnicare, Inc.	• NeighborCare, Inc.
12/18/02	• Omnicare, Inc.	• NCS HealthCare, Inc.
03/19/01	• AmeriSource Health Corporation	• Bergen Brunswig Corporation
12/04/00	• Cardinal Health, Inc.	• Bindley Western Industries, Inc.
06/22/00	• Fisher Scientific International Inc.	• PSS World Medical, Inc. (withdrawn)
01/11/99	• Bergen Brunswig Corporation	• PharMerica, Inc.
10/09/98	• Cardinal Health, Inc.	• Allegiance Corporation
09/23/97	• McKesson Corporation	• AmeriSource Health Corporation (withdrawn)
08/24/97	• Cardinal Health, Inc.	• Bergen Brunswig Corporation (withdrawn)

Credit Suisse reviewed, among other things, transaction values, calculated as the purchase prices paid for the target companies in the selected transactions plus debt, less cash and cash equivalents, as a multiple of such target companies’ latest 12 months EBITDA. The overall low, mean, median and high latest 12 months EBITDA multiples observed for the selected transactions were 7.4x, 12.6x, 12.6x and 19.3x, respectively. Credit Suisse then applied a selected range of latest 12 months EBITDA multiples of 9.0x to 13.0x derived from the selected transactions to the Company’s latest 12 months (as of September 30, 2012) EBITDA. Financial data of the selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company were based on the Company’s public filings and internal estimates of Company management. This analysis indicated the following approximate implied equity value per share reference range for the Company, as compared to the merger consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$24.00 – $33.00	$29.00

Discounted Cash Flow Analysis. Credit Suisse performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flow that the Company was forecasted to generate during the second half of fiscal year ending March 31, 2013 through the full fiscal year ending March 31, 2017 based on internal estimates of Company management. Credit Suisse calculated terminal values for the Company by applying to the Company’s estimated EBITDA for the fiscal year ending March 31, 2017 a range of terminal value EBITDA multiples of 7.5x to 9.5x. The present value (as of September 30, 2012) of the cash flows and terminal values was then calculated using discount rates ranging from 8.0% to 10.5%. This analysis indicated the following approximate implied equity value per share reference range for the Company, as compared to the merger consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$24.00 – $32.00	$29.00

Other Information. Credit Suisse also noted for the Board of Directors certain additional factors that were not considered part of Credit Suisse’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

stock price targets for Company common stock in publicly available Wall Street research analyst reports, which indicated low and high stock price targets for the Company of approximately $18.00 to $26.00 per share;

•

premiums paid in transactions involving U.S. target companies and U.S. healthcare target companies with transaction values of greater than $1 billion announced between January 1, 2005 and October 23, 2012 which, after applying mean premium ranges of 28% to 35%, 29% to 35% and 33% to 39% derived from the closing stock prices of the target companies one-trading day, one week and one month, respectively, prior to public announcement of the relevant transactions to the Company’s closing stock price one-trading day, one week and four weeks prior to October 23, 2012, respectively, indicated an approximate implied equity value per share reference range for the Company of $28.00 to $32.00 per share; and

•

historical trading prices of Company common stock during the 52-week period ended October 23, 2012, which indicated low and high stock prices for the Company of approximately $19.00 to $26.00 per share.

Miscellaneous

The Company selected Credit Suisse to act as its financial advisor in connection with the merger based on Credit Suisse’s qualifications, experience, reputation and familiarity with the Company. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

The Company has agreed to pay Credit Suisse for its financial advisory services to the Company in connection with the proposed merger an aggregate fee currently estimated to be approximately $9.5 million, a portion of which was payable upon delivery of Credit Suisse’s opinion and approximately $7.5 million of which is contingent upon completion of the merger. In addition, the Company has agreed to reimburse Credit Suisse for its expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and related parties for certain liabilities and other items, including liabilities under the federal securities laws, arising out of or related to its engagement. Credit Suisse and its affiliates in the past have provided investment banking and other financial services to the Company for which Credit Suisse and its affiliates have received compensation, including during the two-year period prior to the date of Credit Suisse’s opinion having received aggregate fees of approximately $2.4 million for acting as (i) initial purchaser for a $250 million senior notes offering by the Company in February 2012 and (ii) agent in connection with certain share repurchases by the Company in 2012, 2011 and 2010. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, McKesson and their respective affiliates and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to the Board of Directors of PSS that, as of October 24, 2012 and based upon and subject to the factors and assumptions set forth therein, the $29.00 per share in cash to be paid to the holders (other than McKesson and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 24, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. Goldman Sachs provided its opinion for the information and assistance of the Board of Directors of PSS in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and annual reports on Form 10-K of the Company for the five fiscal years ended March 30, 2012;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its shareholders;

•	certain publicly available research analyst reports for the Company; and

•

certain internal financial analyses and forecasts for the Company prepared by its management, including financial forecasts assuming, among other things, the divestiture of the Company’s skilled nursing business, as approved for Goldman Sachs’ use by the Company, which we refer to as the “Forecasts.”

Goldman Sachs also held discussions with members of Company senior management regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for shares of Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the drug / diversified wholesale and med-surg distribution industries and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with the consent of the Board of Directors of PSS, relied upon and assumed the accuracy and completeness of all of the financial, legal, accounting, tax and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Board of Directors of PSS that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Company management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than McKesson and its affiliates) of the shares of Company common stock, as of the date of the opinion, of the $29.00 per share of Company common stock in cash to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or class of such persons, in connection with the merger, whether relative to the $29.00 per share in cash to be paid to the holders (other than McKesson and its affiliates) of shares of Company common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of the Company or McKesson or the ability of the Company or McKesson to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and the opinion expressed in its opinion were provided for the information and assistance of the Board of Directors of PSS in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors of PSS in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 22, 2012, which was the second to last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

Implied Premia Analysis

Goldman Sachs calculated that the $29.00 per share in cash to be paid to the holders of shares of Company common stock pursuant to the merger agreement represented premia to the historical closing prices for the shares of Company common stock:

•	33.7% to the closing price of $21.69 on October 22, 2012;

•	27.5% to $22.75, the average of the closing prices over the one-month period ended October 22, 2012;

•	32.2% to $21.93, the average of the closing prices over the three-month period ended October 22, 2012;

•	34.3% to $21.59, the average of the closing prices over the six-month period ended October 22, 2012;

•	28.4% to $22.59, the average of the closing prices over the nine-month period ended October 22, 2012;

•	27.4% to $22.77, the average of the closing prices over the one-year period ended October 22, 2012;

•	12.1% to $25.86, the highest closing price during the 52-week period ended October 22, 2012; and

•	54.7% to $18.75, the lowest closing price during the 52-week period ended October 22, 2012.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following selected companies in each of the drug / diversified wholesaler and med-surg distribution sub-sectors of the healthcare services supply chain sector:

Drug / Diversified Wholesalers

•	Amerisource

•	Cardinal Health

•	McKesson Corp.

Med-Surg Distribution Companies

•	Henry Schein

•	Owens & Minor

•	Patterson Companies

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies in the drug / diversified wholesaler and med-surg distribution sub-sectors of the healthcare services supply chain sector with operations that, for purposes of analysis, may be considered similar to certain operations of the Company. With respect to each of the selected companies, Goldman Sachs calculated the following multiples and compared them to the results for the Company:

•	enterprise value, which we refer to as “EV,” as a multiple of estimated 2012 calendar year earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA;”

•	closing share price on October 22, 2012 as a multiple of estimated 2013 earnings per share, which we refer to as “EPS,” and which we collectively refer to as the “P/E multiple;”

•	EV as a multiple of estimated 2013 calendar year EBITDA; and

•	ratio of estimated 2013 P/E multiple to estimated 2013 EPS growth rate, which we refer to as the “P/E/G ratio.”

For purposes of these calculations, Goldman Sachs utilized an equity value for each company derived by multiplying the number of diluted outstanding shares of that company as reported in its most recent SEC filings by the company’s closing share price on October 22, 2012. By adding the net debt amount (defined as total debt, non-controlling interests and preferred stock, less unrestricted cash) of each company as most recently publicly reported by the company to the equity value of such company derived from the foregoing calculations, Goldman Sachs determined an enterprise value for each company. The multiples for the selected companies were calculated using IBES estimates as of October 22, 2012. In addition, Goldman Sachs calculated these multiples for the Company based on the value of the merger consideration and using the Forecasts. The following table presents the results of these calculations:

	PSS				Selected Companies
	PSS-Standalone		PSS-Merger		Drug / Diversified Wholesalers			Med-Surg Distribution Companies
					Range	Median		Range	Median
EV / 2012E EBITDA	8.1	x	11.4	x	6.8x-7.9x	7.4	x	7.7x-10.3x	9.6	x
2013E P/E multiple	16.8	x	22.5	x	11.5x-12.5x	11.6	x	13.3x-15.6x	14.9	x
EV / 2013E EBITDA	6.6	x	9.3	x	6.4x-7.5x	7.0	x	7.2x-9.6x	9.0	x
2013E P/E/G ratio	0.6	x	0.9	x	0.9x-1.2x	1.1	x	1.3x-1.8x	1.3	x

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis on the Company using the Forecasts. Goldman Sachs calculated net present values of unlevered free cash flows for the Company for the years 2013 through 2017 using discount rates ranging from 6.25% to 8.25%, reflecting an estimate of the Company’s weighted average cost of capital. Goldman Sachs then calculated the present value of illustrative terminal values in the year 2017 based on perpetuity growth rates ranging from 1.0% to 2.5% and discount rates ranging from 6.25% to 8.25% (which implied terminal values equivalent to multiples of 2017 EBITDA ranging from 6.4x to 12.6x). Goldman Sachs then added the net present values of the unlevered free cash flows for the years 2013 through 2017 to the present value of the illustrative terminal value, in each case discounted to September 30, 2012, to derive a range of illustrative implied enterprise values. Goldman Sachs then calculated an illustrative range of present values per share of Company common stock by subtracting the Company’s net debt amount as of September 30, 2012 (as adjusted for the proceeds from the sale of the Company’s specialty dental business and the assumed proceeds from a hypothetical divestiture of the Company’s skilled nursing business) per information provided by Company management, from the illustrative range of implied enterprise values that it derived for the Company, and divided the results by the number of diluted shares of Company common stock as of September 30, 2012 per information provided by Company management. This analysis resulted in a range of illustrative values per share of Company common stock from $23.13 to $45.05.

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed illustrative analyses of the present value of the future price per share of common stock of the Company, using the Forecasts. Goldman Sachs calculated an illustrative range of implied present values per share of Company common stock based on hypothetical future share prices for Company common stock. For purposes of this analysis, Goldman Sachs derived hypothetical future share prices for Company common stock by applying next twelve month P/E multiples ranging from 13.0x to 17.0x to the Company’s estimated EPS (per the Forecasts) for each calendar year from 2013 through 2016. Goldman Sachs then discounted these future share prices to December 31, 2012 using a discount rate of 8.6%, reflecting an estimate of the Company’s cost of equity. This analysis resulted in a range of illustrative present values per share of Company common stock of $16.78 to $32.52.

Selected Precedent Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the following change of control transactions in the drug / diversified wholesaler and med-surg distribution sub-sectors of the healthcare services supply chain sector that were announced since 1998:

Acquiror	Target	Date Announced
Allegiance Corp.	Bergen Brunswig	06/26/2000
Amerisource Health	Bergen Brunswig	03/16/2001
Cardinal Health	Kinray	11/18/2010
	Bindley Western	12/04/2000
	Allegiance Corp.	10/09/1998
Fisher Scientific	PSS World Medical	06/22/2000
Henry Schein	Provet Holdings	10/14/2010
	Butler Animal Health Supply	11/20/2009
	General Injectables	12/29/1998
Madison Dearborn Capital	VWR	05/02/2007
McKesson	Drug Trading (Katz Group)	01/30/2012
	US Oncology	11/01/2010
	McQueary Bros. Drug Co.	04/08/2008
	Red Line Health Care Unit	09/30/1998
MedCo Health	Polymedica	08/27/2007
OPG Groep	Byram Healthcare	02/19/2008
Thermo Electron	Fisher Scientific	05/08/2006

While none of the businesses or companies that participated in these selected transactions is directly comparable to the proposed merger, the target companies in the selected transactions are such that, for the purposes of analysis, the selected transactions may be considered similar to the proposed merger.

For each of the selected transactions for which relevant information was publicly available, Goldman Sachs calculated and reviewed the enterprise value of the target company based on the announced transaction price, as a multiple of the target company’s EBITDA for the last twelve month period, or “LTM,” prior to the announcement of the transaction.

For purposes of this analysis, the target companies’ enterprise values were generally calculated by adding, to the total equity consideration paid in the transaction, the target company’s net debt amount based on publicly available information. In addition, Goldman Sachs calculated this multiple for the Company on a standalone basis and based on the value of the merger consideration and using the LTM EBITDA as of September 30, 2012. The following table presents the results of this analysis:

	PSS		Selected Transactions
	PSS- Standalone	PSS-Merger	Range	Median	Mean
EV / LTM EBITDA	8.3x	11.7x	7.4x-16.9x	12.6x	12.1x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Board of Directors of PSS that, as of October 24, 2012 and based upon and subject to the factors and assumptions set forth therein, the $29.00 per share in cash to be paid to the holders (other than McKesson and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between McKesson and the Company and was approved by the Board of Directors of PSS. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Board of Directors of PSS was one of many factors taken into consideration by the Board of Directors of PSS in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix C.

Goldman Sachs and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, McKesson and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the merger for the accounts of Goldman Sachs and its affiliates and their customers. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain investment banking services to the Company and its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the Company in connection with the potential divestiture of its skilled nursing business since May 2012. During the two year period ended October 24, 2012, the Investment Banking Division of Goldman Sachs has received no compensation for services provided to the Company and its affiliates. Goldman Sachs also has provided certain investment banking services to McKesson and its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to McKesson in connection with its acquisition of U.S. Oncology in December 2010 and acting as a participant in McKesson’s revolving credit facility since September 2011. During the two year period ended October 24, 2012, the Investment Banking Division of Goldman Sachs has received compensation for services provided to McKesson and its affiliates of approximately $7,200,000. Goldman Sachs may also in the future provide investment banking services to the Company, McKesson and their respective affiliates for which its Investment Banking Division may receive compensation.

Further, concurrently with the Company’s issuance in August 2008 of $230,000,000 aggregate principal amount of 3.125% Convertible Notes, the Company entered into the Convertible Bond Hedge Transaction and the Issuer Warrant Transaction with Goldman Sachs acting as principal for its own account. The Convertible Bond Hedge Transaction consisted of the purchase by the Company from Goldman Sachs of call options relating to all of the 3.125% Convertible Notes (convertible into approximately 10.8 million shares of Company common stock) and having a strike price equal to the initial conversion price of the 3.125% Convertible Notes ($21.2160). The Issuer Warrant Transaction consisted of the sale by the Company to Goldman Sachs of warrants with respect to the number of shares of Company common stock underlying the 3.125% Convertible Notes and having a strike price of

$28.2880. If, as currently expected by the Company, the merger is consummated prior to August 1, 2014, which is the maturity date for the 3.125% Convertible Notes and the expiration date for the Convertible Bond Hedge Transaction, the Convertible Bond Hedge Transaction would likely be exercised. Upon exercise in full of the Convertible Bond Hedge Transaction following consummation of the merger, Goldman Sachs would be required to pay to the Company an aggregate amount of cash equal to the intrinsic value thereof (i.e., the product of the number of shares of Company common stock underlying the 3.125% Convertible Notes and the excess of the $29.00 per share in cash that will be paid to the holders of the shares of Company common stock pursuant to the merger agreement over the strike price of the Convertible Bond Hedge Transaction). Under the terms of the Issuer Warrant Transaction, if, as currently expected by the Company, the merger is consummated prior to the initial expiration date of the warrants in November 2014, all of the warrants would be cancelled and Goldman Sachs would be entitled to receive a cash payment from the Company in respect of the cancelled warrants. The Issuer Warrant Transaction provides that Goldman Sachs and the Company would seek to agree on the amount of such cancellation payment by the fifth business day following such cancellation and, if Goldman Sachs and the Company were unable to agree on such an amount, Goldman Sachs, as calculation agent under the Issuer Warrant Transaction, would determine such amount in a commercially reasonable manner. Although the amount of any such cancelation payment cannot be determined at this time, and may be greater than, equal to or less than the value that Goldman Sachs would have received from exercise of the warrants in the absence of the merger, such amount will depend on a variety of factors including, among others, the $29.00 in cash paid to the holders of shares of Company common stock pursuant to the merger agreement, the closing date of the merger and applicable interest rates, and will include both the intrinsic value of the warrants (i.e., the product of the number of outstanding warrants and the excess of the $29.00 per share in cash that will be paid to holders of shares of Company common stock pursuant to the merger agreement over the strike price of the Issuer Warrant Transaction) and the time value of the warrants lost in connection with the proposed merger. For illustrative purposes, if the merger were to be consummated on November 14, 2012 in accordance with its terms, Goldman Sachs estimates that the amount payable to the Company upon exercise of the Convertible Bond Hedge Transaction would be approximately $84.4 million and the amount payable by the Company to Goldman Sachs upon cancellation of the Issuer Warrant Transaction would be approximately $91.9 million. The actual amount of any such cancellation payment would be subject to the determination process described above.

As a result of the Call Spread Transactions, Goldman Sachs has exposure to market fluctuations in the price of Company common stock. Goldman Sachs’ ordinary practice is to hedge its net market exposure to the price of the common stock underlying private derivative transactions with issuers of such common stock such as the Call Spread Transactions. In connection with the Call Spread Transactions, Goldman Sachs and its affiliates have engaged, and will continue to engage, in hedging and other market transactions (which may include the purchasing or selling of shares of Company common stock or the 3.125% Convertible Notes or the entering into or unwinding of various derivative transactions with respect to shares of Company common stock) that are generally intended to substantially neutralize Goldman Sachs’ exposure as a result of the Call Spread Transactions to changes in the Company’s common stock price. To mitigate the exposure from the Call Spread Transactions, Goldman Sachs held as of November 14, 2012 1.7 million shares of Company common stock in connection with the Call Spread Transactions.

Such hedging activity has been, and will be, at Goldman Sachs’ own risk and may result in a gain or loss to Goldman Sachs that may be greater than or less than the contractual benefit to Goldman Sachs under the Call Spread Transactions. The amount of any such gain or loss will not be known until the Convertible Bond Hedge Transaction and the Issuer Warrant Transaction have been exercised, expired or cancelled in accordance with their terms and Goldman Sachs and its affiliates have completed all of their unwind activities. In accordance with industry practice, Goldman Sachs maintains customary institutional information barriers reasonably designed to prevent the unauthorized disclosure of confidential information by personnel in its Investment Banking Division to the personnel in its Securities Division who are undertaking these hedging and other market transactions.

Goldman Sachs estimates as of November 14, 2012, and has so advised the Company, that, as a result of the proposed merger, Goldman Sachs expects to realize a gain of approximately $38.8 million on the Call Spread Transactions, after giving effect to its hedging activities based on the ordinary hedging practices described above, and an assumed closing date of November 14, 2012.

The indenture governing the Convertible Notes and the confirmations containing the terms of the Call Spread Transactions were included as exhibits to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 6, 2008.

The Board of Directors of PSS selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated October 10, 2012, the Company engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a portion of the Company. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $14 million, all of which is contingent upon consummation of the merger, and the Company has agreed to reimburse Goldman Sachs for its expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement.

Certain Projected Financial Information

While we have provided public guidance with respect to certain select financial measurements for future periods, we do not as a matter of course provide detailed public long-term projections as to performance, earnings or future results due, among other reasons, to the inherent unpredictability of future results and the judgments required for the underlying assumptions and estimates. However, in connection with the process to potentially sell the Company, the Company’s management prepared certain non-public, projected financial information, including forecasts of revenue, gross profit, EBITDA and EPS, for fiscal years 2013 through 2017, based on management’s expectations of the Company’s future financial performance. Management reviewed and discussed the projected financial information with members of our Board of Directors and financial advisors. In addition, management also provided projected financial information to McKesson (and Company A) and their advisors to facilitate their due diligence review. However, we have made no representation to Parent or Merger Sub in the merger agreement or otherwise concerning these financial forecasts.

These financial projections were not prepared with a view to public disclosure, and may differ from publicized analyst estimates and forecasts. This summary of the projections provided below is not included in this Proxy Statement to influence your decision whether to vote for or against the proposal to approve the merger agreement. The summary projections are included only to provide our shareholders with access to the information provided to our Board of Directors and McKesson (and Company A) in connection with the process to potentially sell the Company. No one has made or makes any representation to readers of this Proxy Statement regarding the information included in the financial forecasts set forth below.

Furthermore, the financial projections:

•

while presented with numerical specificity, necessarily are based on numerous assumptions and estimates regarding future conditions, events and outcomes, many of which are difficult to predict and beyond our control, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, and may prove not to be correct;

•	cover multiple years, and such information by its nature becomes less predictive with each successive year;

•

include assumptions related to potential future acquisitions, strategic investments and strategic plans, including cost savings opportunities, each of which has not yet occurred and are subject to change and strategic and execution risks not anticipated at the time the projections were prepared;

•

may have changed since the date such forecasts were made and do not necessarily reflect revised prospects for our business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	do not give effect to the merger.

The financial projections are not intended to comply with generally accepted accounting principles, or GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Some of the financial forecasts present financial metrics that were not prepared in accordance with GAAP. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections contained in this Proxy Statement, nor have they expressed any opinion or any other form of assurance on the projections or their achievability. The report of our independent registered public accounting firm contained in our Annual Report on Form 10-K for the year ended March 30, 2012, which is incorporated by reference into this Proxy Statement, relates to the historical financial information of the Company only. It does not extend to the projections and should not be read to do so.

These financial forecasts are forward-looking statements and were based on numerous variables and assumptions that are inherently uncertain. Important factors that could cause actual results to differ materially from the financial forecasts include, among others, the various risks and uncertainties discussed in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended March 30, 2012 and under “Risk Factors and Special Cautionary Notice Regarding Forward-Looking Statements” beginning on page 13. In light of the foregoing factors and the uncertainties inherent in the projections, you are cautioned not to place undue, if any, reliance on the projections. The inclusion of the summary information below should not be regarded as an indication that our Board of Directors or any other person considered, or now considers, this information to be material or to be necessarily predictive of actual future results, and this information should not be relied upon as such. We have not updated and do not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error.

You are urged to review our SEC filings for a description of our reported results of operations, financial condition and capital resources, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended March 30, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2012 and September 28, 2012. See “Where You Can Find More Information” beginning on page 73 for additional information.

The immediately following consolidated financial forecasts and projections were prepared by Company management and provided to McKesson (and Company A), our Board of Directors and our and their respective advisors. These forecasts and projections were based on the Company as a whole and included the financial impact of continued operations of the Gulf South SNF business by the Company and excluded certain divestiture-related costs expected to be non-recurring. These forecasts assumed the divestiture of the Company’s specialty dental business.

	Fiscal year ending March 31,
(in millions, except per share data)	2013E	2014E	2015E	2016E	2017E
Total Revenue	$2,262	$2,455	$2,719	$2,912	$3,089

Total Gross Profit	$737	$800	$887	$954	$1,010

EBITDA	$180	$204	$226	$246	$266

EBIT	$139	$162	$179	$196	$212

EPS	$1.40	$1.69	$2.08	$2.37	$2.62

Management also prepared the following forecasts and projections for the Company, which assume the sale of the Gulf South SNF business and the Company’s specialty dental business and excluded certain divestiture-related costs expected to be non-recurring, as well as the redeployment of capital for future acquisitions using net proceeds from the sales of the Gulf South SNF and specialty dental businesses, cash on the Company’s balance sheet and future cash flow. This information was provided to our Board of Directors and financial advisors but not to McKesson (or Company A) and our financial advisors were directed to use the following financial forecasts in connection with their respective opinions.

	Fiscal year ending March 31,
(in millions, except per share data)	2013E	2014E	2015E	2016E	2017E
Total Revenue	$1,768	$2,122	$2,487	$2,689	$2,876

Total Gross Profit	$594	$709	$830	$900	$961

EBITDA	$145	$186	$218	$233	$250

EBIT	$111	$143	$168	$181	$198

EPS	$1.00	$1.39	$1.89	$2.21	$2.53

In preparing the immediately foregoing financial forecasts, Company management made the following key assumptions:

•	Aggregate expenditures on acquisitions of $431 million from fiscal 2013 to 2017;

•	Aggregate acquired revenue from acquisitions of $487 million from fiscal 2013 to 2017;

•	Aggregate share repurchases of approximately $370 million from fiscal 2013 to fiscal 2017; and

•	An effective tax rate of 35.5%.

Financing of the Merger

There is no financing condition to the merger. Parent anticipates using a mixture of cash on hand and new debt to permanently finance the transaction.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of our Board of Directors with respect to the merger agreement, you should be aware that some of the Company’s executive officers and members of our Board of Directors may have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The Board of Directors was aware of such interests and considered them, among other matters, in reaching its decision to approve and adopt the merger agreement, the plan of merger included therein, and the transactions contemplated thereby and to recommend that the Company’s shareholders approve the merger agreement and the plan of merger included therein in accordance with the FBCA.

Treatment of Stock Options, Restricted Stock and Stock Units

Under the terms of the Company’s equity compensation plans, outstanding equity awards held by the Company’s employees (including executive officers) and directors generally vest in full upon consummation of a change in control transaction. The following discussion describes more specifically the treatment of these awards in the merger, which will constitute a change in control for purposes of the plans.

Upon the completion of the merger, all of our equity compensation awards (including awards held by our directors and executive officers) will be subject to the following treatment:

•

each outstanding Company stock option (whether vested or unvested) will be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the number of shares subject to such option, multiplied by (ii) the excess (if any) of $29.00 over the exercise price per share of such option. Each outstanding Company stock option with a per share exercise price equal to or greater than $29.00 will be canceled without payment;

•	each outstanding share of restricted stock will vest in full and will be cancelled and converted into the right to receive $29.00 in cash per share, without interest; and

•

each outstanding Company restricted stock unit, deferred stock unit and common stock equivalent unit granted under an equity compensation plan will vest in full, based on an assumed attainment of performance goals at “target” level, in the case of performance-based awards, and will be cancelled and converted into the right to receive $29.00 in cash, without interest and less any applicable withholding tax.

See “The Merger and the Merger Agreement—Treatment of Stock and Equity Awards” beginning on page 52 for a more complete description of the treatment of stock options and other equity-based awards.

The following table sets forth, for each of our executive officers and non-employee directors, the number of all outstanding and unexercised stock options, shares of restricted stock, and restricted stock units held by each such person as of November 15, 2012, and the estimated consideration that each will receive after the effective time of the merger in connection with such awards:

	Number of Shares Underlying Outstanding Options	Resulting Option Consideration (1)($)	Number of Shares of Restricted Stock	Resulting Restricted Stock Consideration (2)($)	Number of Stock Units	Resulting Stock Unit Consideration (2)($)
Executive Officers
Gary A. Corless	168,943	1,330,032	29,282	849,178	196,192	5,689,568
David M. Bronson	41,806	307,692	17,569	509,501	98,094	2,844,726
John F. Sasen, Sr.	25,084	184,618	16,251	471,279	65,396	1,896,484
Kevin P. English	25,084	184,618	13,665	396,285	65,396	1,896,484
Bradley J. Hilton	25,084	184,618	13,665	396,285	65,396	1,896,484
Edward D. Dienes	25,084	184,618	—	—	52,306	1,516,874
Mark E. Steele	—	—	—	—	37,987	1,101,623
Joshua H. DeRienzis	—	—	8,296	240,584	18,242	529,018
David D. Klarner	1,542	33,986	—	—	12,277	356,033

Non-Employee Directors
Charles E. Adair	10,329	182,200	—	—	—	—
Alvin R. Carpenter	—	—	—	—	—	—
Jeffrey C. Crowe	—	—	—	—	—	—
A. Hugh Greene	—	—	—	—	—	—
Steven T. Halverson	—	—	—	—	10,758	311,982
Melvin L. Hecktman	7,329	123,640	—	—	—	—
Delores M. Kesler	10,329	182,200	—	—	—	—
Stephen H. Rogers	—	—	—	—	—	—

(1)	The consideration to be received for each outstanding stock option is calculated as the difference between (a) $29.00 and (b) the exercise price of the option.
(2)	The estimated consideration to be received for each share of restricted stock and each restricted stock units is $29.00, which is the amount that each share of the Company’s common stock gets converted into the right to receive at the effective time of the merger.

For further information regarding the beneficial ownership of Company common stock by the directors and executive officers of the Company, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 71.

Employment Agreements with Executive Officers Other than Mr. Corless

Each of the Company’s executive officers is currently party to an employment agreement with the Company. Gary A. Corless, the Company’s President and Chief Executive Officer, has agreed to the terms of an employment offer letter, which we refer to as the “Employment Offer Letter,” to serve as Chief Operating Officer of McKesson Medical-Surgical, Inc., a division of Parent, which we refer to as “McKesson Medical-Surgical,” following the merger. The terms of the Employment Offer letter, which are summarized below, will supersede the terms of Mr. Corless’ existing employment agreement with the Company, effective as of the closing of the merger.

Under the employment agreements with the executive officers other than Mr. Corless, the executive officers may be entitled to certain severance payments and other benefits in the event their employment is terminated by the Company without cause or by the employee for good reason, and such payments and benefits will be increased or enhanced if the termination occurs within 24 months following a “change in control” of the Company, which would include the consummation of the merger.

Upon a termination of employment without cause or for good reason within 24 months following the merger, an executive officer would be entitled to receive the following payments and benefits, subject to his execution of a full release of claims in favor of the Company:

•

Severance payment. The executive officer would be entitled to receive a severance payment equal to a multiple of his base salary and target bonus. Such multiple is two for Mr. Bronson and 1.5 for all other executive officers. The executive officers would also be entitled to payment of any accrued but unpaid vacation pay.

•	Pro rata annual bonus. The executive officer would be entitled to receive a pro rata portion of his annual bonus with respect to the fiscal year in which his termination occurs.

•

Group health benefits. The executive officer would be eligible to continue to receive group health benefits from the Company, with the Company reimbursing the executive for the employer-subsidized portion of the monthly premium for such benefits. The executive officers would be entitled to receive such benefits for a period of two years, in the case of Mr. Bronson, and 18 months for all other executive officers.

•

Outplacement services. The executive officer would be entitled to receive reimbursement for outplacement expenses not to exceed $30,000 in the case of Mr. Bronson and $15,000 for all other executive officers.

For the purposes of the employment agreements with executive officers, “cause” generally means the willful and continued failure of the executive to perform substantially his duties with the Company, after receipt of a written demand from the Board, or the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For the purposes of the employment agreements with executive officers, “good reason” generally means:

•

the assignment to the executive of any duties materially inconsistent with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, and excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof;

•	a reduction by the Company in the executive’s base salary, target bonus opportunity or benefits, unless a similar reduction is made in salary and benefits of peer executives generally;

•

following the merger, the Company’s requiring the executive to be based at any office or location other than the executive’s current principal place of business or the Company’s requiring him to travel on Company business to a substantially greater extent than currently required; or

any failure by the Company require Parent or one of its affiliates to assume the employment agreement in connection with the merger.

In addition, all restrictive covenants related to an executive officer’s ability to compete with the Company will lapse upon the consummation of the merger.

For more information regarding amounts payable pursuant to the executive officers’ employment agreements, see “—Golden Parachute Compensation” below.

Employment Offer Letter

Pursuant to the Employment Offer Letter, Mr. Corless has agreed to serve as Chief Operating Officer of McKesson Medical-Surgical following the merger. The Employment Offer Letter provides that Mr. Corless will be eligible to earn and receive the following payments and benefits during his employment:

•	Base salary. Mr. Corless will receive an annual base salary of $600,000.

•

Synergy Bonus Plan. For each of fiscal years 2014, 2015 and 2016, Mr. Corless will be eligible to earn a target annual bonus of $1,000,000 based on achieving certain milestones or goals relating to the successful integration of the Company and McKesson Medical-Surgical.

•

Management Incentive Plan. Mr. Corless will be eligible to participate in Parent’s regular annual incentive plan, which currently provides for an annual target award of 60% of a participant’s covered compensation, with an opportunity to earn between 0% to 300% of the target award based on achievement of financial goals relating to Parent and McKesson Medical-Surgical, as well as achievement of individual performance goals.

•	Long-Term Incentive Program. Mr. Corless will be eligible to participate in Parent’s long-term incentive program, and will be recommended to receive the following equity and cash awards:

--	Stock options having a grant date value of $275,000, which vest in four equal annual installments beginning on the first anniversary of the grant date;

--	Performance-based restricted stock units with a target value of $385,000, which vest in an amount between 0% and 200% of the target award on the third anniversary of the restricted stock unit grant date based on individual and company performance;

--	Long-term cash target award of $200,000, which may be earned in an amount equal to 0% to 300% of the target award based on company financial performance over a three-year period.

•

Severance. In recognition that the fact that Mr. Corless would be entitled to terminate his employment with the Company for “good reason” following the merger and receive severance benefits under his existing employment agreement with the Company, the Employment Offer Letter provides that upon Mr. Corless’ termination of employment with Parent or McKesson Medical-Surgical other than for “cause,” he will be entitled to receive a lump sum severance payment in the amount of $4,450,000. For this purpose, “cause” has the same meaning as set forth in the employment agreements with the other executive officers.

For more information regarding amounts payable pursuant to the Employment Offer Letter, see “—Golden Parachute Compensation” below.

Pro Rata Target Annual Incentive

Pursuant to the terms of the Company’s 2006 Incentive Plan under which annual incentives are awarded, each of the named executive officers is entitled to a pro rata target annual bonus for the fiscal year in which the merger occurs. Assuming the merger closes on January 15, 2013, the named executive officers would be entitled to receive the following amounts: Mr. Corless, $521,867; Mr. Bronson, $198,115; Mr. Sasen, $162,846; Mr. English, $123,263; and Mr. Hilton, $124,331.

Transaction Bonuses

In recognition of his significant efforts in connection with the proposed merger, on October 16, 2012, the Company agreed to pay a transaction bonus of $100,000 to Mr. Klarner, less applicable taxes, payable upon consummation of the merger.

Deferred Compensation

The Company’s executive officers are eligible to participate in the Company’s Amended and Restated Officer Deferred Compensation Plan, pursuant to which they may elect to defer up to 100% of their total annual compensation and invest their deferrals in a variety of investment options. The Company makes matching contributions ranging from 60% to 125% of the participant’s deferral, limited to 15% of total compensation for Messrs. Corless, Bronson and Sasen, or 10% of total compensation for the other executive officers. Participant contributions are always 100% vested. Company matching contributions vest in 20% increments beginning after participating in the plan for four years and become fully vested after participating in the plan for eight years. All of the executives are fully vested in their Company matching contributions, except Mr. DeRienzis, whose unvested balance is $62,648. Mr. DeRienzis’ unvested Company matching contributions will become fully vested if he is terminated without cause or if he resigns for good reason within 24 months of the merger. Vested plan benefits will be paid out in accordance with the each executive officer’s prior deferral election.

The Company’s non-employee directors are eligible to participate in the Company’s Directors’ Deferred Compensation Plan, pursuant to which they may elect to defer up to 100% of their annual retainer, supplemental retainers, and other cash compensation and invest their deferrals in a variety of investment options. The directors’ deferred compensation account balances will be distributed in lump sum payments upon the directors’ termination of service following the merger.

Golden Parachute Compensation

The following table and the related footnotes present information required by Item 402(t) of Regulation S-K promulgated under the Exchange Act about the amounts of compensation payable by the Company and Parent to the Company’s “named executive officers,” as determined for purposes of the Company’s most recent Annual Report on Form 10-K, that is based on or otherwise relates to the merger, assuming the merger occurred on January 15, 2013.

Name	Cash ($)		Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)(5)
Gary A. Corless	4,971,867	(1)	7,868,778	30,000	12,870,645
David M. Bronson	1,621,862	(2)	3,661,919	30,000	5,313,781
John F. Sasen, Sr.	1,065,341	(2)	2,552,381	15,000	3,632,722
Kevin P. English	926,350	(2)	2,477,387	15,000	3,418,737
Bradley J. Hilton	917,144	(2)	2,477,387	15,000	3,409,531

(1)	Amount includes a “double trigger” cash severance payment payable pursuant to the executive’s Employment Offer Letter with Parent in the amount of $4,450,000 in the event the executive’s employment is terminated for any reason other than for “cause.” Amount also includes a “single trigger” pro rata target annual bonus in the amount of $521,867 payable pursuant to the Company’s 2006 Incentive Plan.
(2)	Amounts include estimates of “double trigger” (see note 5 below) cash severance payments payable pursuant to the executives’ employment agreements with the Company in the event such executive’s employment is terminated without cause or the executive resigns for good reason within 24 months following the merger, in the following amounts: Mr. Bronson, $1,410,500; Mr. Sasen, $869,550; Mr. English, $752,550; and Mr. Hilton, $759,075. Amounts also include a “double trigger” benefit, payable pursuant to the executives’ employment agreements with the Company in the event such executive’s employment is terminated without cause or the executive resigns for good reason within 24 months following the merger, consisting of monthly installment payments, each in an amount equal to the employer-subsidized portion of the monthly premium for group health benefits coverage in effect for the executive and his eligible dependents on the date of termination. The estimated monthly payment and the aggregate amount of such payments (assuming the executive does not become eligible to receive health benefits under another employer-provided plan) are as follows: Mr. Bronson, $528 for 24 months, or $12,672 total; Mr. Sasen, $1,099 for 18 months, or $19,782; Mr. English, $1,414 for 18 months, or $25,452; and Mr. Hilton, $816 for 18 months, or $14,688. Amounts also include a “double trigger” benefit consisting of accrued but unpaid vacation pay, in the following amounts: Mr. Bronson, $575; Mr. Sasen, $13,163; Mr. English, $25,085; and Mr. Hilton, $19,050. These payments and benefits are described above under the heading “—Employment Agreements with Executive Officers Other than Mr. Corless.” Amounts also include “single trigger (see note 5 below) pro rata target annual bonuses in the following amounts: Mr. Bronson, $198,115; Mr. Sasen, $162,846; Mr. English, $123,263; and Mr. Hilton, $124,331. Amounts do not reflect a potential pro rata bonus that could become payable in the event the executive continues to be employed by the surviving company following the merger and then is terminated without cause or for good reason within 24 months following the merger.
(3)	Amounts reflect “single trigger” (see note 5 below) cash payments payable with respect to (i) the cancellation and cash-out of vested and unvested stock options in exchange for a payment equal to the number of shares subject to such option, multiplied by the excess (if any) of $29.00 over the exercise price per share of such option, and (ii) the cancellation of shares of restricted stock and restricted stock units in exchange for a payment equal to $29.00 per share or per unit. These payments are described above under the heading “—Treatment of Stock Options, Restricted Stock and Stock Units.”
(4)	Amounts reflect the maximum of a “double trigger” (see note 5 below) benefit consisting of the executive officers’ right to receive reimbursement for outplacement services following their termination.

(5)	The following table quantifies, for each named executive officer, the portion of the total estimated amount of golden parachute compensation that is payable upon consummation of the merger, referred to a “single trigger,” and the portion of the total amount of golden parachute compensation that is payable only after both consummation of the merger and a termination of the named executive officer’s employment by the surviving corporation without “cause” or by the officer for “good reason,” referred to as “double trigger”:

Name	Single Trigger ($)	Double Trigger ($)
Gary A. Corless	8,390,645	4,480,000
David M. Bronson	3,860,034	1,453,747
John F. Sasen, Sr.	2,715,227	917,495
Kevin P. English	2,600,650	818,087
Bradley J. Hilton	2,601,718	807,813

See “—Treatment of Stock Options, Restricted Stock and Stock Units” above, “—Employment Agreements with Executive Officers Other than Mr. Corless” above and “—Employment Offer Letter” above for a more complete description of the relevant plans and agreements under which the payments described in this section would be made.

Indemnification and Insurance

Pursuant to the merger agreement, Parent will cause the surviving corporation to the merger to indemnify and advance expenses to each current and former director and officer of the Company and its subsidiaries, whom we refer to as the indemnified parties, against all liabilities for the fact that such person is or was an officer, director, employee, fiduciary or agent of the Company or its subsidiaries or for matters, acts or omissions existing or occurring prior to and through the effective time of the merger, as provided in the Company’s articles of incorporation or bylaws in effect on the date of the merger agreement. For six years following the effective time of the merger, the surviving corporation’s articles of incorporation will contain the exculpation provisions provided in the Company’s certificate of incorporation and bylaws in effect on the date of the merger agreement.

In addition, pursuant to the merger agreement, Parent will, or will cause the surviving corporation to, maintain in effect for six years following the effective time of the merger, the Company’s current directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the effective time of the merger. In lieu of maintaining such Company policies, Parent or the surviving corporation may substitute insurance policies with material terms, including with respect to coverage and amount, no less favorable in any material respect than the Company’s policies in effect on the date of the merger agreement or purchase a “tail” policy with extended coverage for a period of six years following the effective time of the merger. Despite these obligations, Parent and the surviving corporation are not required to pay premiums for such insurance or tail policy of more than 300% the current annual premium paid by the Company for the insurance, although if the annual premiums of such insurance coverage exceed such amount, it must maintain the maximum amount of such insurance as possible for an annual cost of 300% the current annual premium paid by the Company.

Employment with the Surviving Corporation Post-Merger

The merger agreement provides that, following the merger, the Company’s executive officers who continue to be employed by the surviving corporation will be entitled, until the earlier of 12 months following the effective time of the merger or December 31, 2013, to annual cash compensation opportunity that is substantially comparable to the annual cash compensation opportunities as in effect prior to the effective time of the merger (excluding any equity-based incentives), as well as the right to continue to receive the severance, 401(k) and health and welfare benefits under the same benefit plans as in effect prior to the effective time of the merger, or, in the sole discretion of the Parent, to receive such benefits on the same basis as similarly situated employees of Parent and its affiliates.

Parent may enter into new arrangements with executives of the Company in connection with their respective ongoing roles with Parent and its affiliates (including the surviving corporation) following the merger, which would generally provide for compensation and benefits, and severance benefits upon certain terminations of employment, consistent with other similarly situated employees of Parent and its affiliates. However, as of the date of this Proxy Statement, none of the Company’s executive officers, other than Mr. Corless, has entered into any arrangement, agreement or understanding with Parent or its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or the surviving corporation.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (each, as defined below) who receive cash in the merger in exchange for shares of Company common stock. This discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to U.S. holders and non-U.S. holders of Company common stock in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” applicable current and proposed United States Treasury Regulations promulgated thereunder, and judicial interpretations and current administrative rulings and practice, all as in effect as of the date of this Proxy Statement and all of which are subject to change or varying interpretations, possibly with retroactive effect. Any change could alter the tax consequences of the merger to U.S. holders and non-U.S. holders.

This discussion applies only to holders who hold shares of Company common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to U.S. holders and non-U.S. holders of Company common stock in light of their particular circumstances, or that may apply to persons subject to special treatment under United States federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, cooperatives, traders in securities who elect to mark their securities to market, mutual funds, real estate investment trusts, S corporations, persons subject to the alternative minimum tax, partnerships or other pass-through entities and persons holding shares of Company common stock through a partnership or other pass-through entity, persons who acquired shares of Company common stock in connection with the exercise of employee stock options or otherwise as compensation, United States expatriates, “passive foreign investment companies,” “controlled foreign corporations” and persons who hold shares of Company common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion does not address any aspect of state, local or foreign tax laws or United States federal tax laws other than United States federal income tax laws.

The summary set forth below is for general information purposes only and is not intended to constitute a complete description of all tax consequences relating to the merger. No rulings have been sought or will be sought from the United States Internal Revenue Service, or IRS, with respect to any of the United States federal income tax consequences discussed below. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below. Because individual circumstances may differ, each U.S. holder and non-U.S. holder should consult its tax advisor regarding the applicability of the rules discussed below to such holder and the particular tax effects of the merger to the holder, including the application of state, local and foreign tax laws.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of Company common stock, who or that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) are authorized to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a domestic trust for United States federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of shares of Company common stock (other than a partnership or any other entity taxable as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If shares of Company common stock are held by a partnership (including any other entity taxable as a partnership for United States federal income tax purposes), the United States federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of Company common stock and partners in such partnerships are urged to consult their tax advisors regarding the tax consequences to them of the merger.

U.S. Holders. The receipt of cash for shares of Company common stock pursuant to the merger agreement will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who surrenders shares of Company common stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. If a U.S. holder acquired different blocks of Company common stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each separately acquired block of Company common stock. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of completion of the merger. Long-term capital gains recognized by a non-corporate U.S. holder, including an individual, are subject to a maximum United States federal income tax rate of 15% for taxable years beginning on or prior to December 31, 2012, after which time the rate is currently scheduled to increase to 20%. There are limitations on the deductibility of capital losses. In addition, depending on the effective time of the merger and a U.S. holder’s personal tax profile, a U.S. holder may also be subject to an additional 3.8% Medicare tax beginning on January 1, 2013 with respect to “net investment income” on its investments, including gain on the exchange of shares of the Company’s common stock in the merger.

Cash payments made pursuant to the merger agreement will be reported to holders of Company common stock and the IRS to the extent required by the Code and applicable United States Treasury Regulations. Under the Code, a U.S. holder of Company common stock (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the merger. A U.S. holder, who is not otherwise exempt, who fails to supply a correct taxpayer identification number, under-reports tax liability, or otherwise fails to comply with United States information reporting or certification requirements, may be subject to backup withholding at the applicable rate, currently 28% and scheduled to increase for payments made after December 31, 2012, with respect to the amount of cash received in the merger.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders. Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable United States income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met; or

•

the Company is or has been a “United States real property holding corporation” for United States federal income tax purposes within the five years preceding the merger. the Company does not believe it is or has been a United States real property holding corporation.

A non-U.S. holder whose gain is associated with a trade or business in the United States in a manner described in the first bullet point will be subject to tax on its net gain in the same manner as if it were a U.S. holder. In addition, such a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to tax at a 30% flat rate on the gain recognized, equal to the difference, if any, between the amount of cash received in exchange for shares of Company common stock and the non-U.S. holder’s adjusted tax basis in such shares. To the extent that a non-U.S. holder’s income is eligible for a reduced rate of withholding tax under a treaty, such non-U.S. holder may obtain a refund of excess amounts withheld by filing a properly completed claim for refund with the IRS.

Non-U.S. holders who sell their Company common stock in the merger generally will not be subject to information reporting and backup withholding, provided that the Company does not have actual knowledge or reason to know that the non-U.S. holder is a “United States person” (as defined in the Code), and the non-U.S. holder provides the Company a certification, under penalty of perjury, that it is not a “United States person” (such certification may be made on an IRS Form W-8BEN, or successor form, or by satisfying other certification requirements of applicable United States Treasury Regulations). Backup withholding for any non-U.S. holder who does not provide adequate certification may apply to cash received by a non-U.S. holder in the merger.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided that the required information is timely furnished to the IRS.

Regulatory Approvals

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filing articles of merger with the Department of State of the State of Florida in such form as required by, and executed in accordance with, the relevant provisions of the FBCA; and

•	complying with U.S. federal securities laws.

Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, the merger cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. On November 7, 2012, each of the Company and Parent filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. The waiting period under the HSR Act is scheduled to expire at 11:59 p.m. Eastern Time on December 7, 2012. However, before that time the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from the parties. If such a request were made, the waiting period would be extended until 11:59 p.m. Eastern Time on the 30th day after certification of substantial compliance by the parties with such request. As a practical matter, if such request were made, it could take several months for both parties to achieve substantial compliance with such a request.

While we believe it will be possible to obtain regulatory approvals in a timely manner and without the imposition of burdensome conditions, there is no certainty that these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental. For example, at any time before or after completion of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Parent or the Company. Private parties may also bring actions under the antitrust laws under certain circumstances.

Pursuant to the merger agreement, the parties have agreed to use commercially reasonable efforts to assist each other in making all filings with governmental authorities and obtaining all governmental approvals and consents necessary to consummate the merger, subject to certain exceptions and limitations. Notwithstanding that agreement, the merger agreement does not require Parent or the Company to take any divestiture action that is not conditioned upon consummation of the merger. Additionally, Parent is not required to take or accept any action, condition, restriction, obligation or requirement with respect to the business or assets of Parent or its subsidiaries in order to obtain the approval or exemption of a governmental authority, unless there is no such action involving solely the Company’s or the Company’s subsidiaries’ businesses or assets that would permit such approval or exemption to be obtained. Parent is also not required to take any actions that would constitute a substantial detriment, as defined in the merger agreement. Except as noted above with respect to the required filings under the HSR Act, the filing of articles of merger in Florida at or before the effective date of the merger, and filings to be made with the SEC, we are not aware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

State Anti-Takeover Statutes

No “moratorium,” “fair price,” “business combination,” “affiliated transactions,” “control share acquisition,” “interested shareholder” or similar provision of any state anti-takeover or similar law (including the “affiliated transactions” and “control-share acquisitions” provisions under sections 607.0901 and 607.0902, respectively, of the FBCA) is or will be applicable to the merger agreement, the merger or the other matters to be voted on at the special meeting.

No Appraisal Rights

Pursuant to Section 607.1302 of the FBCA, as long as the Company’s common stock continues to be listed on the NASDAQ Global Market as of the record date for the special meeting, appraisal rights are not available to the Company’s shareholders (including those who give timely written notice of intent to demand payment and do not vote any shares in favor of the merger agreement) in connection with the merger agreement, the merger or the other matters to be voted on at the special meeting.

Delisting and Deregistration of the Company’s Common Stock

If the merger is completed, the Company common stock will be deregistered under the Exchange Act, the shares of Company common stock will be delisted from the NASDAQ Global Market and will no longer be publicly traded, and the Company will no longer be required to file reports with the SEC.

THE MERGER AND THE MERGER AGREEMENT

The following summary describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this Proxy Statement and incorporated herein by reference. We urge you to read the merger agreement in its entirety because it is the legal document that governs the merger.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement and as of specified dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates. Further, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may not be fully reflected in the Company’s public disclosures.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement and in accordance with Florida law, Merger Sub will be merged with and into the Company at the effective time of the merger. At that time, Merger Sub’s separate existence will cease, and the Company will continue as the surviving corporation. The merger will become effective on the date and at the time the articles of merger are duly filed with the Department of State of the State of Florida pursuant to the FBCA or at such later time as is specified in the articles of merger. The merger is expected to occur within two business days after all conditions to closing specified in the merger agreement have been satisfied or waived.

Following the merger, the Company will be a privately held corporation and a wholly owned subsidiary of Parent. Our current shareholders will cease to have ownership interests in the Company or rights as shareholders of the Company and will not participate in our future earnings or growth. Instead, at the effective time of the merger, shares held by holders of Company common stock will be cancelled and converted into the right to receive $29.00 per share in cash, without interest and less any applicable withholding tax, as more fully described below.

At the effective time of the merger, unless otherwise determined by Parent prior to the effective time of the merger, the directors of Merger Sub immediately prior to the merger will become the directors of the surviving corporation and the officers of the Company immediately prior to the merger will become the officers of the surviving corporation. In addition, at the effective time of the merger, the Company’s articles of incorporation and bylaws will be amended and restated to be the same as the articles of incorporation and bylaws of Merger Sub in effect immediately prior to the effective time of the merger, except to reflect that the name of the surviving corporation will remain as “PSS World Medical, Inc.”

Our common stock is currently listed on the NASDAQ Global Market, or NASDAQ, under the symbol “PSSI” and registered under the Exchange Act. After the merger, Company common stock will cease to be listed on any exchange, including NASDAQ, and there will be no public market for Company common stock. Following the merger, we also expect to deregister shares of the Company common stock with the SEC. Accordingly, the provisions of the Exchange Act will no longer apply to the Company, and we will no longer be required to file periodic and current reports with the SEC, such as annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K, or furnish a proxy or information statement to our shareholders.

Treatment of Stock and Equity Awards

Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company, Parent or Merger Sub or any subsidiary of the Company) will be automatically cancelled and converted into the right to receive $29.00 in cash, without interest and less any applicable withholding tax. Shares of Company common stock held by the Company, Parent or Merger Sub will be cancelled without payment and shares of Company common stock held by any subsidiary of the Company will remain outstanding without payment.

Restricted Stock

Prior to the effective time of the merger, we will cause each outstanding share of restricted stock to vest in full at the effective time of the merger. At the effective time of the merger, each such share will be automatically cancelled and converted into the right to receive $29.00 in cash, without interest and subject to any applicable withholding tax.

Stock Options

At the effective time of the merger, each outstanding Company stock option (whether vested or unvested) will be cancelled and converted into the right to receive an amount in cash, without interest and less any applicable withholding tax, equal to (i) the number of shares subject to such option, multiplied by (ii) the excess (if any) of $29.00 over the exercise price per share of such option. Each outstanding option with an exercise price that equals or exceeds the $29.00 per share merger consideration will be cancelled without payment.

Stock Units

Prior to the effective time of the merger, we will cause each outstanding Company restricted stock unit, deferred stock unit and common stock equivalent unit granted under a Company equity compensation plan to vest in full at the effective time of the merger, based on an assumed attainment of performance goals at “target” level, in the case of performance-based awards. At the effective time of the merger, each such outstanding Company restricted stock unit, deferred stock unit and common stock equivalent unit will be cancelled and converted into the right to receive $29.00 in cash, without interest and less any applicable withholding tax.

Payment of Merger Consideration and Surrender of Stock Certificates

Prior to the effective time of the merger, the Company will appoint a bank or trust company reasonably acceptable to Parent to act as the paying agent for purpose of making the payments to our shareholders contemplated by the merger agreement. At or promptly after the effective time of the merger, Parent will deposit with the paying agent cash in an aggregate amount equal to the aggregate merger consideration to be paid to our shareholders under the terms of the merger agreement.

As soon as reasonably practicable, but within five business days, after the effective time of the merger, the paying agent will mail to each holder of record of Company common stock that converted into the right to receive the merger consideration, a letter of transmittal and instructions advising of the procedure for surrendering to the paying agent the certificates or book-entry shares in exchange for the merger consideration. Upon the surrender of certificates or book-entry shares to the paying agent, together with a duly completed and validly executed letter of transmittal (and any other documents reasonably required by the paying agent), the paying agent will promptly pay to such holder (or valid transferee) the merger consideration of $29.00 for each share formerly represented by such certificates or book-entry shares. No interest will be paid or accrued in respect of the merger consideration. The paying agent may reduce the amount of any merger consideration for any required withholding of taxes.

If the paying agent is to pay some or all of the merger consideration to a person other than the holder of record of a stock certificate or book-entry shares, the surrendered certificate must be properly endorsed or otherwise in proper form for transfer or the book-entry shares must be properly transferred, and the person requesting such payment must pay any transfer and other taxes payable by reason of such payment or establish to the reasonable satisfaction of Parent and the paying agent that such taxes have either been paid or are not required to be paid.

Please do NOT forward your stock certificates or transfer your book-entry shares to the paying agent without a letter of transmittal, and please do NOT return your stock certificates with the enclosed proxy card. If you have lost a certificate or if it has been stolen or destroyed, then, before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction of that certificate and, if required by Parent, post a bond in customary amount and with customary terms as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The Company makes various representations and warranties in the merger agreement (subject to certain exceptions and qualifications) relating to, among other things, the following:

•	our corporate existence, good standing and power;

•	our organizational documents;

•	our capitalization and rights to acquire Company capital stock;

•	our subsidiaries, including ownership of subsidiary securities and the absence of restrictions or encumbrances with respect to the capital stock of our subsidiaries;

•	our authority to execute the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•

approval and adoption by our Board of Directors of the merger agreement, the plan of merger included therein, and the merger and recommendation that our shareholders approve the merger agreement and the plan of merger included therein;

•

the absence of conflicts with, defaults under, rights of cancellation, modification or acceleration of any material obligations under, loss of any material benefit under, or creation of a lien on any properties or assets of the Company or our subsidiaries under organizational documents, contracts, or applicable law;

•	governmental consents, registrations, filings and notifications necessary to execute the merger agreement and consummate the merger;

•	our compliance with SEC filing requirements and the accuracy of the information in those filings;

•	the accuracy of our financial statements and the absence of liabilities;

•	the absence of unresolved SEC comment letters;

•	our maintenance of a system of internal control over financial reporting and disclosure controls and procedures;

•	our compliance with applicable listing and corporate governance rules of NASDAQ;

•	the accuracy of the information contained in this Proxy Statement;

•	the absence of certain changes in our business or certain actions by us since June 29, 2012 and the absence of a material adverse effect, as defined in the merger agreement, since March 30, 2012;

•	the absence of pending or threatened litigation, investigations, or other proceedings or governmental orders;

•	our compliance with applicable laws;

•	our possession of and compliance with required licenses and permits;

•	our possession of and compliance with required healthcare licenses and permits and the absence of pending or threatened revocations or modifications of healthcare licenses and permits;

•	our compliance with applicable health care laws;

•	the absence of certain healthcare agreements or consent decrees or exclusion from participation in healthcare programs;

•	our employee benefits plans and compliance of such benefits plans with applicable laws;

•	amounts payable under our employee benefit plans as a result of the consummation of the merger;

•	labor matters and compliance with applicable labor laws;

•	our compliance with environmental laws;

•	tax matters;

•	our material contracts and validity of such material contracts;

•	insurance matters;

•	title to or valid leasehold interests in our real and personal property, compliance of such property with applicable laws and licenses and permits, and related matters;

•	intellectual property matters;

•

the inapplicability to the merger agreement and the transactions contemplated thereby, including the merger, of any state anti-takeover statutes or similar law, including the “affiliated transactions” and “control-share acquisitions” provisions under the FBCA;

•	the absence of related party transactions;

•	the absence of illegal payments and compliance with the Foreign Corrupt Practices Act of 1977;

•	the absence of brokers’, finders’ or certain other fees; and

•	the opinions of the Company’s financial advisors.

The merger agreement also contains various representations and warranties that Parent and Merger Sub make to us (subject to certain exceptions and qualifications), including representations and warranties relating to, among other things, the following:

•	Parent’s and Merger Sub’s corporate existence, good standing and power;

•	Parent’s and Merger Sub’s organizational documents;

•	Parent’s and Merger Sub’s authority to execute the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•

the absence of conflicts with, defaults under, rights of cancellation, modification or acceleration of any material obligations under, loss of any material benefit under, or creation of a lien on any properties or assets of the Company or our subsidiaries under organizational documents, contracts, or applicable law;

•	governmental consents, registrations, filings and notifications necessary to execute the merger agreement and consummate the merger;

•	the accuracy of the information supplied by Parent or its affiliates for inclusion in this Proxy Statement;

•	the absence of pending or threatened litigation, investigations, or other proceedings or governmental orders that would affect Parent’s and Merger Sub’s ability to consummate the merger;

•	Parent and Merger Sub’s ability to finance the merger;

•	the solvency of the surviving corporation immediately following the effective time of the merger;

•	the absence of brokers’, finders’ or certain other fees; and

•	the absence of Parent’s or Merger Sub’s status as an interested shareholder as defined under the “affiliated transactions” provision in Section 607.0901 of the FBCA.

None of the representations and warranties made in the merger agreement survive the consummation of the merger.

Many of the representations and warranties in the merger agreement are qualified by a materiality standard that requires, depending on the specific representation and warranty, the representation and warranty to which it applies to be true except in the case where the failure to be true would not either (i) be material or (ii) reasonably be expected to have a “material adverse effect.”

For purposes of the merger agreement, the term “material adverse effect” means, when used with respect to the Company, any event, change, development, occurrence, or effect that, individually or in the aggregate with all other events, changes, developments, occurrences or effects (i) is, or would reasonably be expected to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and our subsidiaries, taken as a whole, or (ii) materially impairs, or would reasonably be expected to materially impair, the Company’s ability to consummate the merger or the other transactions contemplated by the merger agreement, or prevents or materially delays, or would reasonably be expected to prevent or materially delay, the merger or the other transactions contemplated by the merger agreement.

However, the definition of “material adverse effect,” when used with respect to the Company, excludes the following:

•

events, developments, occurrences or effects that generally affect the industries in which the Company or our subsidiaries operate or the economy or financial, credit or securities markets of the United States or other countries from which we source our products, including effects on such industries, economy or markets resulting from general regulatory or political conditions or developments, but in each case only to the extent not disproportionately adverse to the Company and our subsidiaries taken as a whole;

•

any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism arising after the date of the merger agreement and involving the United States or other countries from which we source our products, but in each case only to the extent not disproportionately adverse to the Company and our subsidiaries taken as a whole;

•

events, developments, occurrences or effects that reflect or result from changes or proposed changes in law or GAAP or interpretations thereof, but in each case only to the extent not disproportionately adverse to the Company and our subsidiaries taken as a whole;

•

events, developments, occurrences or effects that result from changes or proposed changes in reimbursement rates or coverage limitations applicable to our products or services, but in each case only to the extent not disproportionately adverse to the Company and our subsidiaries taken as a whole;

•

events, developments, occurrences or effects that result from the announcement or pendency of the transactions contemplated by the merger agreement, including with respect to our employees, customers, suppliers, partners, joint venture partners or other persons;

•

actions taken in compliance with the merger agreement or with Parent’s written consent (including divestitures or other conditions required by any governmental authority to resolve any antitrust concerns related to the merger);

•	events, developments, occurrences or effects that result from actions taken by the Company that are expressly requested by Parent in writing;

•	changes in the trading price of Company common stock;

•	any failure by the Company to meet internal or third party projections, budgets, forecasts or published revenue or earnings projections;

•	the downgrade in rating of any Company debt or debt securities; and

•	legal claims or other proceedings by our shareholders arising out of or related to the merger agreement or the transactions contemplated by the merger agreement.

The merger agreement does provide that the facts and circumstances giving rise to changes in the trading price of Company common stock, the Company’s failure to meet third party projections, budgets, forecasts or published revenue or earnings projections, or any rating downgrade of Company debt or debt securities may be taken into account in determining whether there has been a material adverse effect with respect to the Company.

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, between the date of the merger agreement and the effective time of the merger, subject to limited exceptions, we will and will cause our subsidiaries to:

•	conduct our business in the ordinary course consistent with past practice; and

•

use commercially reasonable efforts to preserve intact our business organization and operations, maintain in effect our existing permits, preserve our assets, rights and properties in good repair and condition, preserve our relationships with customers, suppliers, and others having business dealings with us, and keep available the services of our employees.

We have also agreed in the merger agreement that, between the date of the merger agreement and the effective time of the merger, without Parent’s prior written consent and subject to limited exceptions, we will not and will not permit our subsidiaries to:

•

declare, set aside or pay any dividend on, or make any other distribution in respect of, any capital stock or other equity interests (other than dividends by a direct or indirect wholly owned subsidiary of the Company to its parent);

•

purchase, redeem or otherwise acquire shares of capital stock or other securities of the Company or our subsidiaries, or any options, warrants, or rights to acquire such capital stock or other securities;

•

split, combine, reclassify or otherwise amend the terms of its capital stock or other securities or issue or authorize the issuance of other securities in lieu of or in substitution for its capital stock or other equity interests;

•

issue, deliver, sell, grant, pledge or otherwise encumber or subject to a lien any shares of its capital stock or other equity interests, or any securities convertible into or exchangeable for, or any rights, warrants, or options to acquire, any shares its capital stock or other equity interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares on a deferred basis, or other rights linked to the value of Company common stock;

•	amend its organizational documents;

•

directly or indirectly acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to, or in any other manner, any corporation, partnership, association or other business organization or division, or (ii) except for inventory and equipment acquired in the ordinary course of business consistent with past practice, any material assets, rights or properties with a fair market value in excess of $10 million individually or $25 million in the aggregate;

•

directly or indirectly sell, pledge, transfer, lease, license, sell and leaseback, abandon, mortgage, or otherwise encumber or subject to any lien or otherwise dispose of any properties, assets or rights or interest therein, except (i) sales of inventory and equipment in the ordinary course of business consistent with past practice, or (ii) sales of assets for which the higher of book value or sales prices does not exceed $15 million, individually or in the aggregate;

•	intentionally permit the lapse of or fail to revive a known lapse relating to material intellectual property;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

•

except for trade credit in the ordinary course of business consistent with past practice, (i) incur, create, assume, guarantee, or otherwise become liable for any indebtedness, other than borrowings under the Company’s credit agreement in the ordinary course of business consistent with past practice and capital lease obligations not in excess of $5 million, individually or in the aggregate; (ii) amend, modify or refinance any indebtedness that materially increases the obligations of the Company; (iii) redeem, prepay, defease or cancel and indebtedness; or (iv) make loans, advances, capital contributions to, or investments in, any person other than the Company or any of our direct or indirect wholly owned subsidiaries;

•

terminate, extend, cancel, or materially modify or amend or expressly waive, release or assign any material benefits or claims under (i) any material contract or (ii) any contract that would be a material contract if in effect on the date of the merger agreement;

•

make or incur any financial commitment or new capital expenditure in excess of $1 million individually or $5 million in the aggregate, other than those reflected on the budget provided to Parent prior to the date of the merger agreement;

•

make any material changes in financial accounting methods, policies, principles or practices (including relating to the estimation of reserves or other liabilities), except as may be required by a change in GAAP or applicable law;

•

settle or compromise any material liability for taxes, amend any material tax return, make or revoke any tax election, file any material tax return in a manner inconsistent with past practice, adopt or change any tax accounting method, agree to extend or waive the statute of limitations for the assessment or determination of taxes, enter into tax closing agreement, or surrender any claim for a refund of a material amount of tax;

•	commence any litigation or claims, other than in the ordinary course of business consistent with past practice;

•	compromise, discharge, settle or waive any material right with respect to any litigation or claims in excess of $2.5 million;

•	enter into a contract for the purchase or lease of real property, other than renewals of existing leases in the ordinary course of business consistent with past practice;

•

fail to keep in full force and effect the Company’s and our subsidiaries’ insurance policies or reduce the amount of insurance coverage, except with respect to expired insurance policies that are replaced in the ordinary course of business consistent with past practice;

•

except to comply with applicable law, (i) increase the compensation, bonus or other benefits of, or grant compensation or benefits to, any of our or their current or former directors, officers, employees, consultants or independent contractors, other than as required under the Company’s benefits plans or with respect to certain employees in the ordinary course of business consistent with past practice, (ii) pay a bonus to any current or former directors, officers, employees, consultants or independent contractors, other than as required under the Company’s benefits plans or in the ordinary course of business consistent with past practice, (iii) pay a benefit or grant or amend any award, including stock-based awards, (iv) enter into a severance, change-in-control, retention, employment or other agreement with any current or former directors, officers, employees, consultants or independent contractors, other than employment agreements with certain employees in the ordinary course of business consistent with past practice, (v) loan or advance any money or other property to any current or former directors, officers, employees, consultants or independent contractors, other than in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $250,000, (vi) enter into a collective bargaining agreement or labor union contract, (vii) hire or terminate (other than for “cause”) any current or former directors, officers, employees, consultants or independent contractors with an annual compensation of at least $250,000, (viii) establish or adopt any new employee benefit plan or amend or terminate any existing benefit plan or restrictive covenant agreement, (ix) fund the payment of compensation or benefits under a benefit plan, except as required by the terms of the benefit plan or in the ordinary course of business consistent with past practice, or (x) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any benefit plan;

•	enter into any material new line of business or materially change its material operating policies, unless required by applicable law;

•	effectuate a “plant closing” or “mass layoff” under the Worker Adjustment and Retraining Notification Act or similar state or local law; or

•	authorize or agree to take any of the foregoing actions.

Restrictions on Solicitations of Other Acquisition Proposals; Changes in Board Recommendation

We have agreed that we will not, and will cause our subsidiaries not to, and will not authorize or permit any of our directors, officers, employees, agents, or representatives to:

•

solicit, initiate, knowingly encourage, cooperate in any way with, assist, or take any other action designed to result in or facilitate any inquiry, proposal, or offer with respect to, or the announcement, making or completion of an acquisition proposal or any inquiry, proposal or offer that may reasonably be expected to lead to any acquisition proposal;

•	enter into, continue, or otherwise participate in any negotiations with any third parties regarding any acquisition proposal;

•	furnish non-public information or data to any third parties with respect to any acquisition proposal;

•	otherwise cooperate with, assist or facilitate any third parties seeking to make or that have made an acquisition proposal; or

•

approve, recommend, declare advisable or enter into an acquisition, merger, joint venture, option or similar agreement, letter of intent or term sheet relating to an acquisition proposal or requiring the Company to abandon, terminate or breach its obligations under the merger agreement or to fail to consummate the merger.

We have also agreed to immediately cease and terminate all negotiations, discussions or activities with any third parties with whom we have conducted discussions prior to the date of the merger agreement with respect to any other acquisition proposal and to request the prompt return or destruction of all confidential information previously furnished to such third parties. In addition, we have agreed not to terminate, waive, amend, release or modify any provision of any standstill agreement, unless our Board of Directors determines in good faith that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Florida law.

Notwithstanding the restrictions described above, prior to shareholder approval of the merger agreement, we may furnish non-public information to a third party in response to a written unsolicited, bona fide acquisition proposal and engage in discussions and negotiations with such third party if:

•	the acquisition proposal did not result from a material violation of the restrictions described above;

•

our Board of Directors determines in good faith (after consultation with outside counsel and financial advisors) that the acquisition proposal is, or is reasonably likely to lead to, a superior proposal;

•	our Board of Directors determines in good faith (after consultation with outside counsel) that failure to take such action would be inconsistent with its fiduciary duties; and

•

if we provide non-public information to such third party, we enter into a confidentiality agreement with such third party containing terms no less favorable to the Company than those set forth in the confidentiality agreement between the Company and Parent (except that any standstill provision will not restrict such third party from making proposals) and we also provide Parent with such non-public information prior to or simultaneously with providing it to such third party.

If we determine to begin providing non-public information to or engaging in negotiations concerning an acquisition proposal with a third party, as permitted by the merger agreement, we must promptly notify Parent prior to taking such action. In addition, if we receive any third party acquisition proposal or a request for non-public information or request to engage in negotiation reasonably likely to lead to or that contemplates an acquisition proposal, we must:

•

promptly (but within 24 hours) notify Parent in writing of such receipt, together with the material terms and conditions of the acquisition proposal or request (other than the identity of such third party);

•	keep Parent reasonably informed in all material respects of the status (including material amendments) of such acquisition proposal or request; and

•

notify Parent in writing of the identity of the third party if we (i) continue to make non-public information available to such third party for more than five business days after entering into an acceptable confidentiality agreement with such third party, or (ii) participate in negotiations concerning an acquisition proposal with such third party.

Our Board of Directors has unanimously resolved to recommend that our shareholders approve the merger agreement, and the plan of merger included therein, in accordance with the FBCA. In addition, we have agreed that that the Board of Directors may not:

•

withdraw, modify or qualify in a manner adverse to Parent, or publicly propose to withdraw, modify or qualify in a manner adverse to Parent, its approval, recommendation or declaration of the advisability of the merger agreement, the merger and the other transactions contemplated thereby;

•

adopt, approve or publicly recommend, endorse, or otherwise declare advisable the adoption of any acquisition proposal (we refer to any such action described in this bullet point or the preceding bullet point as an “adverse recommendation change”); or

•

cause or permit the Company or our subsidiaries to enter into a definitive acquisition, merger, share exchange, consolidation, option, joint venture partnership, or similar agreement relating to an acquisition proposal (we refer to such agreement as an “alternative acquisition agreement”).

Despite the foregoing restrictions, but subject to our obligations to notify Parent of certain events as described above and the requirements described below, our Board of Directors may, prior to shareholder approval of the merger agreement:

•

make an adverse recommendation change if (i) the Company receives a bona fide, unsolicited acquisition proposal made after the date of the merger agreement, or (ii) a fact, change, development, event or circumstance (or the material consequences thereof) not related to an acquisition proposal or the merger becomes known to the Board of Directors prior to shareholder approval but was not known to the Board of Directors on the date of the merger agreement (or, if known, the consequences of which were not known or reasonably foreseeable by the Board of Directors) (we refer to such fact, change, development, event or circumstance as an “intervening event”); or

•	terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal.

However, our Board of Directors may not make an adverse recommendation change in response to an acquisition proposal or terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, unless prior to taking such action:

•	our Board of Directors determines in good faith (after consultation with outside counsel) that failure to take such action would be inconsistent with its fiduciary duties;

•	our Board of Directors determines in good faith (after consultation with outside counsel and financial advisors) that such acquisition proposal constitutes a superior proposal;

•	we notify Parent of the identity of the third party at least five business days prior to notifying Parent of such adverse recommendation change or termination;

•

we provide Parent with at least three business days prior notice, which we refer as the “notice period,” of such adverse recommendation change or termination, together with the material terms and conditions of the superior proposal;

•

to the extent Parent desires, we negotiate in good faith with Parent during the notice period to amend the merger agreement to make such adjustments such that the superior proposal ceases to be a superior proposal; and

•

at the end of the notice period, the Board of Directors determines in good faith (after consultation with outside legal counsel and financial advisors) that the superior proposal has not been withdrawn and continues to constitute a superior proposal.

Any material amendment to the terms of such superior proposal will require us to notify Parent of such material amendment and, if applicable, provide for a new notice period of least two business days.

Our Board of Directors may not make an adverse recommendation change in response to an intervening event, unless prior to taking such action:

•	our Board of Directors determines in good faith (after consultation with outside counsel) that failure to take such action would be inconsistent with its fiduciary duties;

•	we provide Parent with at least three business days prior notice of such adverse recommendation change, together with reasonable detail regarding the intervening event;

•

to the extent Parent desires, we negotiate in good faith with Parent during the notice period to amend the merger agreement to make such adjustments such that the adverse recommendation change is no longer necessary; and

•

at the end of the notice period, the Board of Directors determines in good faith (after consultation with outside legal counsel and financial advisors) that the intervening event continues to necessitate an adverse recommendation change.

The merger agreement defines an acquisition proposal as a proposal, offer, any indication of interest, or inquiry relating to any direct or indirect acquisition, purchase, license or lease (i) of assets or businesses of the Company and our subsidiaries that generate 20% or more of net revenues or net income or that represent 20% or more of consolidated assets (based on fair market value), (ii) of 20% or more of any class of capital stock, other equity security or voting power of the Company (or its parent company) or any of our subsidiaries whose revenues, net income or assets, individually or in the aggregate, represent 20% or more of consolidated assets, (iii) involving businesses of the Company or our subsidiaries that constitute 20% or more of revenues, net income or consolidated assets. The merger agreement also specifically provides that any proposal, offer, indication of interest or inquiry primarily with respect to an acquisition of our Gulf South business is deemed to constitute an acquisition proposal.

A superior proposal is defined as a bona fide written acquisition proposal made after the date of the merger agreement, in which the percentages increase to 50% and that our Board of Directors determines in good faith (after consultation with outside counsel and financial advisors), taking into account all aspects of the proposal, (i) would be more favorable, from a financial point of view, to our shareholders than the merger and (ii) is reasonably likely to be completed on a timely basis. The merger agreement also specifically provides that any proposal, offer, indication of interest or inquiry primarily with respect to an acquisition of our Gulf South business cannot constitute a superior proposal.

Shareholders’ Meeting

We are required to, as promptly as reasonably practicable after the date of the merger agreement, duly call, give notice of, convene and hold a meeting of our shareholders for the purpose of obtaining the approval of our shareholders of the merger agreement and the plan of merger included therein and the approval of other matters described in this Proxy Statement, regardless of whether our Board of Directors makes an adverse recommendation change and regardless of the commencement, public proposal, public disclosure or communication to us of any acquisition proposal. However, we may delay the special meeting as necessary to consider the need for an adverse recommendation change if our Board of Directors has determined (after consultation with outside legal counsel) that the failure to delay would reasonably be expected to result in a breach of its fiduciary duties.

Unless our Board of Directors has made an adverse recommendation change, we must unanimously recommend to our shareholders that they approve the merger agreement and the plan of merger included therein and use our commercially reasonable efforts to obtain the approval of the merger agreement and the plan of merger included therein by the shareholder vote required under the FBCA.

If we are unable to obtain a quorum of our shareholders at the special meeting or if required by applicable law or order, we may adjourn the special meeting to solicit additional proxies.

Consents, Approvals and Filings

The Company, Parent and Merger Sub have each agreed to use their commercially reasonable efforts to, as promptly as practicable:

•	take all actions necessary, proper or advisable to consummate the merger;

•	obtain all required consents, approvals or waivers from third parties;

•

obtain all required consents waivers, approvals, orders or authorization from, make all necessary filings with, and provide all necessary notices to, governmental authorities, including pursuant to the HSR Act;

•	resist, contest or defend any proceeding or investigation challenging the merger; and

•	execute and deliver any additional instruments necessary to consummate the merger.

The merger agreement provides that Parent will, and will cause its subsidiaries to, propose, negotiate, offer to commit and effect the sale, divestiture or disposition of such assets or businesses required for the closing to occur as promptly as practicable. Notwithstanding the foregoing, Parent is not required to:

•	take any such action not conditioned on consummation of the merger;

•

take or accept any action, condition, restriction, obligation or requirement with respect to the business or assets of Parent or its subsidiaries in order to obtain the approval or exemption of a governmental authority, unless there is no such action involving solely the Company’s or our subsidiaries’ businesses or assets that would permit such approval or exemption to be obtained;

•

take any action that would reasonably be expected to result in (i) a material limitation, restriction or prohibition on Parent’s or its subsidiaries’ ability to acquire, hold, or exercise ownership of the Company’s or surviving corporation’s common stock or assets, (ii) Parent’s and its subsidiaries’ loss of a material benefit (including synergies) arising from or relating to the merger, after taking into account the adverse effect of the proposed action, (iii) a materially adverse impact on the assets, business, results of operations, or financial condition of Parent and its subsidiaries, assuming that they are of equivalent size to the surviving corporation and its subsidiaries, or (iv) a materially adverse impact on the assets, business, results of operations or financial condition on the surviving corporation and its subsidiaries.

Under the merger agreement, the Company and Parent have agreed not to acquire or agree to acquire, by merger, consolidation, or purchasing assets or equity in, any business that operates in the specific industries in which the Company and our subsidiaries operate, if doing so would reasonably be expected to: (i) materially increase the risk of any governmental authority seeking or entering an order prohibiting the consummation of the transactions contemplated by the merger agreement; (ii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iii) otherwise prevent the consummation of the transactions contemplated by the merger agreement.

Other Covenants

The merger agreement contains additional agreements between the Company and Parent relating to, among other things:

•	cooperation in the preparation and filing of this Proxy Statement;

•	Parent’s access to our securities law reports and other documents and other information;

•

the applicability of any state anti-takeover statutes or similar law, including the “affiliated transactions” and “control-share acquisitions” provisions under the FBCA, to the merger agreement and the transactions contemplated thereby, including the merger;

•	notification of certain matters;

•	indemnification of and provision of insurance for our directors and officers;

•	provision of employee benefits to our employees who continue to be employed by the surviving corporation;

•	public announcements regarding the merger and the other transactions contemplated by the merger agreement;

•	shareholder litigation;

•	the exemption of dispositions of Company common stock by our officers and directors under Section 16 of the Exchange Act;

•	termination of the registration and delisting of Company common stock after the merger;

•	treatment of our convertible debt and credit agreement;

•	cooperation in obtaining any financing that Parent may seek in connection with consummating the merger.

Conditions to the Consummation of the Merger

The obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction of the following conditions at or prior to the effective time of the merger:

•	approval of the merger agreement at the special meeting by at least a majority of all votes entitled to be cast on the merger agreement by holders of the Company’s common stock as of the record date;

•	the expiration or termination of the applicable waiting period under the HSR Act; and

•

the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition by any governmental authority of competent jurisdiction or any law that, in any case, prohibits or makes illegal the consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following additional conditions at or prior to the effective time of the merger:

•

the accuracy, as of the date of the merger agreement and as of the closing date (or, if expressly related to an earlier date, as of such earlier date), of the Company’s representations and warranties with respect to corporate existence, good standing and power, organizational documents, capitalization, authority to execute the merger agreement and to consummate the transactions contemplated by the merger agreement, the absence of conflicts with our organizational documents, the absence of a material adverse effect since March 30, 2012, inapplicability of any state anti-takeover statutes or similar law, including the “affiliated transactions” and “control-share acquisitions” provisions under the FBCA, to the merger agreement and the transactions contemplated thereby, including the merger, and the absence of undisclosed brokers’, finders’ or certain other fees;

•

the accuracy, as of the date of the merger agreement and as of the closing date (or, if expressly related to an earlier date, as of such earlier date), of the Company’s other representations and warranties, except for inaccuracies, the circumstances giving rise to which have not had and would not reasonably be expected to have a material adverse effect (without giving effect to materiality or material adverse effect qualifiers contained in such other representations and warranties);

•	the Company’s material compliance with the obligations required to be performed by us under the merger agreement at or prior to the effective time of the merger;

•	the absence of any event, change, development, occurrence or effect that has had or would reasonably be expected to have a material adverse effect on the Company;

•	Parent’s receipt of a certificate from the Company’s chief financial officer certifying as to the satisfaction of the foregoing conditions;

•

the absence of any pending suit, action or proceeding under antitrust law by any governmental authority that would reasonably be expected to restrain, enjoin, or otherwise prevent or make illegal the consummation of the merger or impose a substantial detriment, as that term is defined in the merger agreement; and

•

the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition issued by any governmental authority of competent jurisdiction under any antitrust law or any antitrust law that, in any case, imposes or is reasonably expected to impose a substantial detriment, as that term is defined in the merger agreement.

Our obligation to consummate the merger is subject to the satisfaction or waiver of the following additional conditions at or prior to the effective time of the merger:

•

the accuracy, as of the date of the merger agreement and as of the closing date (or, if expressly related to an earlier date, as of such earlier date), of Parent’s and Merger Sub’s representations and warranties, except for inaccuracies, the circumstances giving rise to which have not had and would not reasonably be expected to have a material adverse effect (without giving to materiality or material adverse effect qualifiers contained in such other representations and warranties);

•	Parent’s and Merger Sub’s material compliance with the obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger; and

•	our receipt of an officer’s certificate from Parent certifying as to the satisfaction of the foregoing conditions.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger, whether before or after shareholder approval of the merger agreement, in any of the following circumstances:

•	by the mutual written consent of Parent and the Company;

•	by either Parent or the Company, if:

•

the merger has not been consummated by July 24, 2013, which date may be extended to October 24, 2013 if certain antitrust conditions have not been satisfied or waived by that date but all other conditions to closing have been satisfied (which date we refer to as the “outside date”), provided that this right to terminate the merger agreement is not available to any party whose material breach of the merger agreement shall have been the principal cause of, or resulted in, the failure of the merger agreement to be consummated by the outside date;

•

a final, non-appealable governmental judgment, order, injunction, rule or decree is issued or a governmental authority takes any other final, non-appealable action that, in any case, enjoins, otherwise prohibits or makes illegal the consummation of the merger; or

•

the merger agreement is not approved at the special meeting by at least a majority of all votes entitled to be cast on the merger agreement by holders of the Company’s common stock as of the record date;

•	by Parent, if:

•

the Company breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition of Parent’s or Merger Sub’s obligation to consummate the merger and such breach or failure cannot be or has not been cured or waived by the outside date;

•

prior to shareholder approval of the merger agreement, our Board of Directors makes an adverse recommendation change or we fail to include the Board of Director’s recommendation that our shareholders approve the merger agreement in this Proxy Statement;

•

after the date of the merger agreement but prior to shareholder approval of the merger agreement, an acquisition proposal or an intention to make an acquisition proposal is publicly announced or shall have otherwise become publicly disclosed and our Board of Directors fails to publicly reaffirm its recommendation that our shareholders approve the merger agreement within ten business days after Parent requests such reaffirmation;

•	prior to shareholder approval of the merger agreement, we materially breach the restrictions in the merger agreement with respect to other acquisition proposals;

•

prior to shareholder approval of the merger agreement, we approve, adopt, publicly endorse or recommend, or enter into or allow the Company or our subsidiaries to enter into a definitive agreement with respect to an acquisition proposal; or

•	a final, non-appealable governmental judgment, order, injunction, rule or decree is issued under any antitrust law that imposes a substantial detriment;

•	by the Company, if:

•

Parent breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition of the Company’s obligation to consummate the merger and such breach or failure cannot be or has not been cured or waived by the outside date; or

•

prior to shareholder approval of the merger agreement and without breaching our obligations under the merger agreement with respect to other acquisition proposals, our Board of Directors determines to enter into a definitive agreement with respect to a superior proposal, provided that we promptly enter into such definitive agreement following the termination and pay the termination fee described below.

Termination Fees; Expenses

We have agreed to pay Parent a termination fee of $50 million if the merger agreement is terminated because:

•

(i) the Company breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition of Parent’s or Merger Sub’s obligation to consummate the merger and such breach or failure cannot be or has not been cured or waived by the outside date, and (ii) after the date of the merger agreement but prior to the breach giving rise to such right of termination, an acquisition proposal has been announced, disclosed or otherwise communicated to our Board of Directors or the intention to make acquisition proposal has been publicly announced;

•

the merger has not been consummated by the outside date (other than under circumstances in which Parent would be required to pay the fee described below), and after the date of the merger agreement but prior to such termination, an acquisition proposal or the intention to make an acquisition proposal has been publicly announced; or

•

the merger agreement is not approved at the special meeting by at least a majority of all votes entitled to be cast on the merger agreement by holders of the Company’s common stock as of the record date, and after the date of the merger agreement but prior to the shareholder meeting, an acquisition proposal has been publicly announced, disclosed or otherwise communicated to the Company’s shareholders or the intention to make acquisition proposal has been publicly announced;

and within 12 months of the applicable termination, we consummate a transaction or enter into a definitive agreement with respect to an acquisition proposal. However, we are not required to pay the $50 million termination fee upon the consummation of a transaction or entry into a definitive agreement within such 12 month period primarily with respect to the sale of our Gulf South business, if any such acquisition proposal made prior to the termination of the merger agreement would constitute an acquisition proposal if the percentages in the definition of an acquisition proposal were increased to 50%.

We have also agreed to pay Parent a termination fee of $50 million if the merger agreement is terminated in any of the following circumstances:

•

prior to shareholder approval of the merger agreement, our Board of Directors makes an adverse recommendation change or we fail to include the Board of Director’s recommendation that our shareholders approve the merger agreement in this Proxy Statement;

•

after the date of the merger agreement but prior to shareholder approval of the merger agreement, an acquisition proposal or an intention to make an acquisition proposal is publicly announced or shall have otherwise become publicly disclosed and our Board of Directors fails to publicly reaffirm its recommendation that our shareholders approve the merger agreement within ten business days after Parent requests such reaffirmation;

•	prior to shareholder approval of the merger agreement, we materially breach the restrictions in the merger agreement with respect to other acquisition proposals;

•

prior to shareholder approval of the merger agreement, we approve, adopt, publicly endorse or recommend, or enter into or allow the Company or our subsidiaries to enter into a definitive agreement with respect to an acquisition proposal;

•

the merger agreement is not approved at the special meeting by the required vote of the Company’s shareholders in accordance with the FBCA at a time when the merger agreement was terminable in any of the above circumstances; or

•

prior to shareholder approval of the merger agreement and without breaching our obligations under the merger agreement with respect to other acquisition proposals, our Board of Directors determines to enter into a definitive agreement with respect to a superior proposal, provided that we promptly enter into such definitive agreement following the termination.

Parent has agreed to pay us a termination fee of $100 million if the merger agreement is terminated because:

•	the merger has not been consummated by the outside date as a result of any of the following:

•	the applicable waiting period under the HSR Act has not expired or been terminated;

•

any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition issued by any governmental authority of competent jurisdiction under any antitrust law is in effect or any antitrust law is enacted, entered, promulgated or enforced by any governmental authority that, in any case, prohibits or makes illegal the consummation of the merger;

•

any suit, action or proceeding under antitrust law by any governmental authority that would reasonably be expected to restrain, enjoin, or otherwise prevent or make illegal the consummation of the merger or impose a substantial detriment is pending; or

•

any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition issued by any governmental authority of competent jurisdiction under any antitrust law is in effect or any antitrust law is enacted, entered, promulgated or enforced by any governmental authority that, in any case, imposes or is reasonably expected to impose a substantial detriment is in effect, as that term is defined in the merger agreement; or

•

a final, non-appealable judgment, order, injunction, rule or decree is issued by any governmental authority under any antitrust law or a governmental authority takes any other final, non-appealable action under antitrust law that, in any case, enjoins, otherwise prohibits or makes illegal the consummation of the merger; or

•	a final, non-appealable governmental order is issued under any antitrust law that imposes a substantial detriment, as that term is defined in the merger agreement;

and, in each case, at the time of such termination, all other conditions to closing have been satisfied.

Each party to the merger agreement will pay its own fees and expenses in connection with the merger and the related transactions.

Remedies

Subject to specified exceptions, in the event a termination fee described above in “—Termination Fees; Expenses” becomes payable, then payment of such fee shall be the sole and exclusive remedy of each party against the other, and upon payment, the party making such payment shall have no further liability or obligation relating to or arising from the merger agreement or the transactions contemplated thereby. The parties are otherwise entitled to specific performance of the terms of the Agreement and an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

Amendments, Extensions and Waivers

The merger agreement may be amended or supplemented by the parties to the merger agreement, in writing, at any time before or after our shareholders approve the merger agreement by the required vote of the Company’s shareholders in accordance with the FBCA, except that after our shareholders approve the merger agreement, we cannot amend the merger agreement without further approval by the required vote of the Company’s shareholders if applicable law, including the FBCA, would require that our shareholders further approve the amendment. At any time prior to the effective time of the merger, the parties to the merger agreement may, to the extent permitted by law, extend the time for the performance of any obligation of the other parties, waive any inaccuracies in the representations and warranties made by the other parties or waive compliance by the other parties with any agreement or condition in the merger agreement, except where such extension or waiver would require approval of our shareholders under applicable law.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires the Company to seek a non-binding advisory vote from its shareholders to approve certain golden parachute compensation that its named executive officers may be eligible to receive from the Company in connection with the merger. Approval of the non-binding proposal to approve the compensation payable by the Company to the Company’s executive officers in connection with the merger requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal by holders of the Company’s common stock as of the record date.

Golden Parachute Compensation Subject to the Advisory Vote

The following table and the related footnotes present information about compensation payable by the Company to the Company’s “named executive officers,” as determined for purposes of the Company’s most recent Annual Report on Form 10-K, that is based on or otherwise relates to the merger, assuming the merger occurred on January 15, 2013. Pursuant to Exchange Act Rule 14a-21(c), compensation payable by Parent to Mr. Corless pursuant to his Employment Offer Letter is not subject to the non-binding advisory vote on executive compensation, and therefore is not included in the table below.

Name	Cash ($)		Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)(5)
Gary A. Corless	521,867	(1)	7,868,778	—	8,390,645
David M. Bronson	1,621,862	(2)	3,661,919	30,000	5,313,781
John F. Sasen, Sr.	1,065,341	(2)	2,552,381	15,000	3,632,722
Kevin P. English	926,350	(2)	2,477,387	15,000	3,418,737
Bradley J. Hilton	917,144	(2)	2,477,387	15,000	3,409,531

(1)	Amount reflects a “single trigger” pro rata target annual bonus payable pursuant to the Company’s 2006 Incentive Plan.

(2)	Amounts include “double trigger” (see note 5 below) cash severance payments payable pursuant to the executives’ employment agreements with the Company in the event such executive’s employment is terminated without cause or the executive resigns for good reason within 24 months following the merger, in the following amounts: Mr. Bronson, $1,410,500; Mr. Sasen, $869,550; Mr. English, $752,550; and Mr. Hilton, $759,075. Amounts also include a “double trigger” benefit, payable pursuant to the executives’ employment agreements with the Company in the event such executive’s employment is terminated without cause or the executive resigns for good reason within 24 months following the merger, consisting of monthly installment payments, each in an amount equal to the employer-subsidized portion of the monthly premium for group health benefits coverage in effect for the executive and his eligible dependents on the date of termination. The estimated monthly payment and the aggregate amount of such payments (assuming the executive does not become eligible to receive health benefits under another employer-provided plan) are as follows: Mr. Bronson, $528 for 24 months, or $12,672 total; Mr. Sasen, $1,099 for 18 months, or $19,782; Mr. English, $1,414 for 18 months, or $25,452; and Mr. Hilton, $816 for 18 months, or $14,688. Amounts also include a “double trigger” benefit consisting of accrued but unpaid vacation pay, in the following amounts: Mr. Bronson, $575; Mr. Sasen, $13,163; Mr. English, $25,085; and Mr. Hilton, $19,050. These payments and benefits are described above under the heading “—Employment Agreements with Executive Officers Other than Mr. Corless.” Amounts also include “single trigger (see note 5 below) pro rata target annual bonuses in the following amounts: Mr. Bronson, $198,115; Mr. Sasen, $162,846; Mr. English, $123,263; and Mr. Hilton, $124,331.

(3)	Amounts reflect “single trigger” (see note 5 below) cash payments payable with respect to (i) the cancellation and cash-out of vested and unvested stock options in exchange for a payment equal to the number of shares subject to such option, multiplied by the excess (if any) of $29.00 over the exercise price per share of such option, and (ii) the cancellation of shares of restricted stock and restricted stock units in exchange for a payment equal to $29.00 per share or per unit. These payments are described above under the heading “—Treatment of Stock Options, Restricted Stock and Stock Units.”

(4)	Amounts reflect the maximum of a “double trigger” benefit (see note 5 below) consisting of the executive officers’ right to receive reimbursement for outplacement services following their termination.

(5)	The following table quantifies, for each named executive officer, the portion of the total estimated amount of golden parachute compensation that is payable upon consummation of the merger, referred to a “single trigger,” and the portion of the total amount of golden parachute compensation that is payable only after both consummation of the merger and a termination of the named executive officer’s employment by the surviving corporation without “cause” or by the officer for “good reason,” referred to as “double trigger”:

Name	Single Trigger ($)	Double Trigger ($)
Gary A. Corless	8,390,645	--
David M. Bronson	3,860,034	1,453,172
John F. Sasen, Sr.	2,715,227	904,332
Kevin P. English	2,600,650	793,002
Bradley J. Hilton	2,601,718	788,763

See “—Treatment of Stock Options, Restricted Stock and Stock Units” above, “—Employment Agreements with Executive Officers Other than Mr. Corless” above and “—Employment Offer Letter” above for a more complete description of the relevant plans and agreements under which the payments described in this section would be made.

The Company is asking you to approve the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding advisory basis, the agreements or understandings with and items of compensation payable to the named executive officers of PSS World Medical, Inc. that are based on or otherwise relate to the merger with Merger Sub, as disclosed in the section of the Proxy Statement entitled ‘Proposal 2: Advisory Vote on Executive Compensation—Golden Parachute Compensation Subject to the Advisory Vote.’”

Our Board of Directors unanimously recommends that shareholders vote “FOR” the approval of this proposal.

Approval of this proposal is not a condition to the completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company or Parent. Accordingly, regardless of the outcome of the non-binding advisory vote, if the merger agreement, including the plan of merger, is approved by the required vote of the Company’s shareholders under the FBCA and the merger is completed, our named executive officers will be eligible to receive the golden parachute compensation that may become payable in connection with the merger.

Abstentions and broker non-votes will not affect the outcome of the non-binding resolution to approve the compensation of the Company’s named executive officers in connection with the merger.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

We may ask our shareholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment to approve the merger agreement. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to approve the merger agreement. If our shareholders approve this proposal to adjourn the special meeting, we may adjourn the special meeting to enable our Board of Directors to solicit additional proxies in favor of the proposal to approve the merger agreement, including proxies from any shareholders who have previously voted against approval of the merger agreement.

Approval of the proposal to adjourn the special meeting requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal by holders of the Company’s common stock as of the record date. Abstentions and broker non-votes will not affect the outcome of the proposal to adjourn the special meeting.

Our Board of Directors unanimously recommends that shareholders vote “FOR” approval of this proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

Other than as described in this Proxy Statement, our Board of Directors has no knowledge of any other matters that may come before the special meeting and does not intend to present any other matters. However, if any other matters properly come before the special meeting or any postponements or adjournments thereof, the persons named as proxies will have discretionary authority to vote in accordance with their best judgment.

MARKET PRICE AND DIVIDEND INFORMATION

The Company’s common stock is listed on the NASDAQ Global Market under the symbol “PSSI.” As of the close of business on November 21, 2012, the record date for the special meeting, there were [            ] shares of common stock issued and outstanding, held by approximately [            ] shareholders of record.

The following table shows, for the fiscal periods indicated, the reported high and low sale prices per share of the common stock on the NASDAQ Global Market.

	High	Low
2010:
First quarter	$24.45	$20.51
Second quarter	$21.79	$18.15
Third quarter	$24.11	$20.50
Fourth quarter	$27.36	$22.47
2011:
First quarter	$29.47	$26.55
Second quarter	$28.87	$19.14
Third quarter	$25.05	$18.51
Fourth quarter	$25.99	$22.67
2012:
First quarter	$25.77	$18.64
Second quarter	$23.60	$18.86
Third quarter (through November 14, 2012)	$28.90	$21.27

On October 24, 2012, the last full day of trading prior to the announcement of the execution of the merger agreement, the reported closing price on NASDAQ for Company common stock was $21.60 per share. On [            ], 2012, the last full day of trading prior to the date of the first mailing of this Proxy Statement, the reported closing price on NASDAQ for Company common stock was $[            ] per share. Shareholders should obtain a current market quotation for the common stock before making any decision with respect to the merger.

We have not declared or paid cash dividends on Company common stock in the last two fiscal years, and we do not plan to pay cash dividends to our shareholders in the near future. Under the terms of the merger agreement, we are not permitted to declare or pay dividends without Parent’s prior consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of Company common stock as of November 14, 2012, by the following individuals or groups:

•	each of our current directors, nominees for director, and named executive officers individually;

•	all our directors, nominees and executive officers as a group; and

•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of Company outstanding common stock.

The percentage of beneficial ownership of common stock is based on 50,319,583 shares outstanding as of November 14, 2012. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of Company common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated, we believe, based on information furnished to us, that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Number (2)		Percent
Beneficial Owners of more than 5%
Janus Capital Management, LLC	4,096,983	(3)	8.1%
Neuberger Berman, LLC	3,927,617	(4)	7.8%
BlackRock, Inc.	3,972,711	(5)	7.9%
FMR LLC	3,081,900	(6)	6.1%
Vanguard Group, Inc.	2,889,372	(7)	5.7%

Named Executive Officers and Directors
Gary A. Corless	147,192		*
David M. Bronson	63,173		*
John F. Sasen, Sr.	99,578		*
Kevin P. English	48,468		*
Bradley J. Hilton	40,246		*
Delores M. Kesler	101,358		*
Charles E. Adair	30,051		*
Alvin R. Carpenter	45,105		*
Jeffrey C. Crowe	19,828		*
Steven T. Halverson	14,388	(8)	*
Melvin L. Hecktman	105,956		*
Stephen H. Rogers	54,968		*
A. Hugh Greene	3,034		*
All Executive Officers and Directors as a group (17 persons)	819,064		1.6%

*	Beneficial ownership is less than 1% of the Company’s outstanding common stock.
(1)	Unless otherwise noted, the address of the beneficial owners is c/o PSS World Medical Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216.

(2)	Included in such beneficial ownership are shares of common stock issuable upon the exercise of certain options exercisable immediately or within 60 days of November 14, 2012 as follows: Mr. Corless, 5,900 shares; Mr. Adair, 10,329 shares; Mr. Hecktman, 7,329 shares; Ms. Kesler, 10,329 shares; and all executive officers and directors as a group, 35,429 shares.
(3)	The business address of Janus Capital Management LLC is 151 Detroit St., Denver, CO 80206. The number of shares reported was derived from a Schedule 13G/A filed with the SEC on February 14, 2012 by Janus Capital Management LLC, which reported sole voting and dispositive power with respect to 3,177,383 shares and shared voting and dispositive power with respect to 919,600 shares.
(4)	The business address of Neuberger Berman Group LLC is 605 Third Ave., New York, NY 10158. The number of shares reported was derived from a Schedule 13G filed with the SEC on February 14, 2012 by Neuberger Berman Group LLC on behalf of itself, Neuberger Berman LLC, Neuberger Berman Management LLC (“Management”) and Neuberger Berman Equity Funds (“Equity”). The Schedule 13G reports that Neuberger Berman Group LLC and Neuberger Berman LLC have shared voting power with respect to 3,528,521 shares and shared dispositive power with respect to 3,927,617 shares, that Management has shared voting and shared dispositive power with respect to 3,420,862 shares, and that Equity has shared voting and shared dispositive power with respect to 3,246,289 shares.
(5)	The business address of BlackRock, Inc. is 55 East 52nd St., New York, NY 10022. The number of shares reported was derived from a Schedule 13G/A filed with the SEC on February 10, 2012 by Blackrock Inc. The Schedule 13G/A reports that Blackrock, Inc. has sole voting and dispositive power with respect to 3,972,711 shares.
(6)	The business address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. The number of shares reported was derived from a Schedule 13G filed with the SEC on February 14, 2012, by FMR LLC, which reported sole voting power with respect to 12,300 shares and sole dispositive power with respect to 3,081,900 shares.
(7)	The business address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The number of shares reported was derived from a Schedule 13G/A filed with the SEC on February 10, 2012 by The Vanguard Group, Inc., which reported sole voting power and shared dispositive power with respect to 75,559 shares and sole dispositive power with respect to 2,813,813 shares.
(8)	Includes 8,842 deferred stock units that represent a right to receive one share of Common Stock per unit on the earlier of (i) a future date selected by the director, or (ii) a termination of service as a director for any reason.

SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participation in any future meetings of our shareholders. If the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholder meetings. Subject to consummation of the merger, we do not intend to conduct any further annual meetings of shareholders.

If the merger is not consummated, any shareholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

Any proposal pursuant to Rule 14a-8 of the Exchange Act that a shareholder may desire to have included in the Company’s proxy materials for presentation at the 2013 Annual Meeting of Shareholders must be received by the Company at its executive offices on or prior to March 7, 2013. Proposals should be directed to the attention of the Corporate Secretary of the Company, PSS World Medical, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216. Only proper proposals under Rule 14a-8 that are timely received will be included in the proxy statement and proxy card for our 2013 Annual Meeting of Shareholders.

Shareholders intending to present business at the Company’s 2013 Annual Meeting of Shareholders other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s Bylaws. To bring business before an annual meeting, the Company’s Bylaws require, among other things, that the shareholder’s written notice thereof to the Secretary of the Company be received at the Company’s executive offices not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s Annual Meeting; provided, however, in the event the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by a shareholder must be delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or, if the date of the annual meeting is less than 100 days prior to such Annual Meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, the Company must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than April 18, 2013 and no later than May 18, 2013. If the notice is received before April 18, 2013 or after May 18, 2013, it will be considered untimely and the shareholder will not be entitled to present the proposal at the 2013 Annual Meeting.

Shareholders intending to propose a director candidate to be considered and voted on the Company’s 2013 Annual Meeting must comply with the requirements set forth in the Company’s Bylaws.

To propose a director candidate to be considered and voted on at an Annual Meeting, the Company’s Bylaws require, among other things, that the shareholder’s written notice thereof complying with the Bylaws to the Secretary of the Company be delivered and received at the Company’s executive officers not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s Annual Meeting; provided, however, in the event the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or in the event directors are to be elected at a special meeting, notice by a shareholder must be delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or, if the date of the annual meeting is less than 100 days prior to such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, the Company must receive notice of a shareholder proposal regarding a director candidate to be considered and voted on at the 2013 Annual Meeting no sooner than April 18, 2013 and no later than May 18, 2013. If the notice is received before April 18, 2013 or after May 18, 2013, it will be considered untimely and the shareholder will not be entitled to propose a director candidate to be considered at the 2013 Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational filing requirements of the Exchange Act and are required to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, D.C. 20549. Copies of

such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to the SEC’s principal office at 100 F Street, NE, Washington, D.C. 20549. You may obtain written information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These materials filed by the Company with the SEC are also available on the SEC’s website at www.sec.gov and on our corporate website at www.pssworldmedical.com. The information on our website, other than copies of the documents listed below that have been filed with the SEC, does not constitute part of this Proxy Statement.

The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement, and later information filed with the SEC will update and supersede the information in this Proxy Statement.

The following documents filed with the SEC are incorporated by reference in this Proxy Statement:

•	the Company’s Annual Report on Form 10-K for the year ended March 30, 2012;

•	the Company’s Definitive Proxy Statement for its 2012 Annual Meeting of Shareholders, filed with the SEC on July 6, 2012;

•	the Company’s Quarterly Report on Form 10-Q for each of the quarters ended June 29, 2012 and September 28, 2012; and

•	the Company’s Current Reports on Form 8-K filed with the SEC on May 10, 2012 (only with respect to Items 2.05 and 8.01), July 5, 2012, August 3, 2012, August 17, 2012, and October 25, 2012.

We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to final adjournment of the special meeting. Notwithstanding the above, information that is “furnished” to the SEC shall not be incorporated by reference or deemed to be incorporated by reference into this Proxy Statement.

You may request a copy of the above filings and any future filings that are incorporated by reference into this Proxy Statement, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: PSS World Medical, Inc., Attention: Secretary, 4345 Southpoint Boulevard, Jacksonville, Florida, 32216; telephone: (904) 332-3000. We undertake to provide such copies by first class mail or other equally prompt means within one business day of receipt of such request.

This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in or incorporated by reference into this Proxy Statement. We have not authorized anyone to give any information different from the information contained in or incorporated by reference into this Proxy Statement. This Proxy Statement is dated [            ], 2012. You should not assume that the information contained in this Proxy Statement is accurate as of any later date, and the mailing of this Proxy Statement to you shall not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

among

MCKESSON CORPORATION,

PALM MERGER SUB, INC.,

and

PSS WORLD MEDICAL, INC.

Dated as of October 24, 2012

i

(Continued)

(Continued)

INDEX OF DEFINED TERMS

Definition	Location

Acceptable Confidentiality Agreement	8.3(a)
Acquisition Proposal	5.2(f)(i)
Action	3.9
Adverse Recommendation Change	5.2(b)
Affiliate	8.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(b)
Antitrust Conditions	8.3(c)
Antitrust Laws	8.3(d)
Articles of Merger	1.3
Benefit Plans	3.13(a)
Book-Entry Shares	2.3(b)
Business Day	8.3(e)
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
Code	2.4
Company	Preamble
Company Board	8.3(f)
Company Board Recommendation	3.4(b)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Credit Agreement	8.3(g)
Company Disclosure Letter	Article III
Company Equity Award Schedule	3.2(b)
Company Equity Plans	2.2(a)
Company ESPP	2.2(a)
Company Minority Interest Business	3.3
Company Parties	7.3(b)
Company Preferred Stock	3.2(a)
Company Recent Filings	Article III
Company Registered IP	3.20(a)
Company SEC Documents	3.6(a)
Company Terminating Breach	7.1(c)(i)
Confidentiality Agreement	5.4(b)
Continuing Employee	5.9(a)
Contract	8.3(h)
control	8.3(i)
Controlled Substances	8.3(j)
Convertible Debt	8.3(k)
Convertible Debt Indenture	8.3(l)

INDEX OF DEFINED TERMS

(Continued)

Definition	Location

Convertible Note Hedge	8.3(m)
Copyrights	8.3(x)
Device	8.3(n)
Divestiture Action	5.5(b)
DOL	3.13(d)
Domain Name Registrations	8.3(x)
Drug	8.3(o)
Effective Time	1.3
Employees	3.13(a)
Environmental Law	3.15(b)
ERISA	3.13(a)
Exchange Act	8.3(p)
FBCA	1.1
Final Purchase Date	2.2(d)
Financing	4.6
Florida Department of State	1.3
GAAP	3.6(b)
Governmental Entity	8.3(q)
Gulf South Transaction Proposal	5.2(f)(i)
Hazardous Substance	3.15(c)
Healthcare Laws	8.3(r)
Healthcare Permits	8.3(s)
HIPAA	8.3(t)
Holder	5.14(a)
HSR Act	8.3(u)
Indebtedness	8.3(v)
Indentures	8.3(w)
Intellectual Property	8.3(x)
Intervening Event	5.2(f)(iii)
IRS	8.3(y)
knowledge	8.3(z)
Law	8.3(aa)
Lease	3.19(c)
Leased Real Property	3.19(c)
Liens	3.3
Marks	8.3(x)
Material Adverse Effect	8.3(bb)
Material Contract	3.17(a)
Medicare and Medicaid programs	8.3(cc)
Merger	Recitals
Merger Consideration	2.1(a)

v

INDEX OF DEFINED TERMS

(Continued)

Definition	Location

Merger Sub	Preamble
Merger Sub Bylaws	4.1(c)
Merger Sub Charter	4.1(c)
New Plans	5.9(b)
Non-Convertible Debt	8.3(dd)
Non-Convertible Debt Indenture	8.3(ee)
Notice Period	5.2(c)
Option Consideration	2.2(a)
Outside Date	7.1(b)(i)
Owned Assets	3.19(a)
Owned Real Property	3.19(b)
Parent	Preamble
Parent Bylaws	4.1(c)
Parent Charter	4.1(c)
Parent Material Adverse Effect	8.3(ff)
Parent Parties	7.3(c)
Parent Terminating Breach	7.1(d)(i)
Parent Termination Fee	7.3(c)
Patents	8.3(x)
Paying Agent	2.3(a)
Payment Fund	2.3(a)
PBGC	8.3(gg)
Permits	3.10
Permitted Liens	8.3(hh)
Person	8.3(ii)
Prime Rate	7.3(f)
Prior Compliance Period	3.10
Proxy Statement	3.5(b)
Recent Balance Sheet	3.6(c)
Regulated Product	8.3(jj)
Representatives	8.3(kk)
Restricted Stock	2.2(b)
Sarbanes-Oxley Act	3.6(e)
SEC	8.3(ll)
Section 16	5.12
Securities Act	8.3(mm)
Shareholder Approval	3.4(a)
Shareholders Meeting	5.3(b)
Shares	2.1(a)
Stark Law	8.3(r)
Stock Option	2.2(a)

INDEX OF DEFINED TERMS

(Continued)

Definition	Location

Stock Unit	2.2(c)
Stock Unit Consideration	2.2(c)
Subsidiary	8.3(nn)
Substantial Detriment	5.5(b)
Superior Proposal	5.2(f)(ii)
Superior Proposal Termination	5.2(b)
Surviving Corporation	1.1
Takeover Laws	3.21
Tax Returns	8.3(pp)
Taxes	8.3(nn)
Termination Fee	7.3(b)
Top Hat Filing	3.13(f)
Top Hat Plan	3.13(f)
Transition Date	5.9(b)
Warrant	8.3(qq)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 24, 2012, among MCKESSON CORPORATION, a Delaware corporation (“Parent”), PALM MERGER SUB, INC., a Florida corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and PSS WORLD MEDICAL, INC., a Florida corporation (“Company”).

RECITALS

WHEREAS, the parties wish to consummate the business combination transaction provided for herein, pursuant to which Merger Sub will merge with and into Company, with Company surviving as a wholly owned subsidiary of Parent (the “Merger”); and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida Business Corporation Act, Florida Statutes, Chapter 607 (the “FBCA”), at the Effective Time (as hereinafter defined) Merger Sub shall merge with and into Company. Following the Merger, the separate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Washington, D.C. time as soon as practicable, but in no event later than the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Alston & Bird LLP, The Atlantic Building, 950 F Street, NW, Washington, D.C. 20004-1404, unless another date, time or place is agreed to in writing by Parent and Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Company shall file articles of merger (the “Articles of Merger”) with the Department of State of the State of Florida (the “Florida Department of State”) in such form as required by, and executed in accordance with, the relevant provisions of the FBCA, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the FBCA. The Merger shall become effective on the date and at the time the Articles of Merger have been duly filed pursuant to the FBCA with the Florida Department of State or at such later date and time as Parent and Company shall agree in writing and shall specify in the Articles of Merger, provided that such date and time shall be on or after the time of filing of the Articles of Merger and no later than the first Business Day after the Closing Date (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the FBCA, including in Section 607.1106(1) thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property (or any interest therein), rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, without reversion or impairment, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation; Bylaws.

(a) Subject to Section 5.8, at the Effective Time, and without any further action on the part of Company and Merger Sub, the articles of incorporation of Company shall be the articles of incorporation of the Surviving Corporation, which as of or promptly following the Effective Time shall be amended and restated to be identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “PSS World Medical, Inc.”, and as so amended shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) At the Effective Time, and without any further action on the part of Company or Merger Sub, the bylaws of Company shall be the bylaws of the Surviving Corporation, which as of or promptly following the Effective Time shall be amended and restated to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “PSS World Medical, Inc.”, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, the articles of incorporation of the Surviving Corporation and applicable Law.

Section 1.6 Directors and Officers.

(a) Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or appointed (as the case may be) and qualified.

(b) Unless otherwise determined by Parent prior to the Effective Time, the officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected or approved and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Parent, Merger Sub or the holders of any shares of capital stock of Company, Parent, or Merger Sub:

(a) each share of common stock, par value $0.01 per share, of Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled or to remain outstanding in accordance with Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent only the right to receive $29.00 in cash payable to the holder thereof, without interest (the “Merger Consideration”), subject to deduction for any required withholding Tax;

(b) each Share held by Company, Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided that, for the avoidance of doubt, each Share that is owned by a direct or indirect wholly owned Subsidiary of Company shall remain outstanding; and

(c) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Company, or securities convertible into, exchangeable into or exercisable for shares of the capital stock of Company, respectively, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted, if necessary and without duplication, to reflect such change; provided, that nothing in this sentence shall be construed to permit Company to take any action with respect to its securities that is prohibited by the terms of this Agreement, including Section 5.1.

Section 2.2 Treatment of Options and Other Equity-Based Awards.

(a) Company shall take all actions necessary to ensure that, at the Effective Time, each option or similar right (each, a “Stock Option”) to purchase Shares granted under any stock option, stock purchase, director compensation or other equity compensation plan, arrangement or agreement of Company, other than the PSS World Medical Employee Stock Purchase Plan (“Company ESPP”) (the “Company Equity Plans”), or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the product of (i) the total number of Shares subject to such Stock Option, multiplied by (ii) the excess, if any, of the per Share Merger Consideration over the exercise price per Share subject to such Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less the amount of any required withholding Tax (the “Option Consideration”). The Option Consideration shall be paid as soon as reasonably practicable following the Effective Time (and in no event later than 10 Business Days after the Effective Time). No holder of a Stock Option that has an exercise price per Share that is equal to or greater than the per Share Merger Consideration shall be entitled to any payment with respect to such cancelled Stock Option before or after the Effective Time. Payment of any cash amounts to be paid pursuant to this Section 2.2(a) shall be made through Company’s (or the Surviving Corporation’s) payroll.

(b) Company shall take all actions necessary to ensure that, at the Effective Time, each Share subject to restrictions on transfer and/or forfeiture granted under a Company Equity Plan or otherwise (the “Restricted Stock”), that is outstanding immediately prior to the Effective Time, shall become fully vested and all restrictions on transfer and/or forfeiture shall lapse as of the Effective Time, and shall thereafter represent the unrestricted right to receive the Merger Consideration, less the amount of any required withholding Tax.

(c) Company shall take all actions necessary to ensure that, at the Effective Time, each restricted stock unit, deferred stock unit and each common stock equivalent unit granted under a Company Equity Plan, whether time-vesting, performance-based or in the nature of deferred compensation (each, a “Stock Unit”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall become fully vested (based on an assumed attainment of performance goals at “target” level in the case of performance-based awards) and each such vested Stock Unit shall cease to represent a right to receive a Share of Company’s common stock, and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the per Share Merger Consideration, less the amount of any required withholding Tax (the “Stock Unit Consideration”). The Stock Unit Consideration shall be paid as soon as reasonably practicable following the Effective Time (and in no event later than 10 Business Days after the Effective Time). Payment of any cash amounts to be paid pursuant to this Section 2.2(c) shall be made through Company’s (or the Surviving Corporation’s) payroll.

(d) As soon as practicable following the date of this Agreement but in no event later than the last day of the monthly Offering (as such term is defined in the Company ESPP) during which the date of this Agreement occurs, Company shall take all actions necessary to ensure that (i) the Company ESPP, and all options or other rights to purchase Shares under the Company ESPP, shall be terminated immediately following the completion of such monthly Offering (the “Final Purchase Date”), (ii) funds credited to each participant’s payroll withholding account under the Company ESPP as of the Final Purchase Date shall be applied to the purchase of whole Shares in accordance with the terms of the Company ESPP (and any amount remaining in such account shall be returned to such participant), which shares shall be treated in the manner described in Section 2.1(a) subject to and upon the occurrence of the Effective Time, and (iii) that no further Offerings shall commence from and after the date hereof.

(e) Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Equity Plans shall terminate and (ii) no holder of Stock Options, Restricted Stock or Stock Units and no participant in any Company Equity Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by Company shall have any rights to acquire, or other rights in respect of, the capital stock of Company, the Surviving Corporation or any of their Subsidiaries, except the rights contemplated by Sections 2.1 and 2.2(a), (b), (c) and (d).

(f) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Equity Plans or Company ESPP) shall adopt such resolutions or take such other actions as may be required to effect the transactions described in clauses (a) through (d) of this Section.

(g) Prior to the Effective Time, Company shall, in consultation with Parent, deliver all required notices to each holder of Stock Options, Restricted Stock, Stock Units or any participant in the Company Equity Plans or Company ESPP, setting forth each holder’s or participant’s rights pursuant to the applicable Company Equity Plan or Company ESPP, as applicable, and stating that such Stock Options, Restricted Stock, Stock Units or any rights pursuant to such Company Equity Plan or Company ESPP, as applicable, shall be treated in the manner set forth in this Section 2.2.

Section 2.3 Exchange and Payment for Shares.

(a) Prior to the Effective Time, Company shall enter into an agreement (in a form reasonably acceptable to Parent) with a bank or trust company reasonably acceptable to Parent to act as agent (the “Paying Agent”) for the payment of the Merger Consideration to which the shareholders of Company shall become entitled pursuant to Section 2.1. At or promptly after the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount equal to the aggregate Merger Consideration. The cash deposited with the Paying Agent pursuant to this Section 2.3(a) shall hereinafter be referred to as the “Payment Fund.” The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Sections 2.1(a) or 2.4.

(b) As soon as reasonably practicable after the Effective Time (and in any event within five Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of (i) an outstanding certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares or (ii) uncertificated Shares recorded on the books of Company and represented by book-entry (“Book-Entry Shares”) which, in each case, were converted into the right to receive the Merger Consideration, (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall contain such other provisions as Parent or the Paying Agent may reasonably specify) and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, payable with respect thereto pursuant to Sections 2.1(a). Upon surrender of a Certificate or Book-Entry Share to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to promptly pay, the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share (subject to deduction for any required withholding Tax), and such Certificate or Book-Entry Share shall forthwith be canceled. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share. In the event payment of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, or the transfer of such Book-Entry Share shall be properly transferred, and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or shall establish to the satisfaction of Parent and the Paying Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender or transfer, the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

(c) At the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II.

(d) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to holders of Certificates or Book-Entry Shares entitled to receive such consideration, and Parent shall promptly provide additional funds to the Paying Agent for the benefit of holders of Certificates and Book-Entry Shares in the amount of any such losses to the extent necessary for payment of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to the Surviving Corporation or Parent, upon demand, as Parent directs.

(e) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration with respect to Shares formerly represented by such Certificate or Book-Entry Share, without interest.

(f) None of Parent, the Surviving Corporation or the Paying Agent or any other Person shall be liable to any Person in respect of any cash from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if determined by Parent in its sole discretion, the posting by such Person of a bond in customary amount and on customary terms as indemnity against any claim that may be made against it or the Surviving Corporation with respect to the Certificate, the Paying Agent will deliver in exchange for such affidavit regarding such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 2.4 Withholding Rights. Parent, Merger Sub, the Surviving Corporation, Company and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Stock Options, Restricted Stock or Stock Units or otherwise pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. The Paying Agent shall remit any such deducted and withheld amounts to the Surviving Corporation for payment by the Surviving Corporation to the appropriate taxing authority, and such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Subject to Section 8.4 of this Agreement, except (i) as disclosed in the disclosure letter delivered by Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in the Company SEC

Documents filed with, or furnished to, the SEC since March 30, 2012 and prior to the date hereof (the “Company Recent Filings”) (other than such disclosures in such Company Recent Filings (a) contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or (b) otherwise predictive or forward looking in nature) (it being acknowledged that this clause (ii) shall not apply to any of Sections 3.1(a), 3.2, 3.4(a) and 3.8(b)), Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and other assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and other assets makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Company has previously made available to Parent true and complete copies of Company’s articles of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the articles of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect and no other organizational documents are applicable to or binding upon Company. Company is not in violation of any provision of the Company Charter or the Company Bylaws.

Section 3.2 Capital Stock.

(a) The authorized capital stock of Company consists of 150,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on October 22, 2012 (the “Capitalization Date”), (i) 50,320,432 Shares (excluding treasury shares) were issued and outstanding (of which 861,016 Shares were shares of Restricted Stock), (ii) no Shares were held by Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by Company in its treasury, (iv) there are sufficient Shares reserved for issuance pursuant to Company Equity Plans (of which 353,503 Shares were subject to outstanding Stock Options and 609,767 Shares were subject to outstanding Stock Units), and (v) there are sufficient Shares reserved for issuance pursuant to the Convertible Debt and the Warrant. All the outstanding shares of capital stock of Company are, and all shares reserved for issuance as noted in clauses (iv) and (v) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of Company are owned by any Subsidiary of Company or Company Minority Interest Business. Neither Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote with the shareholders of Company or any Subsidiary on any matter (including upon or in connection with any default), and other than the Convertible Debt and the Warrant, neither Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations convertible into, or exchangeable or exercisable for, securities having the right to vote with the shareholders of Company or such Subsidiary on any matter. Other than as provided in the first sentence of this Section 3.2(a) and except for (i) the Stock Options, Restricted Stock, Stock Units, the Convertible Debt and the Warrant, in each case, outstanding as of the Capitalization Date, (ii) changes following the Capitalization Date resulting from the exercise of Stock Options, the vesting and settlement of Restricted Stock or Stock Units or Shares issued pursuant to the Convertible Debt and the Warrant and (iii) the shares of capital stock or other voting securities or equity interests of each Subsidiary that are owned, directly or indirectly, by Company: there are no issued or outstanding (A) shares of capital stock or other voting securities or equity interests of Company or any of its Subsidiaries, (B) securities of Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Company or any of its Subsidiaries, (C) restricted shares, stock appreciation rights, “phantom” stock rights, contingent value rights, profit participations, performance units, interests in or rights, directly or indirectly, to the ownership or earnings of Company or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Company or any of its Subsidiaries, or obligations of Company or any of its Subsidiaries to issue, any shares of capital stock of Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Company or any of its Subsidiaries or rights or interests described in clause (C), or (E) obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Neither Company nor any of its Subsidiaries is party to any Contracts with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any Shares or other voting securities or equity interests of Company.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the Capitalization Date, of (i) outstanding Stock Options indicating, with respect to each Stock Option then outstanding, the type of award granted, the number of Shares subject to such Stock Option, the name of the plan under which such Stock Option was granted, the date of grant, exercise price, vesting schedule and expiration thereof, (ii) outstanding Stock Units indicating, with respect to each holder, the number of Stock Units owned by such holder, the number of Shares underlying such Stock Units, the name of the plan under which such Stock Units were granted, the date of grant, vesting schedule and expiration thereof, and (iii) outstanding shares of Restricted Stock, indicating, with respect to each holder, the number of shares of Restricted Stock owned by such holder, the name of the plan under which such shares of Restricted Stock were granted, the date of grant, vesting schedule and expiration thereof (the “Company Equity Award Schedule”). Each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, and the exercise price of each other Stock Option is no less than the fair market value of a Share as determined on the date of grant of such Stock Option. There is no pending internal audit, investigation or inquiry by Company or any of its Subsidiaries, or, to the knowledge of Company, by any Governmental Entity, with respect to Company’s stock option granting practices or other equity compensation practices. Company has made available to Parent true and complete copies of all Company Equity Plans and the forms of all award agreements evidencing outstanding Stock Options, Stock Units or Restricted Stock grants.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of (a) each direct and indirect Subsidiary of Company, including its jurisdiction of incorporation or formation, and (b) each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which Company holds, directly or indirectly, an equity interest or voting interest (each, an “Company Minority Interest Business”), and the percentage of Company’s equity interest or voting interest in such Subsidiary or Company Minority Interest Business, as applicable, relative to all outstanding equity interests thereof (on a fully diluted basis). Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and its interests in the Company Minority Interest Businesses, Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for, any of the foregoing. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary or Company Minority Interest Business that are owned, directly or indirectly, by Company or any Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to any preemptive rights. All of the shares of capital stock or other voting securities or equity interests of each Subsidiary or Company Minority Interest Business that are owned, directly or indirectly, by Company are owned, directly or indirectly, by Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) other than restrictions on transfer under applicable securities Laws. No Subsidiary is party to any Contracts with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of its capital stock or other equity interests.

Section 3.4 Authority.

(a) Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to obtaining the Shareholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of this Agreement (and the plan of Merger included herein) by at least a majority of all the votes entitled to be cast by each class of capital stock on the matter in accordance with Section 607.1103 of the FBCA (the “Shareholder Approval”), and to the filing of the Articles of Merger with the Florida Department of State as required by Section 607.1105 of the FBCA. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Company and Company’s shareholders, (ii) adopting this Agreement and approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the requirements of the FBCA, (iii) directing that this Agreement be submitted to a vote at a meeting of Company shareholders for approval, and (iv) resolving to recommend that Company’s shareholders vote in favor of the approval of this Agreement (such recommendation, the “Company Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except after the date hereof as may be permitted by Section 5.2.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Company with the provisions hereof will not, conflict with, contravene, violate, breach, or constitute a default under (in each case, with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of Company or any of its Subsidiaries under, any provision of (i) the Company Charter, the Company Bylaws and the articles of incorporation and bylaws (or comparable organizational or governing documents) of each of its Subsidiaries, (ii) except for the Convertible Note Hedge, the Warrant, the Indentures and the Company Credit Agreement, any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any Law applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Company or the consummation by Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing with the SEC of (A) a proxy statement relating to the approval of this Agreement by Company’s shareholders (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) pursuant to the Exchange Act, and (B) such other filings and reports as required pursuant to the applicable requirements of the Securities Act or the Exchange Act, (iii) consents and approvals of Governmental Entities set forth in Section 3.5(b) of the Company Disclosure Letter, (iv) the filings of documents with various state securities authorities that may be required in connection with the transactions contemplated hereby, (v) any required filings with, or notices to, NASDAQ, (vi) the filing of the Articles of Merger with the Florida Department of State as required by the FBCA and the filing of any appropriate documents as required by the business organization laws of the jurisdictions where Company is qualified to do business as a foreign corporation, and (vii) such filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.6 SEC Reports; Financial Statements.

(a) Company and its Subsidiaries have filed or furnished on a timely basis with the SEC, all forms, reports, schedules, statements and other documents required to be filed or furnished by them with the SEC since April 2, 2010 (all such filed or furnished forms, reports, statements, certificates or other documents (including those that Company may file after the date hereof), together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended and superseded filing, and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), (i) each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Company are, or have been at any time since April 2, 2010, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents, as amended or supplemented prior to the date hereof, comply as to form in all material respects with the applicable requirements and published rules and regulations of the SEC (including Regulation S-X) with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount).

(c) Neither Company nor any of its Subsidiaries has any liabilities or obligations of any kind whatsoever (whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due) required to be recorded or reflected on or reserved for or disclosed in a consolidated balance sheet of Company and its consolidated Subsidiaries, including the notes thereto, under GAAP, except (i) to the extent accrued on, reserved against or disclosed in the consolidated balance sheet of Company and its consolidated Subsidiaries included in the report on Form 10-Q for the period ended June 29, 2012, including the notes thereto, (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 29, 2012 which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (iii) for any liabilities or obligations incurred with respect to the transactions contemplated by this Agreement and (iv) for any liabilities or obligations that, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any material joint venture, off-balance sheet partnership or any similar Contract or arrangement (including (x) any Contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or (y) any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)).

(d) As of the date of this Agreement, there are no outstanding or unresolved comment letters received from the SEC staff with respect to the Company SEC Documents.

(e) Each of the principal executive officer of Company and the principal financial officer of Company (or each former principal executive officer of Company and each former principal financial officer of Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder by the SEC and NASDAQ, “SOX”) with respect to Company SEC Documents. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(f) Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Company in reports filed or submitted under the Exchange Act (i) is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC and (ii) is accumulated and communicated to Company’s management, including its principal executive officer and its principal financial officer, as appropriate to allow timely decisions regarding disclosure. Since April 2, 2010, Company has disclosed to Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses of which it became aware in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Company’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, of which it became aware, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting and Company has made available to Parent a copy of the minutes of any meetings of the Company Board and any committees thereof with respect to any such disclosures. Since March 30, 2005, none of the independent public accountants of Company or any of its Subsidiaries (for avoidance of doubt, at the time such Subsidiary was a Subsidiary of Company) has resigned or been dismissed as independent public accountant of Company or any such Subsidiary as a result of or in connection with any disagreement with Company or any such Subsidiary on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Since April 2, 2010, (i) to the knowledge of Company, no material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls (including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in improper accounting or auditing practices) has been received by Company, and (ii) no attorney representing Company or any of its Subsidiaries has, to the knowledge of Company, reported evidence of a material violation of applicable U.S. federal or state securities laws, material breach of fiduciary duty arising under applicable U.S. federal or state or similar material violation of applicable U.S. federal or state securities laws by Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the chief legal officer (or equivalent thereof) or to the audit committee of the Company Board.

(g) Since April 2, 2010, Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 3.7 Proxy Statement. None of the information supplied or to be supplied by Company or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to Company’s shareholders, at the time of any amendments or supplements thereto and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by Company with respect to information supplied in writing by Parent or any of its Subsidiaries, or any of their respective Affiliates, partners, members, shareholders, directors, officers, employees, agents or other representatives, specifically for inclusion therein.

Section 3.8 Absence of Certain Changes or Events.

(a) Since June 29, 2012 through the date of this Agreement, (i) Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and (ii) neither Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would require Parent’s consent pursuant to Section 5.1(a), (c), (d), (f), (j), (k), (l) and (q).

(b) Since March 30, 2012 through the date of this Agreement, there has not been any event, change, development, occurrence or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.9 Litigation. There is no action, suit, charge, claim, arbitration, investigation, inquiry, or other proceeding (each, an “Action”), whether judicial, arbitral, administrative or other, pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of Company or any of its Subsidiaries in such individual’s capacity as such, other than Actions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.10 Compliance with Laws. Company and each Subsidiary are, and have been since April 1, 2008 (the “Prior Compliance Period”), in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, would not reasonably be expected to have a Material Adverse Effect, and Company and each Subsidiary have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, except to the extent such violation, default or event, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.11 Healthcare Permits.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, all Healthcare Permits required for the operation of Company or any Subsidiary (i) have been obtained and are in effect; (ii) are valid and in good standing in each jurisdiction in which such Healthcare Permits were issued or are operable or required pursuant to applicable Healthcare Laws; and (iii) have not been subject to revocation or forfeiture.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) Company and each Subsidiary are, and have been since April 2, 2010, in compliance with applicable standards for Healthcare Permits and (ii) none of Company or any Subsidiary is in default or violation of any Healthcare Permit. There are no Actions pending or, to the knowledge of Company, threatened, relating to the suspension, revocation or modification of any material Healthcare Permit, which, individually or in the aggregate, if suspended, revoked or modified would reasonably be expected to have a Material Adverse Effect.

Section 3.12 Healthcare Laws.

(a) Except for such noncompliance as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, Company and its Subsidiaries are, and have been during the Prior Compliance Period, in compliance with all applicable Healthcare Laws.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, none of Company nor any of its Subsidiaries has engaged in any activities which are prohibited under the rules and regulations of the United States Food and Drug Administration, the United States Drug Enforcement Administration, the Federal Controlled Substances Act, 21 U.S.C. §§ 801 et seq., the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., including requirements for maintaining effective controls against theft, loss or diversion of Regulated Products, current Good Manufacturing Practices, and similar standards of the United States Food and Drug Administration, including provisions incorporated into the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., such as the Safe Medical Device Act of 1990 (Public Law 101-629) and the Medical Device Amendments of 1992 (Public Law 102-300), and the Prescription Drug Marketing Act of 1987 (Public Law 100-293) and the Prescription Drug Amendments of 1992 (Public Law 102-353), and, in each case, the respective regulations promulgated thereunder, along with any related state laws and regulations including any such rules and regulations of the state boards of pharmacy, state boards of wholesaling, state departments of health and state controlled substance agencies, and state laws governing the licensing of wholesaler-distributors of medical products, third-party logistics providers, compilation, maintenance and transfer of prescription drug pedigrees, or requirements for authorized distributors of record and secondary distributors.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, Company and its Subsidiaries are, and have been during the Prior Compliance Period, in compliance with applicable Laws relating to the reporting of pricing data with respect to Company Regulated Products to third parties.

(d) Neither Company nor any of its Subsidiaries has entered into a Medicaid drug rebate pursuant to 42 U.S.C. § 1396r-8, or a 340B Program Pharmaceutical Pricing Agreement pursuant to 42 U.S.C. § 256b.

(e) Neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any of their respective officers, directors or employees is currently listed on the Office of Inspector General’s List of Excluded Individuals and Entities or the General Services Administration’s List of Excluded Individuals and Entities.

(f) Neither Company nor any of its Subsidiaries is currently subject to any Corporate Integrity Agreement or any similar consent decree or similar agreement with any Governmental Entity.

Section 3.13 Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), and (iii) other bonus, incentive, commission, deferred compensation, pension, profit-sharing, savings, retirement, supplemental retirement, insurance, stock purchase, stock option, restricted stock, phantom stock or other equity-based arrangement, vacation pay, sick pay, employee loan, welfare benefit, retiree health, welfare benefit, collective bargaining, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit, employment, consulting, severance, retention, termination or change-of-control or other employee compensation or employee benefit plans, programs, policies, agreements, arrangements or understandings, or practice, whether or not subject to ERISA, that, with respect to any item described in clauses (i) through (iii), either (A) is maintained, or contributed to, by Company or any of its Subsidiaries for the benefit of any of the current or former employees, independent contractors, consultants, directors or officers of Company or any of its Subsidiaries or any of their dependents (collectively, the “Employees”) or under which any Employee has any present or future right to benefits by reason of their service as an Employee, or (B) under which Company or any of its Subsidiaries has or could have any direct or indirect liability, whether contingent or otherwise (collectively, the “Benefit Plans” ). With respect to each material Benefit Plan, Company has furnished or made available to Parent and Merger Sub correct and complete copies of (i) each such Benefit Plan (or, to the extent no plan document for a

Benefit Plan exists, an accurate description) as currently in effect and the most recent summary plan description for each such Benefit Plan for which such summary plan description is required, summaries of material modifications and all other written communications (or a description of all material oral communications), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each such Benefit Plan (if applicable) and all attachments thereto, (iii), each trust agreement and group annuity contract or other funding instrument relating to any such Benefit Plan, and (iv) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (and if a prototype plan, an opinion or advisory letter), if any, received from the IRS.

(b) None of the Benefit Plans is, and none of Company or any ERISA Affiliate has ever maintained or had an obligation to contribute to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Section 302 of Title I of ERISA or Title IV of ERISA, (ii) a “multiple employer plan” (as such term is defined in Section 413(c) of the Code), (iii) a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA) or (iv) a “multiple employer welfare arrangement” as such term is defined in Section 3(40)(A) of ERISA. For purposes of this Agreement, the term “ERISA Affiliate” means any person that, together with Company or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(c) Each Benefit Plan and all related trusts, insurance contracts and funds has been established, maintained, funded and administered in all material respects in accordance with the terms of such Benefit Plan and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification (or may rely on an opinion or advisory letter from the IRS), and nothing has occurred whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(d) Neither Company nor any Subsidiary has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject Company or any of its Subsidiaries or the Employees to (i) any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or (ii) any material liability under Section 502(i) or Section 502(l) of ERISA. As of the date of this Agreement, with respect to any Benefit Plan: (i) no material filing, application or other similar matter is pending with the IRS, the PBGC, the United States Department of Labor (the “DOL”) or any other Governmental Entity (ii) there is no action, suit, investigation, inquiry or claim pending, other than routine claims for benefits, with respect to any Benefit Plan except as would not reasonably be expected to give rise to any material liability, and to the knowledge of Company, no facts or circumstances exist that could give rise to any such action, suit, investigation, inquiry, or claim, and (iii) no administrative investigation, audit, or other administrative proceeding by the IRS, the PBGC, the DOL, or any other Governmental Entity is pending, in progress, or, to the knowledge of Company, threatened.

(e) None of the execution and delivery of this Agreement, shareholder approval of this Agreement, or consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any subsequent event(s)), will: (i) entitle any Employee to severance pay, unemployment compensation or any other payment or benefit, (ii) result in, or cause the acceleration of the time of payment or vesting, or the increase in the amount of compensation or benefits due to any Employee, (iii) result in, cause, or require the transfer or setting aside of any assets to fund any benefits under any Benefit Plan, (iv) result in, or cause any other material obligation pursuant to, or arising under, any Benefit Plan or (v) create any limitation of or restriction on the right of Company or its Subsidiaries (or any of their respective successors or assigns) to merge, amend or terminate any Benefit Plan. No Employee is entitled to receive any additional payment (including any tax gross-up, indemnity, or other payment) from Company or any of its Subsidiaries as a result of the imposition of any Taxes required by Sections 409A or 4999 of the Code.

(f) Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code is intended to be exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (a “Top Hat Plan”), and Company has timely filed a statement with DOL pursuant to Department of Labor Regulations Section 2520.104-23 with respect to each such plan (a “Top Hat Filing”). Each Benefit Plan that is or has been a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance (A) since January 1, 2005, has been operated in compliance with Section 409A of the Code and associated IRS and Treasury Department guidance, and (B) which was in existence prior to January 1, 2005 has not been “materially modified” within the meaning of Section 409A of the Code and associated IRS and Treasury Department guidance, including IRS Notice 2005-1, or, if such plan has been materially modified, it has been operated and administered in compliance with Section 409A of the Code and associated IRS and Treasury Department guidance since such date of material modification.

Section 3.14 Labor and Employment Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) neither Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to employees of Company or any of its Subsidiaries, nor is any such agreement or contract presently being negotiated, (b) to the knowledge of Company, there are no activities or proceedings of any labor union to organize any employees of Company or any of its Subsidiaries or any current union representation questions involving such employees nor, to the knowledge of Company, have there been any such activities or proceedings within the past three (3) years, (c) there is no labor strike, controversy, slowdown, work stoppage or lockout occurring, or, to the knowledge of Company, threatened by or with respect to any employees of Company or any of its Subsidiaries, nor has any such action occurred or, to the knowledge of Company, been threatened, within the past three (3) years, (d) there are no unfair labor practice complaints pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity, (e) no charges with respect to or relating to Company or any of its Subsidiaries are pending or, to the knowledge of Company, threatened before the Equal Employment Opportunity Commission or any other Governmental Entity, (f) there is no employment-related Action pending or, to the knowledge of Company, threatened with respect to any current or former employees of Company or any of its Subsidiaries, including any Actions with respect to payment of wages, salary or overtime pay and (g) neither Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with or citation by any Governmental Entity relating to employees or employment practices, and there are no pending or, to the knowledge of Company, threatened investigations, audits or similar proceedings alleging breach or violation of any labor or employment law. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, Company and each Subsidiary are in compliance with all applicable Laws relating to employment, employment practices, compensation, hours, employee classification, contractor classification, terms and conditions of employment, and the termination of employment.

Section 3.15 Environmental Matters.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) Company and each Subsidiary have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there has been no release of any Hazardous Substance by Company or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under any applicable Environmental Laws; (iii) during the Prior Compliance Period and, to the knowledge of Company, prior thereto, neither Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that Company or any of its Subsidiaries is in violation of any Environmental Law, or is liable under any Environmental Law; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released from or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Company or any of its Subsidiaries or as a result of any operations or activities of Company or any of its Subsidiaries at any location; (v) Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Company or any of its Subsidiaries under any Environmental Law; and (vi) neither Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to Company’s knowledge, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to liability under any Environmental Law.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, use in products, release or disposal of Hazardous Substances or (iii) human health and safety as it relates to exposure to any Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous, or any other term of similar import under any Environmental Law, including petroleum.

Section 3.16 Taxes.

(a) All income Tax Returns and all other material Tax Returns required to have been filed by Company or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All material Taxes due with respect to Company and its Subsidiaries have been or will be timely paid (whether or not shown to be payable on such Tax Returns), other than Taxes being contested in good faith for which adequate reserves have been established in accordance with GAAP. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity in writing against Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Tax Liens for any material amount of Tax on the property or assets of Company or any of its Subsidiaries (except for statutory Liens for Taxes not yet due and payable). There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any material Tax to which Company or any of its Subsidiaries may be subject. All Taxes not yet due and payable by Company or its Subsidiaries (or any other corporation merged into or consolidated with Company or any of its Subsidiaries) have been, in all material respects, properly accrued on the most recent balance sheet included in the Company SEC Documents in accordance with GAAP. None of Company or its Subsidiaries is a party to or bound by or has any obligation under any Tax sharing or similar agreement or arrangement (other than an agreement or arrangement solely among Company and its Subsidiaries).

(b) Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws.

(c) As of the date of this Agreement, there are no audits, examinations, investigations or other proceedings now pending or, to the knowledge of Company, threatened against or with respect to Company or any of its Subsidiaries with respect to any material Tax.

(d) Neither the execution of this Agreement, the Shareholder Approval of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in payments under any Benefit Plan which would not reasonably be expected to be deductible under Section 162(m) of the Code or (ii) give rise to an additional Tax under Section 409A of the Code.

(e) Neither Company nor any of its Subsidiaries is a party to any Contract that provides, and no Benefit Plan provides, directly or in combination with other events, separately or in the aggregate, for the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or any other payments which would fail to be deductible by reason of Section 280G of the Code.

(f) Neither Company nor any of its Subsidiaries has been a party to any distribution occurring in the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(g) Neither Company nor any of its Subsidiaries has elected or is required to defer payment of amounts from a foreign entity which will be subject to the provisions of Section 457A of the Code.

(h) No written claim has been made by any Governmental Authority in a jurisdiction where either Company or any of its Subsidiaries does not file Tax Returns that either Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(i) Neither Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is Company or any of its Subsidiaries) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any Person (other than Company or any Subsidiary of Company) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(j) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Company or any of its Subsidiaries, and no Governmental Authority has issued to Company or any of its Subsidiaries any ruling with respect to Taxes which has continuing effect.

(k) Neither Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it and, to the knowledge of Company, the IRS has not proposed in writing any such adjustment or change in accounting method, and neither Company nor any of its Subsidiaries has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of Company or any of its Subsidiaries.

(l) Company will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date, (iv) deferred gains arising prior to the Closing Date, (v) an election under Section 108(i) of the Code or any similar provision of state, local or foreign law or (vi) any intercompany transactions or any excess loss accounts described in Treasury Regulations under Section 1502 of the Code or any similar provision of state, local, or foreign law.

(m) Neither Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) Neither Company nor any of its Subsidiaries has engaged in any “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

Section 3.17 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” means any oral or written:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Company and its Subsidiaries, taken as whole;

(ii) Contract (in each case, under which Company or any of its Subsidiaries has continuing obligations) with any officer, director or employee of Company or any of its Subsidiaries or member of the Company Board providing for (A) an annual base salary in excess of $200,000, (B) material severance or termination pay liabilities of Company or any of its Subsidiaries related to termination of employment or (C) indemnification by Company or any of its Subsidiaries of any officer, director or employee of Company or any of its Subsidiaries;

(iii) Benefit Plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the Merger or the value of any of the benefits of which will be calculated on the basis of the Merger;

(iv) Contract relating to or evidencing (A) Indebtedness in excess of $10,000,000, other than loans to direct or indirect wholly owned Subsidiaries, in each case in the ordinary course of business consistent with past practice and equipment leases entered into in the ordinary course of business or (B) Liens upon any material part of the owned assets or owned properties of Company and its Subsidiaries, taken as a whole;

(v) Contract pursuant to which Company or any of its Subsidiaries has guaranteed any obligations or liabilities (whether absolute, accrued, contingent or otherwise) of any other Person, which guarantee obligation exceeds $1,500,000, other than guarantees by Company for obligations of its wholly owned Subsidiaries;

(vi) Any limited liability company agreement, partnership, joint venture or other similar Contract relating to the formation, creation, operation or management of any limited liability company, partnership or joint venture, other than any such limited liability company, partnership or joint venture that is a wholly owned Subsidiary of Company;

(vii) Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments that would reasonably be expected to be in excess of $2,000,000 during any twelve-month period;

(viii) Contract that (A) limits or purports to limit in any material respect the ability of Company or any of its Affiliates to compete in any line of business or with any Person or in any geographic area or during any period of time or to develop, market, sell, distribute or otherwise exploit business of Company, (B) grants exclusive rights of any type or scope or rights of first refusal, rights of first negotiation or similar rights or terms to any Person, (C) requires Company or any of its Affiliates to use any supplier or third party for all or substantially all of any of its material requirements or needs in any respect, (D) limits or purports to limit in any material respect the ability of Company or any of its Affiliates to solicit any customers or clients of the other parties thereto, or (E) requires Company or any of its Affiliates to provide to the other parties thereto “most favored nations” status or similar best price rights;

(ix) Contract providing for “earn-outs,” “performance guarantees” or other similar contingent payments by Company or any Subsidiary that would reasonably be expected to be in excess of $1,000,000 during any future twelve-month period;

(x) Contract under which (A) a federal Governmental Entity procures supplies or services from Company or any of its Subsidiaries or provides a grant to Company or any of its Subsidiaries, or any subcontract to such a Contract or (B) a state Governmental Entity procures supplies or services from Company or any of its Subsidiaries or provides a grant to Company or any of its Subsidiaries, or any subcontract to such a Contract, that involves aggregate payments by or to Company or any of its Subsidiaries in excess of $1,000,000;

(xi) Contract between Company or any wholly owned Subsidiary of Company, on the one hand, and another Subsidiary that is not wholly owned or Company Minority Interest Business, on the other hand;

(xii) Contract entered into on or after March 27, 2009 relating to the acquisition or disposition of any business or any assets (whether by merger, sale of stock or assets or otherwise) in an amount in excess of $10,000,000 or under which there remain any representations, covenants, indemnities or other obligations (including indemnification or other contingent obligations) that are in effect and material to Company;

(xiii) Contract for which the principal purpose is the ownership, use or licensing of any Intellectual Property by or to Company or any of its Subsidiaries (other than non-exclusive (i) off-the-shelf or other commercially available software licenses with annual payments of less than $1,000,000 cumulatively per software title or (ii) licenses to Marks, Copyrights, software or similar items embedded in or included on equipment or products sold by Company or its Subsidiaries granted in the ordinary course of business consistent with past practice);

(xiv) Contract with any of Company’s 10 most material suppliers (measured based on aggregate payments by Company to such suppliers during the twelve month period ended August 31, 2012); and

(xv) Contracts (other than Contracts of the type described in subclauses (i) through (xiv) above) that involve aggregate payments by or to Company or any of its Subsidiaries in excess of $5,000,000 during any twelve-month period or in excess of $10,000,000 in the aggregate during the term of such Contract, other than purchase or sales orders or other Contracts that, in each case, were entered into in the ordinary course of business consistent with past practice and are terminable or cancelable by Company or any of its Subsidiaries without penalty or liability on 90 days’ notice or less.

(b) Section 3.17(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound as of the date hereof. True and complete copies of each Material Contract (including any material amendments, waivers or modifications thereto) in existence as of the date hereof have been delivered or made available by Company to Parent prior to the date hereof.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each Material Contract is valid and binding on Company (and/or each Subsidiary party thereto) and is in full force and effect, and neither Company nor any of its Subsidiaries party thereto, nor, to the knowledge of Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would reasonably be expected to (i) constitute such a breach or default thereunder by Company or any of its Subsidiaries party thereto, or, to the knowledge of Company, any other party thereto; or (ii) give any Person the right to declare a default, accelerate the maturity or performance of any Material Contract, or cancel, terminate or modify any Material Contract.

Section 3.18 Insurance. Section 3.18 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies, including material workers’ compensation, corporate-owned life insurance, fire and casualty, general liability, product liability, business interruption, directors and officers and other professionally liability policies, if any, issued in favor of Company or any of its Subsidiaries, or pursuant to which Company or any of its Subsidiaries is a named insured, as well as any historic occurrence-based policies still in force, and copies of such policies have been made available to Parent. With respect to each such insurance policy, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither Company nor any of its Subsidiaries is in breach or default under such policy, and (c) neither Company nor any of its Subsidiaries has received written notice of any cancellation, termination or material insurance rate or premium increase with respect to any such policy and, to the knowledge of Company, no such cancellation, termination or material increase has been threatened. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there is no claim pending under any such insurance policies as to which coverage has been denied or disputed by the underwriters of such policies.

Section 3.19 Real and Personal Property.

(a) Company or one or more of its Subsidiaries has good and marketable title to all material personal property assets owned by Company and its Subsidiaries (the “Owned Assets”), free and clear of all Liens, other than Permitted Liens.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth a complete list of all real property and interests in real property owned, directly or indirectly, by Company or its Subsidiaries (the “Owned Real Property”). Company or a Subsidiary of Company has good and valid fee simple title to the Owned Real Property free and clear of any liens or encumbrances other than the Permitted Liens.

(c) Section 3.19(c) of the Company Disclosure Letter sets forth a true and complete list of all real property leased, subleased or otherwise occupied by Company or its Subsidiaries (the “Leased Real Property”) pursuant to written agreements (each, a “Lease”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) Company or a Subsidiary has a good and valid leasehold interest in the Leased Real Property; (ii) Company or a Subsidiary has the right to use and occupancy of the Leased Real Property for the full term of the lease or sublease relating thereto, (ii) each such lease or sublease is a legal, valid and binding obligation, enforceable in accordance with its terms, of Company or a Subsidiary and, to the knowledge of Company, the other parties thereto, and Company and its Subsidiaries have not received or delivered notice of any default (with or without notice or lapse of time, or both) with respect to such lease or sublease and (iii) neither Company nor any of its Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby.

(d) There are no pending or, to the knowledge of Company, threatened condemnation proceedings with respect to the Owned Assets, Owned Real Property or Leased Real Property.

(e) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, all Permits necessary in connection with the construction upon, and present use and operation of, the Owned Real Property and the lawful occupancy thereof in the business of Company and its Subsidiaries have been issued by the appropriate Governmental Entities. The current use of the Owned Real Property is, in all material respects, in accordance with the certificates of occupancy relating thereto and the terms of any such Permits. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither Company nor any of its Subsidiaries has received a written notice from any Governmental Entity having jurisdiction over such Owned Real Property that such Owned Real Property is in violation of any Law relating to such Owned Real Property, including setback requirements and zoning restrictions and ordinances, except to the extent that a requirement may be satisfied by virtue of being “grandfathered” or otherwise permitted to continue in its current status.

(f) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each parcel of Owned Real Property is supplied with utilities and other services necessary for the operation of such Owned Real Property and premises as the same is currently operated, all of which utilities and other services are provided via public roads or via permanent, irrevocable appurtenant easements benefiting such Owned Real Property. Each parcel of Owned Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Owned Real Property, in each case, to the extent necessary for the conduct of the business of Company and its Subsidiaries as it is currently being conducted.

Section 3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) registered Marks, Patents and Copyrights, and (ii) Domain Name Registrations, including any pending applications to register any of the foregoing, owned (in whole or in part) by Company or any of its Subsidiaries as of the date hereof (collectively, “Company Registered IP”). All Company Registered IP (other than patent applications or applications to register trademarks, copyrights or domain names) is unexpired, and to the knowledge of Company, is valid and enforceable. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of Company, no such action is or has been threatened with respect to any of Company Registered IP.

(b) Company or its Subsidiaries own exclusively, free and clear of any and all Liens (other than Permitted Liens and any non-exclusive licenses granted in the ordinary course of Company’s or its Subsidiaries’ business), all Company Registered IP and all other Intellectual Property that is material to the businesses of Company or any of its Subsidiaries as currently conducted other than Intellectual Property owned by a third party that is licensed to Company or a Subsidiary thereof pursuant to an existing license agreement and used by Company or such Subsidiary within the scope of such license. The immediately foregoing sentence in this Section 3.20(b) shall not be interpreted as a separate representation or warranty in addition to Section 3.20(c) that (A) the Intellectual Property owned by Company or its Subsidiaries, or its use or exploitation in any manner by Company or its Subsidiaries and their customers, licensees and end-users, does not or shall not infringe any Intellectual Property of any Person or (B) in the operation of its or their businesses as currently or previously conducted by Company and its Subsidiaries, does not or shall not infringe, misappropriate, dilute or violate any Intellectual Property of any Person or constitute unfair competition.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, Company and its Subsidiaries have not infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any Person in connection with the operation of its or their businesses as currently conducted. Neither Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, individually or in the aggregate, would not reasonably be expected have a Material Adverse Effect. To the knowledge of Company, no third party is misappropriating, infringing, or diluting any Intellectual Property owned by or exclusively licensed to Company or any of its Subsidiaries, except where any such infringement, misappropriation or dilution, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Intellectual Property owned by or exclusively licensed to Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by Company or any of its Subsidiaries, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Company and its Subsidiaries have taken commercially reasonable efforts to protect the Company-Registered IP and the security and operation of its material software and systems.

Section 3.21 State Anti-Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, Company has taken all such action as may be required or appropriate to cause the restrictions included in Sections 607.0901 and 607.0902 of the FBCA not to apply to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. No “moratorium,” “fair price,” “business combination,” “affiliated transactions,” “control share acquisition”, “interested shareholder” or similar provision of any state anti-takeover or similar state Law (including Sections 607.0901 and 607.0902 of the FBCA, collectively, “Takeover Laws”) is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 3.22 Related Party Transactions. Except as set forth in the Company SEC Documents filed prior to the date hereof, neither Company nor any of its Subsidiaries has entered into any agreement, commitment or transaction with or for the benefit of Company’s Affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.23 Certain Payments. Neither Company, nor any of its Subsidiaries (nor, to the knowledge of Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or similar applicable foreign Law, or (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties.

Section 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC, the fees and expenses of which will be paid by Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any of its Affiliates.

Section 3.25 Opinion of Financial Advisors. Company Board has received the separate opinions of Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC to the effect that, as of the date of such opinions and subject to the factors and assumptions set forth in such opinions, the Merger Consideration to be received by holders of Shares is fair, from a financial point of view, to such holders. As promptly as practicable after execution of this Agreement, Company shall deliver to Parent a true and correct copy of such opinions (solely for informational purposes).

Section 3.26 No Additional Representations.

(a) Except for the representations and warranties made by Company in this Article III or as may be expressly stated in writing in any certificate specified hereunder, neither Company nor any other Person makes any express or implied representation or warranty with respect to Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Company in this Article III or as may be expressly stated in writing in any certificate specified hereunder, any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Notwithstanding anything contained in this Agreement to the contrary, Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or Merger Sub whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article IV hereof or as may be expressly stated in writing in any certificate specified hereunder, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to Company or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and other assets and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and other assets makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so duly qualified or licensed or in good standing, individually or in the aggregate, has not had or would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Since the date of its incorporation, Merger Sub has not engaged in any activities except as contemplated by this Agreement.

(c) Parent has previously made available to Company true and complete copies of Parent’s certificate of incorporation (the “Parent Charter”) and bylaws (the “Parent Bylaws”) as are in full force and effect. Parent is not in violation of any provision of the Parent Charter or Parent Bylaws. Parent has heretofore delivered to Company a true and complete copy of Merger Sub’s articles of incorporation (the “Merger Sub Charter”) and bylaws (the “Merger Sub Bylaws”) as in full force and effect. Merger Sub is not in violation of any provision of the Merger Sub Charter or Merger Sub Bylaws.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the filing of the Articles of Merger with the Florida Department of State as required by Section 607.1105 of the FBCA. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming the due authorization, execution and delivery by Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof will not, conflict with, contravene, or result in any violation or breach of, or default (in each case, with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties, assets or rights of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or Parent Bylaws, (ii) the Merger Sub Charter or Merger Sub Bylaws, (iii) any Contract to which Parent or its Subsidiaries is a party or by which Parent or its Subsidiaries or any of their respective properties or assets may be bound, or (iv) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or its Subsidiaries or by which Parent or its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (iii) and (iv), as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of the pre-merger notification report under the HSR Act and (ii) the filing of the Articles of Merger with the Florida Department of State as required by the FBCA.

Section 4.4 Proxy Statement. None of the information supplied or to be supplied by Parent or any of its Subsidiaries, or any of their respective Affiliates, partners, members, shareholders, directors, officers, employees, agents or other representatives, specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to Company’s shareholders, at the time of any amendments or supplements thereto and at the time of the

Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5 Litigation. There is no Action, whether judicial, arbitral, administrative or other, pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their respective properties or assets, other than Actions that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6 Financing. Parent and Merger Sub will have at the Closing Date sufficient funds to satisfy all of their obligations under this Agreement, including (i) the payment of any amounts required to be paid pursuant to Article II, (ii) the payment of any Indebtedness of Company and its Subsidiaries required to be repaid, redeemed (including pursuant to any offer to redeem required to be made as a result of the Merger), retired, canceled, terminated or otherwise satisfied in connection with or as a result of the Merger, and (iii) the payment of all fees and expenses reasonably expected to be incurred by Parent and Merger Sub in connection therewith.

Section 4.7 Solvency; Surviving Corporation. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, (ii) that the representations and warranties of Company contained in this Agreement are true and correct in all material respects (for such purposes, without giving effect to any “knowledge”, materiality or “Material Adverse Effect” qualification or exception), (iii) estimates, projections or forecasts provided by Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable and (iv) immediately prior to the Effective Time, Company is solvent, after giving effect to the Merger and the other transactions contemplated by this Agreement and the payment of all fees and expenses of all parties hereto, at and immediately after the Effective Time, the Surviving Corporation will be solvent. For the purposes of this Agreement, the term “solvent” when used with respect to any Person, on a consolidated basis, means that, as of any date of determination, (i) both the fair value of such Person’s assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they mature, (ii) such Person will have adequate capital and liquidity with which to engage in its business, and (iii) such Person will not have incurred and does not plan to incur debts beyond its ability to pay as they mature.

Section 4.8 Brokers. No broker, investment banker, financial advisor or other Person, other than Peter J. Solomon Company, L.P., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates.

Section 4.9 Stock Ownership. Neither Parent nor Merger Sub or any of their respective “affiliates” or “associates” is, nor at any time during the last three years has been, (a) an “interested shareholder” of Company, in each case as defined in Section 607.0901 of the FBCA, or (b) with respect to Company, a person described in 607.1302(2)(d) of the FBCA.

Section 4.10 No Additional Representations. Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither Company nor any other Person has made or is making any representations or warranties relating to Company whatsoever, express or implied, except those expressly given by Company in Article III hereof or as may be expressly stated in writing in any certificate specified hereunder, and Company is expressly disclaiming any implied representation or warranty as to the accuracy or completeness of any information regarding Company furnished or made available to Parent or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that, no representations or warranties are made with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or Merger Sub or their respective businesses or (ii) except for the representations and warranties made by Parent and Merger Sub in this Article IV or as may be expressly stated in writing in any certificate specified hereunder, any oral or written information presented to Company or any of its Affiliates or Representatives in the course of their due diligence of Parent and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent, such consent not to be unreasonably withheld, conditioned or delayed, or as otherwise specifically required by this Agreement, or by any Law to which Company or any of its Subsidiaries is subject, or as set forth in Section 5.1 of the Company Disclosure Letter, Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization and operations, maintain in effect all existing Permits, preserve its assets, rights and properties in good repair and condition, preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it and, subject to Section 5.1(o), keep available the present services of its employees. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent, such consent not to be unreasonably withheld, conditioned or delayed, or as otherwise specifically required by this Agreement or by any Law or the terms of any Material Contract to which Company or any of its Subsidiaries is subject (so long as compliance with such terms shall not cause Company or any of its Subsidiaries to be in material non-compliance with this Section 5.1), or as set forth in Section 5.1 of the Company Disclosure Letter, Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, to:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by any direct or indirect wholly owned Subsidiary of Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other securities of Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other securities, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, except for the issuance of Shares upon the exercise, conversion or settlement of Stock Options outstanding on the date hereof, the Convertible Debt, the Convertible Note Hedge or the Warrant in each case in accordance with their terms as in effect on such date;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of Company on a deferred basis or other rights linked to the value of Shares, other than the issuance of Shares upon the exercise or settlement of Stock Options outstanding on the date hereof, the Convertible Debt, the Convertible Note Hedge or the Warrant, in each case in accordance with their terms as in effect on such date;

(c) alter, amend, authorize or propose to amend its articles of incorporation or bylaws (or similar organizational documents);

(d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets, rights or properties that are material to Company and its Subsidiaries, other than inventory and equipment acquired in the ordinary course of business consistent with past practice and other acquisitions for which the fair market value of the total consideration paid by Company and its Subsidiaries does not exceed $10,000,000 individually, or $25,000,000 in the aggregate;

(e) (i) directly or indirectly sell, pledge, transfer, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest therein (including, but not limited to, Intellectual Property of Company, other than (1) non-exclusive licenses granted in the ordinary course of business consistent with past practice and (2) non-disclosure agreements that provide for only limited use rights of Intellectual Property for evaluation purposes only), except for sales of inventory and equipment in the ordinary course of business consistent with past practice or sales of other assets for which the book value or sales price, whichever is higher, does not exceed $15,000,000 individually or in the aggregate, or (ii) except in the ordinary course of business consistent with past practice, intentionally permit the lapse of, or fail to promptly revive after discovery of any lapse, any right relating to any material Intellectual Property of Company;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

(g) (i) incur, create, assume, guarantee or otherwise become liable for, any Indebtedness, other than (1) borrowings under the Company Credit Agreement in the ordinary course of business consistent with past practice and (2) capital lease obligations that do not exceed $5,000,000 individually or in the aggregate, (ii) amend, modify or refinance any Indebtedness under the Company Credit Agreement or the Indentures, or with respect to any other Indebtedness (except in connection with any action permitted by clause (i)(2) of this subsection (g)), in a manner which imposes materially greater obligations on the part of Company or which is materially more burdensome on Company, (iii) redeem, repurchase, prepay, defease or cancel any Indebtedness or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than Company or any direct or indirect wholly owned Subsidiary of Company (provided that none of the foregoing in (i) through (iv) shall include the extension of trade credit to customers in the ordinary course of business consistent with past practice);

(h) (i) modify or amend in any material respect, terminate, cancel or extend any Material Contract or expressly waive, release or assign any material benefits or claims under any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(i) make or incur any financial commitment or any new capital expenditure not reflected on the capital expenditure budget provided to Parent prior to the date hereof in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(j) change in any material respect its financial accounting methods, policies, principles or practices (including any methods, policies, principles or practices relating to the estimation of reserves or other liabilities), except insofar as may have been required by a change in GAAP or applicable Law;

(k) settle or compromise any material liability for Taxes, amend any material Tax Return, make or revoke any Tax election, file any material Tax Return in a manner inconsistent with past practice, adopt or change any method of accounting for Tax purposes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a refund for a material amount of Tax;

(l) (i) commence any litigation or claims other than in the ordinary course of business consistent with past practice or (ii) compromise, discharge or settle any litigation or claims in excess of $2,500,000 or waive any material right with respect thereto;

(m) enter into any Contract for the purchase of, or lease for, real property or real property interests, except for any renewal of existing leases for Leased Real Property in the ordinary course of business consistent with past practice;

(n) fail to keep in full force and effect Company’s or any of its Subsidiaries’ current insurance policies or other comparable insurance affecting the business of Company or any of its Subsidiaries, or reduce the amount of any insurance coverage provided by existing insurance policies except with respect to insurance policies that will expire and be replaced in the ordinary course of business consistent with past practice;

(o) except as required to comply with any applicable Law (i) increase the compensation, bonus or other benefits of, or grant any type of compensation or benefits to any Employee, other than as required under the terms of any Benefit Plan or with respect to any Employee having a total annual compensation opportunity of less than $250,000 per year, in the ordinary course of business consistent with past practice, (ii) pay any bonus of any kind or amount to any Employee, other than in the ordinary course of business consistent with past practice or as required under the terms of any Benefit Plan, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock units, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Benefit Plan or awards made thereunder), (iv) enter into any severance, change-in-control, retention, employment or other agreement with any Employee (other than employment agreements entered in the ordinary course of business consistent with past practice to fill any vacancy with any Employee or prospective employee that provides for a total annual compensation opportunity of less than $250,000 per year), (v) loan or advance any money or other property to any Employee other than in the ordinary course of business consistent with past practices and in an amount, in aggregate, not to exceed $250,000, (vi) adopt or enter into any collective bargaining agreement or other labor union contract, (vii) hire any Employee to a position having a total annual compensation opportunity of $250,000 or more per year, or terminate any Employee from such a position other than for “cause” (as defined in the applicable employment agreement, or if no such employment agreement exists, for misconduct or poor performance), (viii) establish, adopt, or enter into, any new employee benefit plan or arrangement which would constitute a Benefit Plan if in effect as of the date of this Agreement, or amend, modify, terminate, or waive any rights under any existing Benefit Plan or restrictive covenant agreement, (ix) take any action to fund the payment of compensation or benefits under any Benefit Plan except as required by the terms of any such Benefit Plan or otherwise in the ordinary course of business consistent with past practices or (x) exercise any discretion to accelerate the vesting or payment or any compensation or benefit under any Benefit Plan;

(p) enter into any material new line of business or change its material operating policies in any material respect except as required by applicable Law;

(q) effectuate a “plant closing” or “mass layoff” under the Worker Adjustment and Retraining Notification Act or any similar state or local Law; or

(r) authorize any of, or commit or agree to take any of, the foregoing actions.

Section 5.2 No Solicitation.

(a) Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit any Representatives of Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, knowingly encourage, cooperate in any with, assist or take any other action (including taking any affirmative action to exempt or cause to be inapplicable as to any individual or entity (other than Parent or its Subsidiaries) the provisions of Section 607.0901 or Section 607.0902 of the FBCA or any other analogous state Takeover Law) designed to result in or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that may reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any negotiations regarding, or furnish to any Person other than Parent, Merger Sub or any Representatives of the foregoing Persons, any non-public information or data (relating to Company or any of its Subsidiaries or otherwise) with respect to, any Acquisition Proposal or otherwise cooperate in any way with, assist or facilitate any Person that is seeking to make, or has made, an Acquisition Proposal or (iii) approve, recommend, declare advisable or enter into any acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, letter of intent, term sheet or other similar agreement relating to an Acquisition Proposal or requiring Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger. Company shall, and shall cause each of its Subsidiaries and shall use its commercially reasonable efforts to cause the Representatives of Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing negotiations, discussions or activities with any Person and its Representatives (other than Parent, Merger Sub or any of their Representatives) conducted heretofore with respect to any Acquisition Proposal, (B) request the prompt return or destruction, to the extent required by any confidentiality agreement, of all confidential information previously furnished to any such Person and its Representatives, and (C) not terminate, waive, amend, release or modify any provision of any standstill agreement (including any standstill provisions contained in any confidentiality or other agreement) to which it or any of its Affiliates or Representatives is a party, unless, solely with respect to this clause (C), the Company Board determines in good faith (after consultation with outside counsel) that such action would be reasonably likely to result in a breach of its fiduciary duties under Florida Law. Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Shareholder Approval, (1) Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was not the result of a material violation of this Section 5.2(a), (3) the Company Board determines in good faith (after consultation with outside counsel and financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in the following clause (x) or (y) would be inconsistent with its fiduciary duties under Florida Law, then Company may (and may authorize its Subsidiaries and its and their Representatives to): (x) furnish non-public information with respect to Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement (a copy of which shall be provided to Parent, which copy may at Company’s election be redacted to exclude the identity of the Person making the Acquisition Proposal), provided, that any non-public information provided to any Person given such access shall have previously been provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person; and (y) participate in negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal.

(b) The Company Board (i)(A) shall not fail to make and shall not withdraw (or modify or qualify in any manner adverse to Parent or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the approval, recommendation or declaration of advisability by the Company Board (or any committee thereof) of this Agreement, the Merger or any of the other transactions contemplated hereby, and (B) shall not adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal (each such action set forth in this Section 5.2(b)(i) being referred to herein as an “Adverse Recommendation Change”) and (ii) shall not cause or permit Company or any of its Subsidiaries to enter into any definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or similar agreement (each, an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.2(a)). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Shareholder Approval, and only following compliance with Section 5.2(c) and Section 5.2(d), the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties under Florida Law, (i) make an Adverse Recommendation Change (A) in response to a bona fide written unsolicited Acquisition Proposal made after the date hereof or (B) in response to an Intervening Event or (ii) cause or permit Company to terminate this Agreement pursuant to Section 7.1(d)(ii) and promptly thereafter enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (a “Superior Proposal Termination”); provided, that no Adverse Recommendation Change may be made in response to an Acquisition Proposal and Company may not terminate this Agreement in order to enter into an Alternative Acquisition Agreement, unless the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) that such Acquisition Proposal constitutes a Superior Proposal.

(c) Prior to effecting any Adverse Recommendation Change or Superior Proposal Termination, (1) Company shall notify Parent in writing, at least three Business Days prior to effecting such Adverse Recommendation Change or Superior Proposal Termination (the “Notice Period”), of its intention to effect such Adverse Recommendation Change or Superior Proposal Termination (which notice shall include the material terms and conditions of any Superior Proposal and the identity of the Person making such proposal (it being understood and agreed that any material amendment to the terms of such Superior Proposal shall require a new Notice Period of at least two Business Days), or, if in a response to an Intervening Event, shall include reasonable detail regarding the Intervening Event, (2) during the applicable Notice Period, Company shall negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal or the Adverse Recommendation Change in response to the Intervening Event is no longer necessary, as applicable, and (3) at the end of the Notice Period, the Company Board shall determine in good faith (after consultation with outside legal counsel and financial advisors) that such Superior Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent) or the Intervening Event continues to necessitate an Adverse Recommendation Change, as applicable.

(d) In addition to the obligations of Company set forth in Sections 5.2(a), (b) and (c), Company promptly (but in no event later than 24 hours) shall advise Parent in writing in the event that after the date hereof Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or (ii) any request for non-public information or to engage in negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, in each case together with the material terms and conditions of such Acquisition Proposal or request, other than the identity of the Person making any such Acquisition Proposal or request. Company shall keep Parent reasonably informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, Company shall promptly notify Parent if Company determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to Sections 5.2(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. Notwithstanding the foregoing or anything else in this Section 5.2 to the contrary, Company shall notify Parent in writing of the identity of any Person making such Acquisition Proposal (A) if Company (or any of its Subsidiaries or its or their Representatives) (x) continues to make available non-public information with respect to Company and its Subsidiaries to the Person making such Acquisition Proposal (or such Person’s Representatives) for a period of more than five Business Days following the date on which an Acceptable Confidentiality Agreement was entered into with such Person or (y) participates in negotiations concerning an Acquisition Proposal with the Person making such Acquisition Proposal (or such Person’s Representatives) and (B) at least five Business Days prior to commencing any Notice Period with respect to such Acquisition Proposal.

(e) Nothing contained in this Section 5.2 shall prohibit Company or the Company Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, (ii) taking and disclosing a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act, provided, that any such action taken or disclosure made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in connection with such action or disclosure, or (iii) making any required disclosure to the shareholders of Company if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to so disclose would be inconsistent with its fiduciary duties under Florida Law; provided, that in no event shall this Section 5.2(e) affect the obligations of Company specified in Sections 5.2(b), (c) and (d); and provided, further, that a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act shall not be deemed to be an Adverse Recommendation Change.

(f) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal, offer, indication of interest or inquiry from any Person or group of Persons (other than Parent and its Affiliates) relating to any direct or indirect acquisition, purchase, license or lease, in one transaction or a series of transactions, including any merger, reorganization, consolidation, share exchange, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of Company and its Subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated assets (based on fair market value), of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 20% or more of any class of capital stock, other equity security or voting power of Company or any resulting parent company of Company or any of Company’s Subsidiaries whose revenues, net income or assets, individually or in the aggregate, represent 20% or more of the consolidated assets (based on fair market value) of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or (C) involving businesses of Company or any of its Subsidiaries, individually or taken together, which businesses constitute 20% or more of the net revenues, net income or consolidated assets (based on fair market value) of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement. For the avoidance of doubt, the parties acknowledge that any proposal, offer, indication of interest or inquiry from any Person or group of Persons (other than Parent and its Affiliates) primarily with respect to any direct or indirect acquisition, purchase, license or lease, in one transaction or a series of transactions, including any merger, reorganization, consolidation, share exchange, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of the assets or business of, or equity interests in, Gulf South Medical Supply, Inc. (such proposal, offer, indication of interest or inquiry, a “Gulf South Transaction Proposal”) shall constitute an Acquisition Proposal hereunder.

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal made after the date hereof (with all percentages included in the definition of “Acquisition Proposal” increased to 50%) that the Company Board determines in good faith (after consultation with outside counsel and financial advisors), taking into account all legal, financial, regulatory and other aspects and risks of the proposal (including required conditions, including any requirement of a shareholder vote of the Person making the proposal, or financing requirements) and the Person making the proposal, (A) would be more favorable to the shareholders of Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis. For the avoidance of doubt, the parties acknowledge that a Gulf South Transaction Proposal cannot constitute a Superior Proposal hereunder.

(iii) “Intervening Event” means a fact, change, development, event or circumstance that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the Company Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Company Board prior to the time at which Company obtains the Shareholder Approval and does not relate to any (i) any Acquisition Proposal or (ii) any events or circumstances relating to the Merger, the transactions contemplated hereby or Parent.

Section 5.3 Proxy Statement; Shareholders’ Meeting.

(a) Company shall (i) as soon as reasonably practicable following the execution of this Agreement (but in no event later than 15 Business Days after the date of this Agreement), prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its shareholders the Proxy Statement and all other proxy materials required in connection with the Shareholders Meeting, (ii) notify Parent and Merger Sub of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent and Merger Sub copies of all correspondence between Company or any of its Representatives and the SEC, (iii) give Parent and Merger Sub and their counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and give Parent and Merger Sub and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC (and, in each such case, give reasonable consideration to any comments made by Parent or its Representatives), (iv) subject to Section 5.3(b) and the right of Company to terminate this Agreement as provided in Section 7.1(d)(ii), use its commercially reasonable efforts to obtain the Shareholder Approval and (v) set a record date for the Shareholders Meeting as early as practicable following the clearance of the Proxy Statement by the SEC or a determination by the SEC not to review the Proxy Statement and otherwise to comply with all legal requirements applicable to the Shareholders Meeting. Parent and Merger Sub will use commercially reasonable efforts to deliver to Company all information reasonably requested by Company for inclusion in the Proxy Statement. If at any time prior to the Effective Time any information relating to Company or Parent, or any of their respective directors or officers, become known by Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of Company.

(b) Company shall, as promptly as reasonably practicable after the date hereof, take all action necessary in accordance with Florida Law and the Company Charter and the Company Bylaws to (i) duly call, give notice of, convene and (ii) hold a meeting of its shareholders (the “Shareholders Meeting”) as promptly as reasonably practicable following clearance by the SEC of the Proxy Statement solely for the purpose of obtaining the Shareholder Approval. Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.2(b), Company, through the Company Board, shall (x) recommend to Company’s shareholders that they adopt this Agreement and (y) include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, Company agrees that its obligations pursuant to the first sentence of this Section 5.3(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Company or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change; provided, that the foregoing shall not prohibit (i) Company, if it has complied with the provisions of Section 5.2 and this Section 5.3, from delaying the holding of the Shareholders Meeting, for such time as is necessary for the Company Board to consider the possible need for an Adverse Recommendation Change (and no such delay shall be deemed to be an Adverse Recommendation Change), but only in the event that, and only to the extent that, the Company Board (after consultation with outside legal counsel) has determined that the failure to so delay would reasonably be expected to result in a breach of its fiduciary duties under Florida Law (ii) accurate disclosure in the Proxy Statement or otherwise (and no such disclosure shall, in and of itself, be deemed to be an Adverse Recommendation Change) of factual information regarding the business, financial condition or results of operations of Company or the fact that an Acquisition Proposal has been made, the identity of the Person making such proposal or the material terms of such proposal to the extent the Company Board determines in good faith (after consultation with outside counsel) that such information, facts, identity or terms are required to be disclosed under applicable Law.

Section 5.4 Access to Information; Confidentiality.

(a) Subject to applicable Law, Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the Effective Time or the termination of this Agreement, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, Company shall cause each of its Subsidiaries to, furnish promptly to Parent: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal or state securities Laws and which is not generally available on the EDGAR internet database and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request (including all work papers of its auditors and all Tax Returns filed and those in preparation); provided, that no investigation conducted, or any reports, analyses or other information provided, pursuant to this Section 5.4 shall affect or be deemed to modify, limit or supplement any representation or warranty made by the Company herein; provided, further, that neither Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of such party, (A) materially breach any material agreement with any third party, (B) constitute a waiver of the attorney-client or other privilege held by such party or (C) otherwise violate any applicable Law. In the event any of the restrictions in clauses (A) through (C) of the foregoing sentence shall apply, the parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws. If any of the information or material furnished pursuant to this Section 5.4(a) includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(b) All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and Company, dated as of July 26, 2012, as amended (the “Confidentiality Agreement”).

(c) No investigation pursuant to this Section 5.4 or information provided, made available or delivered to Parent pursuant to this Agreement (other than the Company Disclosure Letter) shall affect any of the representations or warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.5 Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including Section 5.5(b)), each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things that are necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using commercially reasonable efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from third parties, including under any Material Contract as may be necessary in order to consummate the Merger and the other transactions contemplated hereby (and Company and Parent shall cooperate in seeking any other consents, approvals or waivers from third parties under any other Contract if the parties determine that doing so is necessary or desirable in connection with the consummation of the Merger and the other transactions contemplated by this Agreement), (ii) obtain all required actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice within the time periods specified thereunder (or, if such time period is not specified, within a reasonable time, except that with respect to the making of the appropriate filing of a Notification and Report Form pursuant to the HSR Act, the parties shall make such filing within 10 Business Days of the date hereof, unless otherwise agreed to by the parties), (iii) resist, contest or defend any Action (including administrative or judicial Actions) challenging the Merger or the completion of the transactions contemplated hereby, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including by pursuing avenues of administrative and judicial appeal, and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement without the prior written consent of the other party. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and Company shall have the right to review in advance, and to the extent practicable, each shall consult with the other in connection with, all of the information relating to Parent or Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by

Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall consult with the other party in advance of, and provide the other party and its counsel with the opportunity to attend and participate in, any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby at which substantive matters are to be discussed. Notwithstanding the foregoing, Parent will determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity or third party as contemplated hereby, and Company and its Subsidiaries will use its commercially reasonable efforts to take such actions as reasonably requested by Parent in connection with obtaining any such actions, consents, approvals or waivers; provided that Parent will in good faith consider any views or input provided by Company with respect to such matters.

(b) Parent shall, and shall cause its Subsidiaries to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or other agreement, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, the Surviving Corporation or its Subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, the Surviving Corporation, or any of their respective Subsidiaries) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case as may be required so as to enable the Closing to occur as promptly as practicable (any of the foregoing, a “Divestiture Action”). Notwithstanding the foregoing or anything contained in this Agreement that may be to the contrary, (1) neither Parent nor Company shall be required to take any Divestiture Action that is not conditioned upon consummation of the Merger, (2) Company shall not agree to take any Divestiture Action without the consent of Parent, (3) none of Parent or any of its Subsidiaries shall be required to take or accept (or commit to take or accept) any action, condition, restriction, obligation or requirement (each of the foregoing, for the purposes of this Section, an “action”) in order to obtain any approval, exemption or other authorization of a Governmental Entity involving any business or asset of Parent or its Subsidiaries that would otherwise be required by this Section 5.5 unless there is no action (including a Divestiture Action) that would permit such approval, exemption or other authorization of a Governmental Entity to be obtained that involves solely businesses or assets of Company and its Subsidiaries and to which Parent is required by this Section 5.5, or is otherwise willing in Parent’s sole discretion, to agree and (4) Parent shall not be required to take (pursuant to this Section 5.5 or any other provision of this Agreement) any action (including a Divestiture Action) to the extent such action (including a Divestiture Action), individually or in the aggregate with all other actions (including Divestiture Actions), would reasonably be expected to result in a Substantial Detriment. “Substantial Detriment” means (i) any material limitation, restriction or prohibition on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership (including with respect to voting) of the Shares or shares of the Surviving Corporation to be acquired or owned pursuant to the

Merger or the assets of Company and its Subsidiaries, (ii) a loss by Parent and its Subsidiaries of a material benefit or material benefits (including synergies), after taking into account the adverse effect of the proposed actions on Parent and its Subsidiaries (including, for these purposes, the Surviving Corporation and its Subsidiaries), arising from or relating to the Merger and the other transactions contemplated by this Agreement, (iii) an impact that is adverse in a material manner to the assets, business, results of operation or financial condition of Parent and its Subsidiaries, assuming for purposes of this determination that Parent and its Subsidiaries are of equivalent size to the Surviving Corporation and its Subsidiaries, taken as a whole or (iv) an impact that is adverse in a material manner to the assets, business, results of operation or financial condition of the Surviving Corporation and its Subsidiaries, taken as a whole).

(c) Neither Parent nor Company shall, and each of them shall cause its respective Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, any business or any corporation, partnership, association or other business organization or division thereof, in each case, that operate in the specific industries in which Company and its Subsidiaries operate, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) materially increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; (ii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iii) otherwise prevent the consummation of the transactions contemplated by this Agreement.

Section 5.6 Takeover Laws. Each of Company and Parent and their respective Boards of Directors shall (a) use commercially reasonable efforts to ensure no Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable consistent with applicable Law on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.7 Notification of Certain Matters. Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication would reasonably be expected to be material to Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to the Merger or the other transactions contemplated hereby, or (c) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate to an extent such that the condition set forth in Sections 6.2(a) or 6.3(a), as applicable, would not be satisfied if the Closing were to then occur or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any condition set forth in Article VI) to be complied with or satisfied by such party hereunder; provided, that no such notification, nor any failure to make such notification, shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.8 Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to assume and perform all rights to indemnification existing in favor of, and all rights to advancement of expenses to, the current and former directors and officers of Company (including any employee that is a fiduciary under any Benefit Plan) as provided in the Company Charter or the Company Bylaws as in effect on the date of this Agreement (and the Surviving Corporation shall cause its Subsidiaries to assume and perform all such rights to the current and former directors and officers of such Subsidiaries as provided in the articles of incorporation and bylaws (or comparable organizational documents) of each such Subsidiary as applicable to such persons as in effect on the date of this Agreement) for (i) the fact that such person is or was an officer, director, employee, fiduciary or agent of Company or any of its Subsidiaries, or (ii) matters, acts or omissions arising, existing or occurring prior to and through the Effective Time (including matters, acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), and such rights shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors and officers arising out of such matters, acts or omissions, except as otherwise required by applicable Law, and to include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) articles of incorporation (or in the case of the Surviving Corporation’s Subsidiaries, the articles of incorporation and bylaws (or comparable organizational documents) of each such Subsidiary), for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors.

(b) For a period of six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect Company’s current directors’ and officers’ liability insurance covering each Person currently covered by Company’s directors’ and officers’ liability insurance policy (correct and complete copies of which have been heretofore made available to Parent) for acts or omissions occurring prior to and through the Effective Time; provided, that in lieu of such obligation, (i) Parent or the Surviving Corporation may substitute therefor policies of an insurance company with the same or better rating as Company’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Company’s existing policies as of the date hereof or (ii) in consultation with Parent, Company may obtain extended reporting period coverage under Company’s existing insurance programs (to be effective as of the Effective Time) for a period of six years after the Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall Parent or the Surviving Corporation be required to pay annual premiums for insurance under this Section 5.8(b) in excess of 300% of the most recent annual premiums paid by Company for such purpose (which premiums are hereby represented and warranted by Company to be as set forth in Section 5.8(b) of the Company Disclosure Letter), it being understood that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(c) In the event that the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of the Surviving Corporation assumes the obligations set forth in this Section 5.8.

(d) The provisions of this Section 5.8 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives. The rights of the current and former directors and officers of Company hereunder shall be in addition to, and not in limitation of, any other rights such persons may have under the articles of incorporation or bylaws or other organization or governing documents of Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the FBCA or otherwise. Subsequent amendment of the articles of incorporation, bylaws or other organizational or governing documents of the Surviving Corporation shall not diminish or impair the rights of any such current or former directors and officers.

Section 5.9 Employees.

(a) From the date hereof and through the Effective Time, Company agrees to reasonably assist Parent in communicating any retention or similar arrangements that may be made available by Parent to Employees in respect of post-Effective Time periods. After the Effective Time and until the earlier to occur of (x) the date that is twelve (12) full months following the Effective Time or (y) December 31, 2013, Parent shall, or shall cause the Surviving Corporation to, with respect to employees of Company or any of its Subsidiaries who continue to be employed by the Surviving Corporation and its subsidiaries (each, a “Continuing Employee”), (i) maintain the annual cash compensation opportunity of such Continuing Employees that is substantially comparable to that in effect prior to the Effective Time (excluding, for the avoidance of doubt, any equity-based incentives), (ii) continue to maintain the Benefit Plans that provide severance benefits, 401(k), and health and welfare benefits to Continuing Employees prior to the Effective Time, or, in the sole discretion of Parent, provide such benefits under employee benefit plans of Parent and its Affiliates on the same basis as similarly situated employees of Parent and its Affiliates, and (iii) continue to maintain the Benefit Plan set forth on Section 5.9(a)(iii) of the Company Disclosure Letter in accordance with its terms as of immediately prior to the Effective Time and in a manner substantially consistent with past practices.

(b) Subject to the applicable terms of the employee benefit plans of Parent (such employee benefit plans of Parent shall be referred to hereinafter as the “New Plans”), for purposes of vesting and eligibility to participate under (and solely with respect to severance and paid time off, the applicable level of benefits) New Plans providing benefits to any Continuing Employee shall credit each Continuing Employee with his or her years of service with Company and its Affiliates and their respective predecessors to the same extent as such Continuing Employee was entitled to credit for such service under any similar Company employee benefit plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Transition Date, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. “Transition Date” means, with respect to any Continuing Employee, the date Parent or the Surviving Corporation commences providing benefits to such employee with respect to each New Plan.

(c) At Parent’s request, as of immediately prior to the Effective Time (and conditioned upon the occurrence of the Effective Time), Company shall terminate or cause to be terminated each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code. Company and Parent shall cooperate in good faith prior to the Effective Time with respect to the preparation and execution of all documentation necessary to effect the foregoing termination(s), and Company shall provide Parent a reasonable opportunity to review and comment on all such documentation.

(d) Effective as of, and contingent upon the occurrence of the Effective Time, (i) Parent hereby assumes, and shall assign to and cause the Surviving Corporation to assume, each employment agreement identified on Section 5.9(d) of the Company Disclosure Letter entered into with or sponsored by the Company, and (ii) Parent hereby assumes and shall assign to and cause the applicable Subsidiary to assume each employment agreement identified on Section 5.9(d) of the Company Disclosure Letter entered into with or sponsored by a Subsidiary of Company.

(e) Without limiting the generality of Section 8.6, the provisions of this Section 5.9 are solely for the benefit of the parties to this Agreement. Nothing contained in this Section 5.9 shall be construed to create any third-party beneficiary rights in any Continuing Employee, or any other current or former employee of Company or its Subsidiaries (including any dependent thereof), or any Person or any right to employment or continued employment for any specified period. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Surviving Corporation, Company or any of their respective Affiliates; or (ii) alter or limit the ability of Surviving Corporation or any of its Subsidiaries (including, after the Effective Time, Company and its Subsidiaries) to amend, modify or terminate any Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.

Section 5.10 Public Announcements. Following the execution of this Agreement, Parent and Company shall issue a joint press release announcing such execution, the content and timing of such press release to be mutually agreed upon by Parent and Company. Thereafter, Parent and Company shall consult with one another before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not, without the prior consent of the other party, which consent shall not be unreasonably withheld, issue any such press release or make any public statement, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, or in connection with any press release or public announcements with respect to any Acquisition Proposal or Adverse Recommendation Change in compliance with Section 5.2.

Section 5.11 Shareholder Litigation. Company shall give Parent reasonable opportunity to participate in the defense or settlement of any shareholder or other litigation against Company and/or its officers or directors relating to this Agreement or the transactions contemplated hereby, and shall give consideration to Parent’s advice with respect to such litigation and shall not settle any such litigation without Parent’s prior written consent.

Section 5.12 Section 16 of the Exchange Act. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of Company who is a covered person of Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares, Stock Options (or Shares issued upon exercise or vesting of the same), Stock Units, or Restricted Stock shall be an exempt transaction for purposes of Section 16.

Section 5.13 Termination of Registration; Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to terminate the registration of the Shares under the Exchange Act and to delist the Shares from the NASDAQ Stock Market; provided, that such termination and delisting shall not be effective until or after the Effective Time.

Section 5.14 Company Indebtedness.

(a) Company shall cause to be filed with the applicable trustee and to be mailed to each holder of Convertible Debt (each, a “Holder”), a notice in accordance with Section 15.09 of the Convertible Debt Indenture as promptly as possible but in any event at least twenty (20) days prior to the expected Effective Time; provided that Company shall do so in consultation with Parent and provide a copy of such notice to Parent for its review in advance of filing or mailing such notice.

(b) If requested by Parent, Company shall use its commercially reasonable efforts to take any actions so requested to effect the redemption, satisfaction, discharge and/or defeasance of the Non-Convertible Debt pursuant to the applicable provisions of the Non-Convertible Debt Indenture governing the Non-Convertible Debt, including issuing a notice of redemption in respect of such Non-Convertible Debt; provided that (i) any such redemption, satisfaction, discharge and/or defeasance of such Non-Convertible Debt shall be conditioned on the occurrence of the Effective Time, and (ii) if the Effective Time occurs, Parent shall consummate and fund when due such redemption for which a notice was issued.

(c) Company shall, at least two Business Days prior to the Closing, deliver to Parent a payoff letter (subject to delivery of funds as arranged by Parent), in commercially reasonable form, from the administrative agent under the Company Credit Agreement and shall use commercially reasonable efforts to make arrangements for the release of all Liens and other security over Company’s and its Subsidiaries’ properties and assets securing Company’s and its Subsidiaries’ obligations under the Company Credit Agreement. On the Closing Date, Parent shall arrange for any necessary payoff funds and, assuming such payoff has been made, Company shall and shall cause its Subsidiaries to terminate such Company Credit Agreement and all related agreements to which Company and its Subsidiaries are party.

Section 5.15 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement (including Section 5.1), complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.16 Financing. Prior to the Effective Time, Company shall, and shall cause its Subsidiaries and their respective officers, directors, employees and agents to, reasonably cooperate with Parent in connection with obtaining any financing Parent deems necessary to consummate the transactions contemplated hereby (the “Financing”), including by (i) providing direct contact between prospective lenders and the officers and directors of Company and its Subsidiaries, (ii) providing assistance in preparation of confidential information memoranda, prospectuses and other materials, if any, to be used in connection with the Financing, (iii) providing reasonable and customary assistance in the preparation for, and participating in, meetings, due diligence sessions, road shows and similar presentations, if any, to and with, among others, prospective lenders, investors and rating agencies, (iv) providing any financial information reasonably necessary for the satisfaction of the obligations and conditions set forth in any commitment letters or similar agreements and (v) undertaking such other actions, all as Parent may reasonably request in connection with any such Financing; provided, that nothing in this Section 5.16 shall require such cooperation to the extent it would interfere unreasonably with the business or operations of Company or its Subsidiaries and until the Effective Time occurs, neither Company nor any of its Subsidiaries nor any of their respective Representatives shall (w) be required to execute any binding commitment or other obligation in connection with Parent’s efforts to obtain Financing; (x) be required to pay any commitment fee or other similar fee; (y) be required to incur any other liability with respect to, or cause or permit any Lien to be placed on any of their respective assets in connection with, the Financing; (z) be required to provide any legal opinion or other opinion of counsel prior to the Effective Time in connection with the Financing; provided, further, that any bank information memoranda and offering prospectuses or memoranda required in relation to the Financing shall contain disclosure and financial statements reflecting Parent and/or its Subsidiaries as the obligor. Parent shall promptly, upon request by Company, reimburse Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Company or any of its Subsidiaries in connection with the cooperation of Company and its Subsidiaries contemplated by this Section 5.16. Nothing in this Section 5.16 shall require such cooperation to the extent it would (i) cause any condition to Closing set forth in Article VI to fail to be satisfied or otherwise cause any breach of this Agreement, (ii) require Company or any of its Subsidiaries to take any action that will conflict with or violate Company’s or any if its Subsidiary’s organizational documents or any Laws or (iii) reasonably be expected to result in any officer or director of Company or any of its Subsidiaries incurring any personal liability. Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Financing.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained in accordance with Florida Law.

(b) Regulatory Authorizations. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(c) No Injunction or Statute. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition issued by any Governmental Entity of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that, in any case, makes illegal the consummation of the Merger.

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent and Merger Sub, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Company set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.5(a)(i), Section 3.8(b), Section 3.21 and Section 3.24 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (ii) each of the remaining representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of such remaining representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such remaining representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Parent shall have received a certificate signed by the chief financial officer of Company certifying as to the matters set forth in Sections 6.2(a), 6.2(b), and 6.2(e).

(d) No Antitrust Suits, Orders or Laws. (i) No suit, action or other proceeding under any Antitrust Law by any Governmental Entity of competent jurisdiction shall be pending that would reasonably be expected to restrain, enjoin or otherwise prevent or make illegal the consummation of the Merger or that would reasonably be expected to impose a Substantial Detriment and (ii) no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition issued by any Governmental Entity of competent jurisdiction under any Antitrust Law shall be in effect that imposes or, individually in the aggregate, would reasonably be expected to impose, a Substantial Detriment, and no Antitrust Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that, in any case, imposes or, individually or in the aggregate, is reasonably expected to impose a Substantial Detriment.

(e) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, development, occurrence or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 6.3 Conditions to the Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction, or waiver by Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Parent Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

ARTICLE VII

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of Company, with any termination by Parent also being an effective termination by Merger Sub:

(a) by mutual written consent of Parent and Company; or

(b) by either Parent or Company:

(i) if the Merger shall not have been consummated on or before July 24, 2013 (the “Outside Date”); provided, that if on July 24, 2013 any of the Antitrust Conditions shall not have been satisfied or duly waived by the party or parties entitled to the benefit of such condition but all the other conditions to Closing set forth in Article VI have been satisfied (other than those conditions that by their nature cannot be satisfied until the Closing Date), then either Parent or Company may elect to extend the Outside Date to (and including) October 24, 2013; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose material breach of this Agreement shall have been the principal cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date (as extended); or

(ii) if any Governmental Entity of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action enjoining or otherwise prohibiting or making illegal consummation of the Merger and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied with Section 5.5; or

(iii) if the Shareholder Approval shall not have been obtained at the Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(c) by Parent:

(i) if Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 (a “Company Terminating Breach”) and (B) cannot be or has not been cured or waived by the Outside Date (as extended); provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing at such time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 7.1(c)(i); or

(ii) prior to obtaining the Shareholder Approval if Company or the Company Board shall (A) have effected an Adverse Recommendation Change, (B) if after the date hereof any Person shall have publicly announced an Acquisition Proposal or an intention (whether or not conditional) to make an Acquisition Proposal, or if any such Acquisition Proposal or intention shall have otherwise become publicly disclosed, fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of being requested to do so by Parent following the date of such Acquisition Proposal, (C) have materially breached Section 5.2, (D) fail to include the Company Board Recommendation in the Proxy Statement or (E) approve, adopt, publicly endorse or recommend, or enter into or allow Company or any of its Subsidiaries to enter into a definitive agreement for, an Acquisition Proposal (other than an Acceptable Confidentiality Agreement); or

(iii) if any Governmental Entity of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree or taken any other action, in each case under any Antitrust Law, imposing a Substantial Detriment and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; or

(d) by Company:

(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.3 (a “Parent Terminating Breach”) and (B) cannot be or has not been cured or waived by the Outside Date (as extended); provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at such time Company delivers notice of its election to terminate this Agreement pursuant to this Section 7.1(d)(i); or

(ii) prior to obtaining the Shareholder Approval, if the Company Board determines to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal but only if Company (A) has complied in all material respects with all of its obligations pursuant to Section 5.2, (B) pays the Termination Fee due under Section 7.3 and (C) shall enter into such Alternative Acquisition Agreement promptly after such termination.

Section 7.2 Effect of Termination. In the event of termination of the Agreement as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or Company, except that the Confidentiality Agreement and the provisions of Section 5.10 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 7.4 (Amendment or Supplement), Section 7.5 (Extension of Time; Waiver) and Article VIII (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any party hereto from any liability or damages resulting from any fraud or willful and material breach prior to such termination of this Agreement or of any of its covenants or agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Parent and Company shall share equally all filing and other fees paid in respect of HSR Act.

(b) In the event that:

(i) (A)(x) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i), and after the date hereof but prior to the breach giving rise to such right of termination, a bona fide Acquisition Proposal has been announced, disclosed or otherwise communicated to the Company Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, (y) this Agreement is terminated by Company or Parent pursuant to Section 7.1(b)(i) (other than under circumstances in which Parent is required to pay the Parent Termination Fee pursuant to Section 7.3(c) or upon any other failure of the condition set forth in Section 6.1(c) to be satisfied by the Outside Date (as extended) (other than where such other failure was principally caused by, or resulted from, a material breach by Company of this Agreement)), and after the date hereof but prior to such termination, an Acquisition Proposal has been publicly announced or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, or (z) this Agreement is terminated by Parent or Company pursuant to Section 7.1(b)(iii) and, after the date hereof but prior to the Shareholder Meeting, an Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to Company’s shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, and (B) within 12 months after the date of such termination, a transaction in respect of an Acquisition Proposal is consummated or Company enters into a definitive agreement in respect of such an Acquisition Proposal that is later consummated; provided that if any Acquisition Proposal referred to in clauses (A)(x), (A)(y) or (A)(z) would constitute an Acquisition Proposal if all percentages included in the definition of “Acquisition Proposal” were increased to “50%” (and regardless of whether there is also a separate Acquisition Proposal that is a Gulf South Transaction Proposal), then the requirements of this Section 7.3(b)(i) would not be satisfied if the Acquisition Proposal referred to in clause (B) were a Gulf South Transaction Proposal; or

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) (or is terminated by Parent or Company pursuant to Section 7.1(b)(iii) at a time when this Agreement was terminable pursuant to Section 7.1(c)(ii)); or

(iii) this Agreement is terminated by Company pursuant to Section 7.1(d)(ii);

then, in any such event, Company shall pay to Parent a termination fee of $50,000,000 (the “Termination Fee”), it being understood that in no event shall Company be required to pay the Termination Fee on more than one occasion. Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (A) at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (B) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii), and (C) at the time of termination, in the case of termination by Company pursuant to Section 7.1(d)(ii). Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or a willful and material breach of this Agreement, in the event that the Termination Fee becomes payable, then payment to

Parent of the Termination Fee, together with any amounts due under Section 7.3(d), shall be Parent’s and Merger Sub’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Company, its Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Parties”) in respect of this Agreement, any agreement executed in connection herewith (other than the Confidentiality Agreement), and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Termination Fee no Company Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby.

(c) In the event that this Agreement (A) is terminated (x) by Parent or Company pursuant to Section 7.1(b)(i) due to the failure of any Antitrust Condition to be satisfied, or (y) by Parent or Company pursuant to Section 7.1(b)(ii) due to a final and nonappealable judgment, order, injunction, rule or decree or other final and nonappealable action enjoining or prohibiting or otherwise making illegal consummation of the Merger, in each case, under any Antitrust Law, or (z) by Parent pursuant to Section 7.1(c)(iii), and (B) at the time of such termination each of the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived (other than (1) the Antitrust Conditions and (2) those other conditions that by their nature cannot be satisfied until the Closing Date, but which would be satisfied if the Closing Date were the date of such termination), then Parent shall pay to Company a termination fee of $100,000,000 (the “Parent Termination Fee”) by wire transfer of same day funds at the time of termination in the case of a termination by Parent or within two Business Days after such termination in the case of a termination by Company, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or a willful and material breach of this Agreement, in the event that the Parent Termination Fee becomes payable, then payment to Company of the Parent Termination Fee, together with any amounts due under Section 7.3(d), shall be Company’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Parent and Merger Sub and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Parent Parties”) in respect of this Agreement, any agreement executed in connection herewith (other than Confidentiality Agreement), and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Parent Termination Fee no Parent Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby.

(d) Each of Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. If Company fails promptly to pay any amounts due pursuant to Section 7.3(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against Company for the amounts set forth in Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 7.3(b) from the date of termination of this Agreement at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made (the “Prime Rate”). If Parent fails promptly to pay any amounts due pursuant to Section 7.3(c), and, in order to obtain such payment, Company commences a suit that results in a judgment against Parent for the amounts set forth in Section 7.3(c), Parent shall pay to Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 7.3(c) from the date of termination of this Agreement at a rate per annum equal to the Prime Rate.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Shareholder Approval has been obtained; provided, that after the Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email transmission, upon written confirmation of receipt of such facsimile or email transmission, (b) at the end of the first Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation to:

McKesson Corporation One Post Street
San Francisco, CA 94014
Attention:	General Counsel
Facsimile:	(415) 983-9369

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017
Attention:	Robert E. Spatt
Eric M. Swedenburg
Facsimile:	(212) 455-2502

if to Company, to:

PSS World Medical, Inc. 4345 Southpoint Boulevard Jacksonville, Florida 32216
Attention:	Joshua H. DeRienzis David M. Bronson
Facsimile:	(904) 380-4946

with a copy (which shall not constitute notice) to:

Alston & Bird LLP The Atlantic Building 950 F Street, NW Washington, D.C. 20004-1404
Attention:	David E. Brown, Jr. Steven L. Pottle
Facsimile:	(202) 654-4945

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less favorable to Company than those set forth in the Confidentiality Agreement, except for such changes necessary to allow Company to comply with this Agreement; provided that any standstill agreement in an Acceptable Confidentiality Agreement shall not restrict the recipient of confidential information thereunder from making any proposals under Section 5.2.

(b) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(c) “Antitrust Conditions” means any of the conditions set forth in Sections 6.1(b), 6.1(c) and 6.2(d) (but solely, in the case of Section 6.1(c), due to a temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition, suit, action or proceeding under any Antitrust Law).

(d) “Antitrust Laws” means the Sherman Act of 1890, the HSR Act and any other applicable antitrust, competition, premerger notification or trade regulation laws.

(e) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by Law or executive order to be closed.

(f) “Company Board” means the Board of Directors of Company or any committee thereof duly authorized and legally able to act on behalf of the Board of Directors of Company, as applicable.

(g) “Company Credit Agreement” means the Second Amended and Restated Credit Agreement, dated November 16, 2011, among Company, as Borrower, and the several Lenders from time to time parties thereto, as the same has been amended to date.

(h) “Contract” means loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, Permit, concession or franchise, whether oral or written (including all amendments to any of the forgoing).

(i) “control” (including the terms “controlled, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(j) “Controlled Substances” means a Drug or other substance, or immediate precursor included in schedules I through V, or the List 1 chemicals, as those terms are defined in the Federal Controlled Substances Act, 21 U.S.C. §§ 801 et seq.

(k) “Convertible Debt” means those certain 3.125% senior convertible notes of Company due 2014.

(l) “Convertible Debt Indenture” means that certain Indenture related to the Convertible Debt, dated August 4, 2008, among Company and U.S. Bank National Association, as trustee.

(m) “Convertible Note Hedge” means that certain Convertible Bond Hedge Transaction Confirmation, dated July 29, 2008, between Company and Goldman, Sachs & Co.

(n) “Device” shall have the same meaning given that term in Section 201(h) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

(o) “Drug” shall have the same meaning given that term in Section 201(g)(1) and as further subject to or described by Section 503(b) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

(p) “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(q) “Governmental Entity” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body.

(r) “Healthcare Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended (the “Stark Law”) , 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31

U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA; the Health Information Technology for Economic and Clinical Health Act, Pub. L. 104-191, 110 Stat. 1936; and any similar state and local statutes, regulations, rules, ordinances, judgments, and orders (including those applicable to government-sponsored health care or insurance programs other than Medicare or Medicaid); and all applicable federal, state, and local licensing, certificate of need, regulatory and reimbursement, corporate practice of medicine, and physician fee splitting regulations, rules, ordinances, orders, and judgments applicable to the business conducted by Company and its Subsidiaries.

(s) “Healthcare Permits” means all permits, licenses, registrations, certificates, orders, qualifications, authorizations, consents, accreditations, authorizations, approvals and other rights, including all provider and supplier agreements or numbers, required by the United States Department of Health and Human Services, including the Centers for Medicare & Medicaid Services, the United States Food and Drug Administration, the United States Drug Enforcement Administration, or other relevant Governmental Entities that are applicable to the business conducted by Company and its Subsidiaries.

(t) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5.

(u) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

(v) “Indebtedness” means any indebtedness for borrowed money, any obligations in respect of the deferred purchase price of goods or services to the extent such obligations exceed the unpaid balance of the purchase price therefor (it being agreed that vendor financing in connection with the purchase of goods or services which does not exceed the unpaid balance of the purchase price of such goods or services shall not constitute Indebtedness) or earn-outs or similar obligations in connection with purchases of properties or assets, any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, any financing or capital lease obligations, all liabilities secured by any Lien on any property or assets of Company or any of its Subsidiaries, all reimbursement obligations under letters of credits to the extent such letters of credit have been drawn (including standby and commercial), any obligation or liability of Company or any of its Subsidiaries with respect to one or more interest rate swaps, collars, caps, currency derivatives and similar hedging obligations, all interest, fees and other expenses owed with respect to indebtedness described in the foregoing, or any guarantee of any such indebtedness of any other Person.

(w) “Indentures” means the Convertible Debt Indenture and the Non-Convertible Debt Indenture.

(x) “Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks, business names, corporate names, trade dress, other indicators of source or origin and similar rights, including registrations and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) works of authorship, copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) know-how, inventions, methods, processes, customer lists trade secrets, confidential information and any other information or any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; and (v) any other intellectual or industrial property rights of any kind or nature. Intellectual Property also includes domain name registrations and any ownership or registration of internet protocol numbers (“Domain Name Registrations”).

(y) “IRS” means the Internal Revenue Service.

(z) “knowledge” of any party means (i) with respect to Company and its Subsidiaries, the actual knowledge of the chief executive officer, chief financial officer, general counsel, chief service officer, chief marketing officer, treasurer or controller and (ii) with respect to Parent, the actual knowledge of the general counsel or associate general counsel, litigation; and in each case means the knowledge such individual has given such individual’s title, position and day-to-day responsibilities with Company or any of its Subsidiaries or with Parent, as applicable.

(aa) “Law” means any law, statute, ordinance, rule, rule of common law, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Entity, including any Healthcare Law, and including any binding judicial or administrative interpretation thereof.

(bb) “Material Adverse Effect” means any event, change, development, occurrence or effect that, individually or in the aggregate with all other events, changes, developments, occurrences or effects, (A) is, or would reasonably be expected to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of Company and its Subsidiaries, taken as a whole, or (B) materially impairs, or would reasonably be expected to materially impair, the ability of Company to consummate, or prevents or materially delays, or would reasonably be expected to prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement; provided, that a Material Adverse Effect shall not include any event, change, development, occurrence or effect (1) generally affecting the industries in which Company and its Subsidiaries operate, or the economy of the United States or other countries from which Company sources its products, or the financial, credit or securities markets of the United States or other countries from which Company sources its products, including effects on such industries, economy or markets resulting from any regulatory or political conditions or developments in general, (2) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism involving the United States or other countries from which Company sources its products arising or occurring after the date of this Agreement, (3) reflecting or resulting from changes or proposed changes in Law or GAAP or interpretations thereof by any Governmental Entity, (4) resulting from changes or proposed changes in reimbursement rates or coverage limitations applicable to Company’s or its Subsidiaries’ products or services, (5) resulting from the announcement or pendency of the transactions contemplated by this Agreement, including any event, change, occurrence or effect with respect to Company’s employees, customers, suppliers, partners, joint venture partners or other Persons, (6) any actions taken in compliance with this Agreement or with the written consent of Parent (including divestitures or other conditions required by any Governmental Entity to resolve any antitrust concerns related to the Merger), (7) resulting from the taking of any specific action by Company that Parent expressly requests in writing, (8) any changes in the trading price of the Shares between the date of this Agreement and the Effective Time, (9) any failure by Company to meet internal or third-party projections, budgets, forecasts or published revenue or earnings projections for any period, (10) the downgrade in rating of any debt or debt securities of Company and (11) any legal claims or other proceedings made or initiated by any holder of Shares arising out of or relating to this Agreement or the transactions contemplated hereby; except, with respect to clauses (1), (2), (3) and (4), to the extent, and only to the extent, that such event, change, development, occurrence or effect is disproportionately adverse to Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which Company and its Subsidiaries operate; and except that, with respect to clauses (8), (9) and (10), the facts and circumstances giving rise to such changes, failure or downgrade that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect.

(cc) “Medicare and Medicaid programs” means Titles XVIII and XIX of the Social Security Act, as amended.

(dd) “Non-Convertible Debt” means those certain 6.375% senior notes of the Company due 2022.

(ee) “Non-Convertible Debt Indenture” means that certain Indenture related to the Non-Convertible Debt, dated February 24, 2012, among Company and U.S. Bank National Association, as trustee, as supplemented by the Supplemental Indenture, dated June 15, 2012.

(ff) “Parent Material Adverse Effect” means any event, change, development, occurrence or effect that would reasonably be expected to materially impair the ability of Parent to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

(gg) “PBGC” means the Pension Benefit Guaranty Corporation.

(hh) “Permitted Liens” means (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of Company or such Subsidiary consistent with past practice and not yet delinquent, (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Company and its Subsidiaries as currently conducted, (iv) restrictions on transfers under applicable securities Laws, or (v) in the case of Company and its Subsidiaries, Liens arising under the Company Credit Agreement.

(ii) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(jj) “Regulated Product” means any product, the purchase, receipt, possession, storage, transfer, distribution, sale, return, destruction or disposition of which, is regulated by the FDA, the DEA, or any other Governmental Entity, including without limitation, any Drug, Device or Controlled Substance.

(kk) “Representatives” means, with respect to any Person, any director, officer, employee, investment banker, financial advisor, financing source, attorney, accountant or other advisor, agent or representative of such Person.

(ll) “SEC” means the Securities and Exchange Commission.

(mm) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(nn) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(oo) “Taxes” means (A) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, profits, social security (or similar), unemployment, disability, real property, personal property, registration or value added tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including any liability under any state abandonment or unclaimed property, escheat or similar Law, together with any interest or penalty, imposed by any Governmental Entity, (B) an amount described in clause (A) for which a Person is liable as a result of being a member of an Affiliated, consolidated, combined or unitary group, and (C) an amount for which a Person is liable as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amount described in clause (A) or (B).

(pp) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, information returns and claims for refunds relating to Taxes and any amended Tax Return.

(qq) “Warrant” means that certain Issuer Warrant Transaction Confirmation, dated July 29, 2008, between Company and Goldman, Sachs & Co.

Section 8.4 Interpretation; Company Disclosure Letter.

(a) When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

(b) The parties acknowledge and agree that (i) capitalized terms used in the Company Disclosure Letter but not defined therein shall have the meanings ascribed to such terms in this Agreement, (ii) headings and captions in the Company Disclosure Letter are for convenience of reference only and shall in no way affect or be considered in construing or interpreting any information provided herein, (iii) except as otherwise set forth therein, the information contained in the Company Disclosure Letter is as of the date of this Agreement, (iv) any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed in respect of the indicated Section of this Agreement and in respect of each other Section of this Agreement where the relevance of such disclosure is reasonably apparent on its face, without regard to whether a representation or warranty specifically references the Company Disclosure Letter; provided that disclosure in the Company Disclosure Letter shall only be an exception to, or disclosure for the purposes of, Section 3.8(b) to the extent specifically referenced on Section 3.8(b) of the Company Disclosure Letter, (v) the Company Disclosure Letter is qualified in its entirety by reference to specific provisions of this Agreement and is not intended to constitute, and shall not be construed as constituting, representations and warranties of Company or agreements by Company except as and to the extent provided in this Agreement, (vi) inclusion of information in the Company Disclosure Letter shall not be construed as an admission that such information is material to the business, financial condition or results of operations of Company, would have a Material Adverse Effect, is necessary or appropriate to be disclosed therein either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III hereof, that Company has violated any Laws or that Company has breached any of its agreements or obligations, (vii) any description or summary set forth in the Company Disclosure Letter of any Contracts, Permits or other Company documents is qualified in its entirety by reference to such Contracts, Permits or other Company documents, (viii) the information disclosed therein is subject to the provisions of the Confidentiality Agreement, and (ix) Company does not assume any responsibility for the accuracy of any information herein to any Person that is not a party to this Agreement or to whom this Agreement has been validly assigned, and Company assumes responsibility to any such party or assignee solely to the extent set forth in this Agreement.

(c) The parties hereto agree that any information contained in any part of any Company Recent Filings shall only be deemed to be an exception to (or a disclosure for purposes of) Company’s representations and warranties (and only to the extent permitted by clause (ii) of the introduction to Article III) if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding the foregoing, following the Effective Time (but not unless and until the Effective Time occurs ), the provisions of Section 5.8 shall be enforceable by each indemnified party or other third-party beneficiary described in such Section and the provisions of Article II may be enforced by any holder of Shares, Stock Options, Restricted Stock or Stock Units.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Florida, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Florida.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined exclusively in the U.S. District Court for the Middle District of Florida located in Jacksonville, Florida ((i) unless such court shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Florida, and (ii) if such federal court shall decline to accept jurisdiction over a particular matter, then in any other court within the State of Florida), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby; provided that such consent to jurisdiction is solely for the purpose referred to in this Section 8.8 and shall not be deemed to be a general submission to jurisdiction of said courts or of or to the State of Florida other than for such purpose. Each of the parties agrees not to commence any action, suit or proceeding except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each of the parties further agrees that notice as provided herein pursuant to Section 8.2 hereof shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that each of Parent and/or Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of Company, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur and the parties would not have adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the U.S. District Court for the Middle District of Florida located in Jacksonville, Florida ((i) unless such court shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Florida, and, (ii) if any such federal court shall decline to accept jurisdiction over a particular matter, any other court within the State of Florida), this being in addition to any other remedy (including the right of any party to terminate this Agreement pursuant to Section 7.1 and receive the amounts set forth in Section 7.3, as applicable) to which such party is entitled at law or in equity, subject to the limitations provided in Section 7.3. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Parent Guarantee. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub under this Agreement, the Merger, and the other transactions contemplated hereby. As a material inducement to Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated hereby, including the Merger, and hereby represents, acknowledges and agrees that any breach of, or other failure to perform, any such representation, warranty, covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or failure to perform by Parent, and Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.14 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 8.15 No Presumption Against Drafting Party. Each of Parent, Company and Merger Sub acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MCKESSON CORPORATION

By:	/s/ John H. Hammergren
	Name:	John H. Hammergren
	Title:	Chairman, President and Chief Executive Officer

PALM MERGER SUB, INC.

By:	/s/ John H. Hammergren
	Name:	John H. Hammergren
	Title:	Chairman, President and Chief Executive Officer, McKesson Corporation

PSS WORLD MEDICAL, INC.

By:	/s/ Gary A. Corless
	Name:	Gary A. Corless
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

APPENDIX B

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

October 24, 2012

Board of Directors

PSS World Medical, Inc.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

Board of Directors:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (“PSS Common Stock”), of PSS World Medical, Inc. (“PSS”) of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among McKesson Corporation (“McKesson”), Palm Merger Sub, Inc., a wholly owned subsidiary of McKesson (“Merger Sub”), and PSS. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into PSS (the “Merger”) pursuant to which PSS will become a wholly owned subsidiary of McKesson and each outstanding share of PSS Common Stock will be converted into the right to receive $29.00 per share in cash (the “Merger Consideration”).

In arriving at our opinion, we have reviewed a draft, dated October 24, 2012, of the Merger Agreement and certain publicly available business and financial information relating to PSS. We also have reviewed certain other information relating to PSS, including financial forecasts, provided to or discussed with us by PSS, and have met with the management of PSS to discuss the business and prospects of PSS. We also have considered certain financial and stock market data of PSS, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of PSS, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for PSS that we have been directed to utilize for purposes of our analyses, the management of PSS has advised us, and we have assumed, with your consent, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of PSS as to the future financial performance of PSS. We also have relied upon, with your consent and without independent verification, the assessments of the management of PSS as to the proposed strategic restructuring of PSS, including, without limitation, the pending sale of its specialty dental business and planned divestiture of its skilled nursing business (which businesses such management has indicated currently are classified as discontinued operations), the estimated proceeds to be received and proposed redeployment of capital by PSS for future acquisitions, in each case as reflected in such financial forecasts. We have assumed, with your consent, that there will be no developments with respect to any such matters that would be meaningful to our analyses or opinion.

Board of Directors PSS World Medical, Inc. October 24, 2012 Page 2

We have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on PSS or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of PSS have advised us, and we also have assumed, that the terms of the Merger Agreement, when executed, will conform in all material respects to the terms reflected in the draft reviewed by us. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PSS, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to be received by holders of PSS Common Stock and does not address any other aspect or implication of the Merger or any other securities of PSS, including, without limitation, the form or structure of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or in respect of certain debt securities, hedging arrangements and other instruments as a result of the Merger or otherwise. Our opinion also does not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion also does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to PSS, nor does it address the underlying business decision of PSS to proceed with the Merger.

We have acted as financial advisor to PSS in connection with the Merger and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, PSS has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates in the past have provided investment banking and other financial services to PSS for which we and our affiliates have received compensation, including acting as (i) initial purchaser for a $250 million senior notes offering by PSS in February 2012 and (ii) agent in connection with certain share repurchases by PSS in 2012, 2011 and 2010. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of PSS, McKesson and their respective affiliates and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

Board of Directors PSS World Medical, Inc. October 24, 2012 Page 3

It is understood that this letter is for the information of the Board of Directors of PSS (in its capacity as such) in connection with its evaluation of the Merger and does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of PSS Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

APPENDIX C

200 West Street | New York, New York 10282

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

October 24, 2012

Board of Directors

PSS World Medical, Inc.

4345 Southpoint Boulevard

Jacksonville, Florida 32216

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than McKesson Corp. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of PSS World Medical, Inc. (the “Company”) of the $29.00 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of October 24, 2012 (the “Agreement”), among Parent, Palm Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for the accounts of Goldman, Sachs & Co. and its affiliates and their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided, and are providing, certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received or may receive compensation, including acting as financial advisor to the Company in connection with the potential divestiture of its skilled nursing business since May 2012. We also have provided, and are providing, certain investment banking services to Parent and its affiliates from time to time for which our Investment Banking Division has received or may receive compensation, including having acted as financial advisor to Parent in connection with its acquisition of U.S. Oncology in December 2010 and acting as a participant in Parent’s revolving credit facility since September 2011. We may also in the future provide investment banking services to the Company, Parent and their respective affiliates for which our Investment Banking Division may receive compensation.

We further note that, concurrently with its issuance of the 3.125% Convertible Notes (aggregate principal amount $230,000,000) in August 2008, the Company entered into a convertible bond hedge transaction (the “Convertible Bond Hedge Transaction”) and an issuer warrant transaction (the “Issuer Warrant Transaction”) with Goldman, Sachs & Co., acting as principal for its own account. The Convertible Bond Hedge Transaction consisted of the purchase by the Company from us of call options relating to all of the 3.125% Convertible Notes (convertible into approximately 10.8 million Shares) and having a strike price equal to the initial conversion price of the 3.125% Convertible Notes ($21.2160). The Issuer Warrant Transaction consisted of the sale by the Company to us of warrants with respect to the same number of Shares as underlie the 3.125% Convertible Notes and having a strike price of $28.2880. If the Transaction is consummated prior to August 1, 2014, the Convertible Bond Hedge Transaction would likely be exercised, which would require us to pay to the Company cash in an amount equal to the product of the number of Shares underlying the 3.125% Convertible Notes and the excess of the $29.00 per Share in cash to be paid to holders of the Shares pursuant to the Agreement over the strike price of the Convertible Bond Hedge Transaction. Under the terms of the Issuer Warrant Transaction, if the Transaction is consummated prior to the final expiration date of the warrants in January 2015, any unexercised warrants would be cancelled and we would be entitled to receive a cash payment from the Company in respect of the cancelled warrants. The Issuer Warrant Transaction provides that we and the Company would seek to agree on the amount of such cancellation payment by the fifth business day following such cancellation, and if we and the Company were unable to agree on such an amount, we, as calculation agent under the Issuer Warrant Transaction, would determine such amount in a commercially reasonable manner.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended March 30, 2012; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, including financial forecasts assuming, among other things, the divestiture of the Company’s skilled nursing business, which forecasts were approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the drug / diversified wholesale and med-surg distribution industries and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or .other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $29.00 per Share in cash to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or class of such persons, in connection with the Transaction, whether relative to the $29.00 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co. .

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $29.00 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

Preliminary Copies

PSS WORLD MEDICAL, INC. 4345 Southpoint Blvd. Jacksonville, Florida 32216

VOTE BY INTERNET – [Website]

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the special meeting date. Have your Proxy Card available when you access the above website and follow the prompts to vote your shares.

VOTE BY PHONE – [Telephone Number]

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the special meeting date. Have your Proxy Card available when you call the above telephone number and then follow the instructions to vote your shares.

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to [Name and Address].

VOTE IN PERSON

You may vote your shares in person by attending the special meeting.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF PROPOSAL 1, PROPOSAL 2, AND PROPOSAL 3.

1.	TO APPROVE THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 24, 2012, BY AND AMONG MCKESSON CORPORATION, PALM MERGER SUB, INC., AND PSS WORLD MEDICAL, INC.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION THAT MAY BECOME PAYABLE TO THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN SUPPORT OF PROPOSAL 1 IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE THE AGREEMENT AND PLAN OF MERGER.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Label Area 4” x 1 1/2”

Please mark your votes like this	☒

The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If this Proxy is properly executed and timely returned and no direction is made, the votes entitled to be cast by the undersigned will be cast “FOR” Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3.

The proxies will use their discretion with respect to any other matters as may properly come before the meeting, or any adjournment thereof.

☐	To change your address please mark this box and indicate new address below.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature:	Signature (if held jointly):	Date:	,	20 .
Please sign your name exactly as it appears hereon. If acting as an attorney, executor, trustee, or in other representative capacity, sign name and title. When shares are held jointly, each shareholder should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Preliminary Copies

Important Notice Regarding the Availability of Proxy Materials for the Special

Meeting of Shareholders to be Held [            ], 2013

The Proxy Statement and a proxy card are available at [website]

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PSS WORLD MEDICAL, INC.

PROXY

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [            ], 2013, AT 10:00 A.M., EASTERN TIME,

AT THE ENTERPRISE PARK BUILDING LOCATED AT 4190 BELFORT ROAD, JACKSONVILLE, FLORIDA 32216

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement, and appoints Gary A. Corless and Joshua H. DeRienzis, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of PSS World Medical, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Special Meeting of Shareholders to be held on [            ], 2013, at 10:00 a.m., Eastern time, at the Enterprise Park Building located at 4190 Belfort Road, Jacksonville, Florida 32216, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side. To attend the Special Meeting of Shareholders and vote in person, please see “Questions and Answers About the Special Meeting and the Merger – Who is entitled to attend the special meeting?” “Questions and Answers About the Special Meeting and the Merger – How do I vote?” and “The Special Meeting – Voting” in the Proxy Statement.